     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1996

                                                       REGISTRATION NO. 333-3360
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                             --------------------

                                AMENDMENT NO. 1

                                      TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             --------------------

                               KOO KOO ROO, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                        5812                      22-3132583
     (STATE OR OTHER              (PRIMARY STANDARD             (IRS EMPLOYER
JURISDICTION OF INCORPORATION          INDUSTRIAL               IDENTIFICATION
       OR ORGANIZATION)          CLASSIFICATION CODE)               NUMBER)


                      11075 SANTA MONICA BLVD., SUITE 225
                         LOS ANGELES, CALIFORNIA 90025
                                 (310) 479-2080
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ROBERT F. KAUTZ
                            CHIEF FINANCIAL OFFICER
                      11075 SANTA MONICA BLVD., SUITE 225
                         LOS ANGELES, CALIFORNIA 90025
                                 (310) 479-2080
             (NAME, ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

     Ronald Garber, Esq.                       Anthony J. Richmond, Esq.
       Koo Koo Roo, Inc.                            Latham & Watkins
11075 Santa Monica Blvd., Suite 225      633 West Fifth Street - Suite 4000
   Los Angeles, California 90025            Los Angeles, California  90071
         (310) 479-2080                               (213) 485-1234

                             --------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the same prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
   Title of Each                                Proposed Maximum     Proposed Maximum       Amount of
Class of Securities            Amount to be      Offering Price     Aggregate Offering    Registration
to be Registered             Registered(1)(2)     Per Share (3)          Price (3)           Fee (4)
- -------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.01 per share...........      5,250,000            $8.8125           $46,265,625          $15,954
======================================================================================================

                                              cover continued on following page.

(1) Includes the registration for resale of the following: (i) 450,000 shares of Common Stock (subject to adjustment) issued in a private placement in March 1996, (ii) all shares of Common Stock issuable upon conversion of or otherwise in respect of 1,200,000 shares of the Registrant's 5% Convertible Preferred Stock issued in a private placement in March 1996, (iii) 40,500 shares of Common Stock (subject to adjustment) issuable upon the exercise of warrants issued in connection with the foregoing private placements, (iv) all shares of Common Stock issuable upon conversion of or otherwise in respect of 108,000 shares of the Registrant's 5% Convertible Preferred Stock issuable upon the exercise of warrants issued in connection with the foregoing private placements and (v) 84,409 shares of Common Stock originally issued in other private placements. Estimated solely for purposes of calculating the registration fee in connection with this Registration Statement; assumes that all shares of 5% Convertible Preferred Stock are converted into shares of Common Stock based on a market price of $9.00 per share of Common Stock (the last reported sales price reported by Nasdaq on April 9, 1996).

(2) In the event of a stock split, stock dividend or similar transaction involving the Common Stock of the Registrant, in order to prevent dilution, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416 under the Securities Act of 1933, as amended.

(3) Estimated solely for the purpose of calculating the registration fee. The proposed Maximum Aggregate Offering Price was calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices reported on the Nasdaq National Market on April 9, 1996.

(4) Previously paid with initial filing on April 11, 1996.

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

                               KOO KOO ROO, INC.

                             CROSS REFERENCE SHEET
            (PURSUANT TO RULE 404(A) OF THE SECURITIES ACT OF 1933,
                  AS AMENDED, AND ITEM 501 OF REGULATION S-K)


   ITEM NO. AND CAPTION IN FORM S-1        LOCATION OR CAPTION IN PROSPECTUS
   --------------------------------        ---------------------------------

 1.  Forepart of the Registration
      Statement and Outside Front
      Cover Page of Prospectus........   Facing Page of Registration
                                          Statement; Cross Reference Sheet;
                                          Outside Front Cover Page of
                                          Prospectus

 2.  Inside Front and Outside Back
      Cover Pages of Prospectus.......   Inside Front and Outside Back Cover
                                          Pages of Prospectus

 3.  Summary Information, Risk
      Factors and Ratio of Earnings to
      Fixed Charges...................   Prospectus Summary; Risk Factors


 4.  Use of Proceeds..................   Use of Proceeds

 5.  Determination of Offering Price..   Outside Front Cover Page of
                                          Prospectus; Risk Factors

 6.  Dilution.........................   Risk Factors

 7.  Selling Security Holders.........   Selling Stockholders

 8.  Plan of Distribution.............   Outside Front Cover Page of
                                          Prospectus; Plan of Distribution

 9.  Description of Securities to be
      Registered......................   Description of Capital Stock

 10. Interests of Named Experts and
      Counsel.........................   Not Applicable

 11. Information With Respect to the
      Registrant......................   Outside Front Cover Page of
                                         Prospectus; Prospectus Summary; Risk
                                         Factors; Dividend Policy;
                                         Capitalization; Selected Consolidated
                                         Financial Data; Management's
                                         Discussion and Analysis of Financial
                                         Condition and Results of Operations;
                                         Business; Management; Selling
                                         Stockholders; Security Ownership of
                                         Certain Beneficial Holders and
                                         Management; Certain Relationships and
                                         Related Transactions; Description of
                                         Capital Stock; Shares Available for
                                         Future Sale; Consolidated Financial
                                         Statements

 12. Disclosure of Commission
      Position on Indemnification
      for Securities Act Liabilities..   Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.  A       +
+ REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH + + THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD +
+ NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION         +
+ STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER + + TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE + + OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE +
+ WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE           +
+ SECURITIES LAWS OF ANY SUCH STATE.                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS

                  Subject To Completion; Dated June 11, 1996

                               5,250,000 SHARES*
                               KOO KOO ROO, INC.
                                  COMMON STOCK
                           (Par Value $.01 per Share)
                               -----------------

  All of the shares of Common Stock, par value $.01 per share ("Common Stock"), of Koo Koo Roo, Inc., a Delaware corporation (the "Company"), offered hereby (the "Shares") are being offered by certain selling securityholders of the Company (the "Selling Stockholders") as described more fully herein. The Company will not receive any of the proceeds from the sale of the Shares offered hereby. All expenses of this offering will be paid for by the Company except for commissions, fees and discounts of any underwriters, brokers, dealers or agents retained by the Selling Stockholders. The Common Stock is traded on the Nasdaq National Market under the symbol "KKRO." On June 10, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $9.00 per share. Investors are urged to obtain current market data. See "Use of Proceeds," "Price Range of Common Stock," "Selling Stockholders" and "Plan of Distribution."

 *The shares of Common Stock offered hereby includes the resale of such presently indeterminate number of shares of Common Stock as shall be issued in respect of: (i) 450,000 shares of Common Stock (subject to adjustment) issued in a private placement in March 1996, (ii) all shares of Common Stock issuable upon conversion of or otherwise in respect of 1,200,000 shares of the Registrant's 5% Convertible Preferred Stock, par value $.01 and liquidation preference $25 per share (the "Convertible Preferred Stock"), issued in a private placement in March 1996, (iii) 40,500 shares of Common Stock (subject to adjustment) issuable upon the exercise of warrants issued in connection with the foregoing private placements (the "Common Stock Warrants"), (iv) all shares of Common Stock issuable upon conversion of or otherwise in respect of 108,000 shares of the Convertible Preferred Stock issuable upon the exercise of warrants (the "Convertible Preferred Stock Warrants") issued in connection with the foregoing private placements and (v) 84,409 shares of Common Stock originally issued in other private placements. The number of shares of Common Stock issuable in connection with such transactions and offered for resale hereby is an estimate based upon the market price of the Common Stock set forth above, is subject to adjustment and could be materially less or more than such estimated amount depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. If, however, the above-noted market price of the Common Stock were used to determine the number of shares issuable as of the first date on which the Convertible Preferred Stock may be converted, the Company would be obligated to issue a total of approximately 4,625,000 shares of Common Stock if all 1,308,000 shares of Convertible Preferred Stock outstanding or issuable upon the exercise of Convertible Preferred Stock Warrants on the date of this Prospectus were converted on such dates. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock. See "Risk Factors--Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustment" and "Description of Capital Stock."

                             --------------------

  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER THE CAPTION "RISK FACTORS" ON PAGE 5 OF THIS PROSPECTUS.

                             --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION PASSED UPON THE ACCURACY
                      OR ADEQUACY OF THIS PROSPECTUS.  ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                 The Date of this Prospectus is June __, 1996

                             AVAILABLE INFORMATION

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference herein as to the contents of any contract or other documents referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents, which may be obtained from the Commission as indicated above upon payment of the fees prescribed by the Commission. Each of such statements is qualified in its entirety by such reference.

                           FORWARD LOOKING STATEMENTS

  The forward looking statements and comments contained in this Prospectus concerning, among other things, the prospects for the Company to grow rapidly and attain profitable operations, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. Actual results will be dependent upon many factors the outcome of which cannot be predicted as of the date of this Prospectus. The Company believes that it has summarized the most significant of such factors of which it is aware under the
caption "Risk Factors."   Accordingly, prospective investors should carefully
consider such Risk Factors, which are provided commencing on Page 5 of this Prospectus in addition to the other information provided herein.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Without limiting the generality of the foregoing, prospective investors should carefully consider the factors set forth under the caption "Risk Factors."

                                  THE COMPANY

  Koo Koo Roo, Inc. (the "Company") operates restaurants in the emerging food service category of fresh, convenient meals. The restaurants feature the Company's proprietary Original Skinless Flame-Broiled Chicken/TM/, fresh oven-roasted hand-carved turkey, country herb rotisserie chicken, made to order tossed salads, specialty sandwiches on fresh baked rolls, a signature vegetable soup and more than 23 side dishes including hand-mashed potatoes, stuffing, steamed green beans and other vegetables, rices and grains, all prepared fresh in small batches on-site throughout the day. As of March 31, 1996, the Company operated 18 Koo Koo Roo restaurants.

  The Company's restaurants are designed to appeal to consumers who look for good tasting, freshly prepared food, and who also appreciate menu items that are wholesome and healthy. The products are easy to understand, high in quality and generally low in fat, calories and cholesterol, without the negative connotation or taste of "health food." The sights and smells of fresh food preparation, such as turkey carving and salad tossing, are displayed in glass enclosed stations featuring "chefs" in restaurant whites and toques.

  Over the past several years, executive management, together with the Company's corporate chef and professional designers, developed the layout, menu and appearance of the current prototype store, referred to as the Koo Koo Roo California Kitchen/TM/ concept. The performance and continuing improvement of this concept led management to plan for a rapid expansion starting in 1995 and to focus on Company ownership or joint venture relationships rather than franchising. The Company is presently emphasizing growth through the development of additional Koo Koo Roo California Kitchen/TM/ stores which will be either owned and operated by the Company or owned in partnership with its existing domestic joint venture partner and operated by the Company. It intends to act opportunistically to establish additional joint venture arrangements and make restaurant acquisitions and may also grow through the acquisition of complementary businesses. Although the focus in 1996 will be on Company-owned restaurants, the Company may pursue additional joint ventures or franchising in certain markets.

  The Company's principal executive offices are located at 11075 Santa Monica Boulevard, Suite 225, Los Angeles, California 90025 and its telephone number is
(310) 479-2080.

                              RECENT DEVELOPMENTS

     The Company announced several significant transactions in March 1996, including a letter of intent related to the establishment of a joint venture in Canada, the acquisition of 90% of the outstanding capital stock of Color Me Mine, Inc. ("Color Me Mine"), an operator of a small chain of paint-your-own ceramics studios, and the closing of two private placements. In the private placements, the Company received gross proceeds aggregating $33.2 million relating to the issuance of (i) 450,000 shares of Common Stock for $7.245 per share (subject to adjustment) and (ii) 1,200,000 shares of a newly-designated class of 5% Convertible Preferred Stock for $25.00 per share, as well as related warrants. The number of shares of Common Stock issuable in connection with such transactions and offered hereby is subject to adjustment and will depend upon factors which cannot be predicted by the Company at this time including, among others, the future market price of the Common Stock. See "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Private Placements," "Description of Capital Stock" and Note 14 to the Consolidated Financial Statements.

                                  THE OFFERING

Common Stock Offered by the
 Selling Stockholders (estimate) ............   5,250,000 shares (1)

Shares of Common Stock Outstanding
 Prior to the Offering.......................   14,766,999 shares (2)

Use of Proceeds..............................   The proceeds from the sale of
                                                the shares of Common Stock
                                                offered hereby are solely for
                                                the account of the Selling
                                                Stockholders. Accordingly, the
                                                Company will receive none of the
                                                proceeds from sales thereof. See
                                                "Use of Proceeds."

Nasdaq National Market Common Stock Symbol...   KKRO

- --------------------

(1) As set forth in the text on the cover of this Prospectus, this offering includes the resale of such presently indeterminate number of shares of Common Stock as shall be issued in respect of: (i) 450,000 shares of Common Stock (subject to adjustment) issued in a private placement in March 1996,
    (ii) all shares of Common Stock issuable upon conversion of or otherwise in respect of 1,200,000 shares of the Registrant's 5% Convertible Preferred Stock issued in a private placement in March 1996, (iii) 40,500 shares of Common Stock (subject to adjustment) issuable upon the exercise of warrants issued in connection with the foregoing private placements, (iv) all shares of Common Stock upon conversion of or otherwise in respect of 108,000 shares of the Registrant's 5% Convertible Preferred Stock issuable upon the exercise of warrants issued in connection with the foregoing private placements and (v) 84,409 shares of Common Stock originally issued in other private placements. The number of shares of Common Stock indicated to be offered hereby on the cover of this Prospectus and above is an estimate based upon the market price of the Common Stock set forth on the cover page of this Prospectus assuming that all shares of Convertible Preferred Stock are converted on the first date permitted. The number of shares of Common Stock issuable in connection with such transactions and offered for resale hereby is subject to adjustment and could be materially less or more than such amount depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock. See "Risk Factors--Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustment" and "Description of Capital Stock."

(2) As of May 15, 1996, excludes (i) approximately 7.4 million shares of Common Stock subject to presently outstanding options granted by the Company under certain stock option plans and through direct grants, of which approximately
    3.1 million shares are issuable under options exercisable as of the date of this Prospectus, (ii) approximately 2.4 million shares of Common Stock issuable upon the exercise of presently outstanding warrants to purchase Common Stock, of which approximately 655,000 shares are issuable pursuant to warrants exercisable as of the date of this Prospectus and (iii) the shares of Common Stock offered hereby, except for the 534,409 shares of Common Stock (subject to adjustment) identified in clauses (i) and (v) of footnote
    (1) above. Also excludes 84,352 treasury shares. See "Risk Factors-- Dilutive Effect of Outstanding Warrants and Options; Shares Available for Future Sale," "Management," "Description of Capital Stock," "Shares Available for Future Sale" and Note 7 to the Consolidated Financial Statements.

                                  RISK FACTORS

   The securities offered hereby involve a high degree of risk including, but not necessarily limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision.

   LIMITED OPERATING HISTORY; LIMITED REVENUES; HISTORY OF LOSSES. The Company was organized in February 1987 and opened its first restaurant in August 1988 (which has since been closed). In addition, more than half of the Company's owned and operated restaurants were opened during 1995 or 1996. As a result, the Company has a limited operating history upon which an evaluation of the Company's performance can be made. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new business and concept in the highly competitive restaurant industry, which is characterized by a high failure rate. Since inception, the Company has generated limited revenues and has generally incurred operating losses. There can be no assurance that the Company will generate significant revenue or achieve profitable operations. See "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto.

   LIMITED NUMBER OF RESTAURANTS IN OPERATION; GEOGRAPHIC CONCENTRATION OF RESTAURANTS; DEPENDENCE ON DISCRETIONARY SPENDING. As of March 31, 1996, the Company operated 18 Koo Koo Roo restaurants. Of these, five restaurants had been in operation for more than two years, and 10 restaurants had been in operation for less than one year. Sixteen restaurants were in Southern California, including three restaurants opened in Southern California during the first quarter of 1996. In addition, the Company's revenues are dependent on discretionary spending by consumers, particularly by consumers living in the communities in which the restaurants are located. A significant weakening in any of the local economies in which the Company operates may cause the residents of such communities to curtail discretionary spending which, in turn, could have a material adverse effect on the results of operations and financial position of the entire Company. Consequently, the results achieved to date by the Company's restaurants may not be indicative of the prospects or market acceptance of a larger number of restaurants, particularly in wider and more geographically dispersed areas with varied demographic characteristics. See "Business--New Openings and Expansion Plans."

   UNCERTAINTY OF MARKET ACCEPTANCE. The Company has limited marketing experience and to date has engaged in limited marketing activities. Achieving consumer awareness and market acceptance, particularly as the Company seeks to penetrate new markets, will require substantial efforts and expenditures by the Company. There can be no assurance that the Company's restaurants and ceramics studios will achieve significant market acceptance. See "Business--New Openings and Expansion Plans."

   PROPOSED EXPANSION; NEED FOR ADDITIONAL FINANCING. Although the Company intends to pursue a strategy of aggressive growth, the Company must depend on a limited number of key experienced personnel in affecting this expansion. The Company's proposed expansion (including, without limitation, accomplishment of the new restaurant opening plans and expansion of Color Me Mine described in this Prospectus) will be dependent on, among other things, market acceptance of the Company's business concepts, the availability of suitable sites, timely development and construction of stores, the hiring of skilled management and other personnel, the general ability to successfully manage growth including monitoring stores, controlling costs and maintaining effective quality controls, and the availability of adequate financing. There can be no assurance that the Company will be successful in its proposed expansion. Until the Company increases the size of its base of restaurants and ceramics studios, the lack of success of a small number of company-owned stores may have a disproportionate impact on the Company's performance. To implement its expansion, the Company expects to incur additional indebtedness or issue additional equity securities in the future. There can be no assurance that such additional capital, if and when required, will be available on terms acceptable to the Company, or at all. In addition, future issuances of

Common Stock, if any, would dilute the present ownership of all stockholders in the Company, including investors purchasing shares in this offering. See "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Business Strategy" and "--New Openings and Expansion Plans."

   MANAGEMENT OF GROWTH. The Company's business has grown rapidly in recent periods and management's plans call for continued growth, which may place significant strains on the Company's managerial, operational, financial and information systems. The Company's success depends to a significant extent on the ability of its executive officers and other members of senior management to respond to these challenges effectively. In this regard, two of the Company's senior executive officers have joined the Company since February 1995, including its Vice Chairman and its Chief Financial Officer. The Company's expansion has also resulted in substantial growth in the number of its employees, resulting in increased responsibility for both existing and new management personnel. In addition, the Company is in the ongoing process of evaluating and enhancing its operating and financial procedures and systems in an effort to increase efficiencies in managing its expanding business. There can be no assurance that the Company's management will be able to manage future expansions successfully, or that its management, personnel or system will be adequate to support the Company's operations or will be implemented in a cost-effective or timely manner. Any such inabilities or inadequacies would have a material adverse effect on the Company's business, operating results and financial conditions. See "Management."

   COMPETITION. The restaurant industry, and particularly the quick-service segment, is highly competitive with respect to price, service and location, and numerous well-established competitors possess substantially greater financial, marketing, personnel and other resources than the Company. In addition, the quick-service industry is characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. The Company is required to respond to various factors affecting the restaurant industry, including changes in consumer preferences, tastes and eating habits, demographic trends and traffic patterns, increases in food and labor costs, competitive pricing and national, regional and local economic conditions. In recent years numerous companies in the quick-service industry have introduced products, including chicken, which were developed to capitalize on growing consumer preference for food products which are, or are perceived to be, healthful, nutritious, low in calories and low in fat content. It can be expected that the Company will be subject to increasing competition from companies whose products or marketing strategies address these consumer preferences. There can be no assurance that consumers will regard the Company's products as sufficiently distinguishable from competitive products (such as, for example, those offered by El Pollo Loco and Boston Market), that substantially equivalent products will not be introduced by the Company's competitors or that the Company will be able to compete successfully. Similarly, Color Me Mine will likely face significant competition from similar concepts and other businesses providing leisure and entertainment services. See "Business--Competition."

   DEPENDENCE UPON KEY PERSONNEL. The success of the Company is largely dependent on the efforts of certain key personnel of the Company, including Kenneth Berg, its Chairman of the Board and Chief Executive Officer, and other key executives. Although the Company has entered into employment agreements with certain of its executive officers, none of such agreements obligate these employees to continue to work for the Company. The loss of their services would have a material adverse effect on the Company. Additionally, in order to successfully implement its proposed expansion and manage anticipated growth, the Company will be dependent upon its ability to retain existing and hire additional qualified personnel. There can be no assurance that the Company will be able to retain or hire necessary personnel. See "Management."

   POSSIBLE CONFLICTS OF INTEREST; BENEFITS TO CERTAIN EXECUTIVE OFFICERS AND STOCKHOLDERS. Mr. Berg's employment agreement with the Company provides that he is obligated to devote his full-time services to the Company but is permitted to continue to engage in the other business activities currently conducted by him. However, his employment agreement provides that he may do so only so long as such activities do not conflict with or otherwise unreasonably interfere with the performance of his services to the Company. Mr. Berg's employment agreement also provides for significant payments to him upon the occurrence of certain defined events including, among others, his termination without "cause" and a "change in control" of the Company. See "Management-- Employment Arrangements."

   DILUTIVE EFFECT OF OPTIONS AND WARRANTS; SHARES AVAILABLE FOR FUTURE SALE.
As of May 15, 1996, the Company had granted options to purchase an aggregate of approximately 7.4 million shares, and warrants to purchase an aggregate of approximately 2.4 million shares, of Common Stock at exercise prices ranging from $0.625 per share to $10.00 per share. In the event that all such options and warrants are exercised, the aggregate proceeds to the Company would be approximately $58.2 million. To the extent that the stock options and warrants are exercised, material dilution of the ownership interest of the Company's present stockholders will occur. The Company also expects that in the ordinary course of its business it will issue additional warrants and grant additional stock options including, but not limited to, options granted pursuant to its Stock Awards and Director's Stock Option Plans. Investors should note that the recent trading prices of the Common Stock significantly exceeds the Company's book value for financial accounting purposes. In addition, the approximately
2.4 million shares of Common Stock issuable upon exercise of presently outstanding warrants and a significant portion of the outstanding stock options and restricted shares of Common Stock are subject to certain registration rights and, upon the effectiveness of a registration statement covering such shares, will be eligible for resale in the public market without restriction under the Securities Act. Sales of substantial amounts of Common Stock by stockholders, or the perception that such sales could occur, could adversely affect the market price for the Common Stock. See "--Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustment," "--Securities Market Factors," "Management," "Description of Capital Stock," "Shares Available for Future Sale" and Note 7 to the Consolidated Financial Statements.

   EFFECT OF CONVERSION OF CONVERTIBLE PREFERRED STOCK; POTENTIAL COMMON STOCK ADJUSTMENT. The Company's Convertible Preferred Stock entitles the holders thereof to convert such shares into shares of Common Stock. The exact number of shares of Common Stock issuable upon conversion of all of the Convertible Preferred Stock and offered hereby cannot currently be estimated but, generally, such issuances of Common Stock will vary inversely with the market price of the Common Stock. The holders of Common Stock will be materially diluted by conversion of the Convertible Preferred Stock which dilution will depend on the future market price of the Common Stock. On June 10, 1996, the last reported sales price of the Common Stock on the Nasdaq National Market was $9.00 per share. If such market price were used to determine the number of shares of Common Stock issuable as of the first date on which the Convertible Preferred Stock may be converted, the Company would issue a total of approximately 4,625,000 shares of Common Stock if all such shares, including shares of Convertible Preferred Stock issuable upon the exercise of Convertible Preferred Stock Warrants, were converted at such time and the related adjustment was made in respect of the Common Stock issued in the 1996 Private Placements as noted below. To the extent the market price per share of the Common Stock is lower or higher than $9.00 as of any date on which shares of Convertible Preferred Stock are converted, the Company would issue more or less shares of Common Stock than reflected in such estimate, and such difference could be material. The number of shares of Common Stock issuable in connection with the Convertible Preferred Stock is not a linear function of the market price of the Common Stock, and will increase at an increasing rate as such market price decreases (and decrease at a decreasing rate as such market price increases) relative to a given assumed market price. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock. The holders of the Convertible Preferred Stock also possess certain registration rights, including the right to include all of the shares of Common Stock that such holders may desire to sell in certain underwritten public offerings by the Company. In addition, if, during the twelve-month period following the closing of the 1996 Private Placements (as defined herein), the Company issues any shares of Common Stock for an effective issue price of less than $7.245 per share (the original issue price of the 450,000 shares placed in that transaction), the purchase price per share of such Common Stock shall, subject to certain exceptions, be adjusted downward to equal such lower issue price (along with a similar adjustment to the Common Stock Warrants). The Company presently expects to satisfy such obligation, if any, by issuing additional shares of Common Stock. As with the conversion price of the Convertible Preferred Stock, whether or not any adjustment will be necessary in the future will depend upon factors which cannot be predicted by the Company at this time including, among others, the future market price of the Common Stock and the time at which holders of Convertible Preferred Stock elect to convert or are forced by the Company to so convert such shares into Common Stock. Accordingly, the dilution attributable to the securities issued in the Company's 1996 Private Placements will not be determinable until all such securities have been converted into, or exercised for, Common Stock. The terms of the securities issued in the 1996 Private Placements do not provide for any limit on the number of shares of Common Stock which the Company may be required to issue in respect thereof. Stock market volatility, whether related to the Stock market generally or the Company specifically, and if coincident in time with conversions of Convertible Preferred Stock, will impact directly the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and in respect of the other securities issued in the Company's 1996 Private Placements and which are offered for resale hereby. See "--Securities Market Factors," "Price Range of Common Stock," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Business--Recent Private Placements" and "Description of Capital Stock."

   GOVERNMENT REGULATIONS. The Company is subject to various federal, state and local laws and regulations affecting its business. The Company's stores are subject to regulation by various governmental agencies, including those responsible for compliance with state and local licensing, zoning, land use, construction and environmental regulations and various health, sanitation, safety and fire standards. Any difficulties or failure in obtaining required licenses or approvals could delay or prevent the opening of a new store. In addition, suspension of certain licenses or approvals, due to failure to comply with applicable regulations or otherwise, could interrupt the operations of the affected store or otherwise adversely affect the store or the Company. The Company is also subject to federal and state laws establishing minimum wages and regulating overtime and working conditions. Since many of the Company's restaurant personnel are paid at rates which may be affected by the federal minimum wage, increases in such minimum wage (which are under consideration by Congress) may result in an increase in the Company's labor costs. The Company cannot predict the impact on its results of operations should the federal minimum wage be changed. Federal and state franchise laws will also impose significant compliance obligations on the Company as it pursues the expansion of Color Me Mine. See "Business--Government Regulation."

   INSURANCE AND POTENTIAL LIABILITY. The Company maintains insurance, including insurance relating to personal injury, in amounts which the Company currently considers adequate. Nevertheless, a partially or completely uninsured claim against the Company, if successful and of sufficient magnitude, could have a material adverse effect on the Company.

   SECURITIES MARKET FACTORS. The market price for the Company's Common Stock is significantly affected by such factors as the Company's financial results, opening of new restaurants and ceramics studios and performance of existing stores, introduction of new products by the Company or its competitors, status of compliance with franchise regulation and various factors affecting the quick-service restaurant and leisure time industries generally. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for many companies, particularly small emerging growth companies, have experienced wide price fluctuations not necessarily related to the operating performance of such companies. The market price for the Common Stock may be affected by general stock market volatility. Any such volatility, whether related to the stock market generally or the Company specifically, and if coincident in time with conversions of Convertible Preferred Stock, will also impact directly the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and in respect of the other securities issued in the Company's 1996 Private Placements. See "-- Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustment," "Price Range of Common Stock" and "Description of Capital Stock."

   NO COMMON STOCK DIVIDENDS. To date, the Company has not paid any cash dividends on its Common Stock and does not intend to declare any such dividends in the foreseeable future. The Company is obligated to pay dividends at the rate of 5% per annum (which may be paid in cash or, subject to certain restrictions, in shares of Common Stock which may be offered for resale hereunder) on its Convertible Preferred Stock. See "Dividend Policy" and "Description of Capital Stock--Preferred Stock."

   POSSIBLE ISSUANCE OF PREFERRED STOCK WITHOUT STOCKHOLDER APPROVAL. The Company's Certificate of Incorporation authorizes the issuance of "blank check" Preferred Stock with such designations, rights and preferences as may be determined from time-to-time by the Company's Board of Directors. Accordingly, the Board is empowered, without approval by holders of the Common Stock, to issue Preferred Stock with dividend, liquidations, redemption, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. It was pursuant to this authority that the shares of Convertible Preferred Stock were issued. In the event of issuance, Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company has no current intention to issue any additional shares of its Preferred Stock, except pursuant to presently outstanding warrants; however, there can be no assurance that the Company will not do so in the future. See "Description of Capital Stock."

                                USE OF PROCEEDS

   The proceeds from the sale of the shares of Common Stock offered hereby are solely for the account of the Selling Stockholders. Accordingly, the Company will receive none of the proceeds from sales thereof. However, certain of the shares of Common Stock offered hereby are issuable in the future upon the exercise of the Common Stock Warrants and Convertible Preferred Stock Warrants issued in connection with the 1996 Private Placements (and, in the case of shares of Convertible Preferred Stock, upon the conversion thereof into Common Stock). If all of such warrants to purchase Common Stock and Convertible Preferred Stock were exercised, the Company would receive gross proceeds of approximately $3.0 million in the aggregate. The Company expects to use the proceeds from the exercise of such warrants, if any, for general corporate purposes. See "Description of Capital Stock."

                          PRICE RANGE OF COMMON STOCK

   Since the Company's initial public offering in October 1991, the Company's Common Stock has traded in the over-the-counter market and has been listed for quotation through Nasdaq. Prior to such date, there was no public market for the Common Stock. On August 14, 1995, the Company was accepted for quotation through the Nasdaq National Market.

   The following table sets forth for the periods identified the high and low bid price of the Common Stock for the periods indicated, as reported by Nasdaq. Stockholders are urged to obtain current market data.

                                                            HIGH      LOW
YEAR ENDED DECEMBER 31, 1993
 First Quarter (December 16, 1992 - March 29, 1993)        $ 0.688   $0.438
 Second Quarter (March 10 - June 30, 1993)                   3.250    0.375
 Third Quarter (July 1 - September 28, 1993)                 9.500    2.500
 Fourth Quarter (September 29 - December 28, 1993)           8.375    4.625
YEAR ENDED DECEMBER 31, 1994
 First Quarter (December 29, 1993 - March 29, 1994)        $ 7.000   $5.125
 Second Quarter (March 30 - June 30, 1994)                   8.000    5.875
 Third Quarter (July 1 - September 28, 1994)                 9.250    6.250
 Fourth Quarter (September 29 - December 28, 1994)           8.375    3.875
YEAR ENDED DECEMBER 31, 1995
 First Quarter (December 29, 1993 - March 28, 1995)        $ 7.000   $4.000
 Second Quarter (March 29 - June 30, 1995)                   7.000    4.750
 Third Quarter (July 1 - September 30, 1995)                 9.781    6.250
 Fourth Quarter (October 1 - December 31, 1995)              9.563    6.250
YEAR ENDED DECEMBER 31, 1996
 First Quarter (January 1, 1996 - March 31, 1996)          $ 9.125   $6.063
 Second Quarter (April 1, 1996 through June 10, 1996)       10.000    7.750

   On May 15, 1996, there were approximately 440 holders of record of the Company's Common Stock. The Company estimates that, as of such date, there were approximately 8,300 beneficial owners of such stock. There is no public market for the Company's Convertible Preferred Stock which, as of May 15, 1996, was held of record by approximately 74 holders.

                                 DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Payment of dividends is within the discretion of the Company's Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition and capital requirements. The Company is obligated to pay dividends at the rate of 5% per annum (which may be paid in cash or, subject to certain restrictions, in shares of Common Stock) on its Convertible Preferred Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources" and "Description of Capital Stock."

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at March 31, 1996:

                                                                        March 31, 1996/(1)/
                                                                        --------------------
Total long term debt                                                        $    175,219
Minority interest                                                                638,901
Stockholders' equity:
  Preferred Stock; $.01 par value, 5,000,000 shares authorized;                   12,000
   1,200,000 shares of 5% Convertible Preferred Stock (liquidation preference $30,000,000) issued and outstanding/(2)/
  Common Stock; $.01 par value, 25,000,000 authorized; 14,844,351                148,444
   shares issued and outstanding/(1)/
  Additional paid-in capital                                                  71,145,946
  Accumulated deficit                                                        (20,026,489)
  Treasury stock, 84,352 shares at cost                                           (2,242)
  Common Stock issued for unearned compensation                                 (751,512)
                                                                            ------------
Total stockholders' equity                                                    50,526,147
                                                                            ------------
Total capitalization                                                        $ 51,340,267
                                                                            ============

- -----------------

(1) As of May 15, 1996, 14,766,999 shares of Common Stock were outstanding (net of treasury shares). Such amount excludes (i) approximately 7.4 million shares of Common Stock subject to presently outstanding options granted by the Company under certain stock option plans and through direct grants, of which approximately 3.1 million shares are issuable under options exercisable as of the date of this Prospectus, (ii) approximately 2.4 million shares of Common Stock issuable upon the exercise of presently outstanding warrants to purchase Common Stock, of which approximately 655,000 shares are issuable pursuant to warrants exercisable as of the date of this Prospectus, (iii) the shares of Common Stock offered hereby, except for 534,409 shares of Common Stock (subject to adjustment) issued in certain private placement transactions prior to March 31, 1996. See "Risk Factors-- Dilutive Effect of Outstanding Options and Warrants; Shares Available for Future Sale," "Management," "Description of Capital Stock," "Shares Available for Future Sale" and Note 7 to the Consolidated Financial Statements.

(2) The number of shares of Common Stock issuable upon conversion of the shares of Convertible Preferred Stock issued or issuable upon exercise of outstanding warrants and offered for resale hereby is dependent upon, among other things, the future market price of the Common Stock. Excludes outstanding warrants to purchase 108,000 shares of Convertible Preferred Stock for $25.00 per share. See "Description of Capital Stock."

                     SELECTED CONSOLIDATED FINANCIAL DATA
                  (In thousands except for per share amounts)

          The following table sets forth selected consolidated financial data of the Company. The data for all periods presented, except for the three months ended March 31, 1995 and 1996, is derived from the audited financial statements of the Company. The data for the three months ended March 31, 1995 and 1996 is derived from unaudited financial statements which, in the opinion of the Company, include all adjustments necessary for a fair presentation thereof.
This data should be read in conjunction with the Company's Consolidated Financial Statements and related notes. Also see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included herein.

                                                                                        Three Months Ended
                                   Year Ended December 31,/(1)//(2)//(3)/                    March 31,
                               --------------------------------------------------     ----------------------
                                 1991       1992       1993       1994       1995       1995         1996
                               -----------------------------------------------------------------------------
                                                                                          (unaudited)
FOR THE PERIOD:

   Revenues                    $ 3,034    $ 4,167    $ 5,082    $ 8,983    $20,896     $ 3,700    $ 7,476

   Net loss                     (1,893)    (3,617)    (2,219)    (4,782)    (6,911)     (1,106)    (1,703)

   Preferred dividends(4)           --         --         --         --         --          --         49

   Net loss applicable
   to common stockholders       (1,893)    (3,617)    (2,219)    (4,782)    (6,911)     (1,106)    (1,752)

   Net loss per
   common share                  (0.80)     (1.08)     (0.48)     (0.63)     (0.57)      (0.12)     (0.12)

AT PERIOD END:

   Total assets                $ 6,018    $ 2,754    $ 5,732    $ 8,356    $26,555     $12,626    $56,304

   Stockholders' equity          5,343      1,756      4,512      3,748     21,543       8,147     50,526

   Stockholders' equity
   per common share               1.31       0.42       0.63       0.42       1.51        0.79       1.39(5)

- --------------------

(1) The Company changed to a calendar year ended December 31 effective December 31, 1995; it previously reported on a June fiscal year. The Companyss consolidated financial statements for the years ended December 31 of 1993, 1994 and 1995 have been audited by BDO Seidman, LLP and such firm's report thereon is included herein. The selected financial data for 1992 is derived from the previously-audited years ended December 31, 1991 and June 30, 1992, and the newly-audited year ended December 31, 1993.

(2) The Company's predecessor was incorporated in 1987 and began business in 1988.

(3) The acquisition of 90% of the stock of Color Me Mine, completed in March 1996, has been accounted for utilizing the pooling of interests accounting method. This method assumes that the Company and Color Me Mine have been merged since inception. Accordingly, the recorded assets and liabilities of the Company and Color Me Mine are carried forward at their historical amounts. The historical financial statements have been restated for all periods during which Color Me Mine had material operations. As also required by the pooling of interests method, the Company expensed during the quarter ended March 31, 1996 approximately $175,000 in transaction costs related to this business combination. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Recent Developments."

(4) No dividends have been paid on the Common Stock of the Company during the above periods. See "Dividend Policy."

(5) Calculated as stockholders equity, less the liquidation preference of the Convertible Preferred Stock, divided by outstanding shares of Common Stock. See "Risk Factors--Dilutive Effect of Options and Warrants; Shares Available for Future Sale," "--Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustment" and "Description of Capital Stock."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


GENERAL

          The discussion below, under the caption "Business" and elsewhere in this Prospectus includes forward looking statements about the future business results and activities of the Company which, by their very nature, involve a number of risks and uncertainties. For an explanation of certain of these risks and uncertainties, see the matters discussed in the last paragraph of this General section and the other information referred to therein.

          During 1995, the Company amended its bylaws to change its fiscal year end from June 30th to December 31st commencing with the period ending December 31, 1995. In accordance with this change in year end, the Company has reported its financial results for the years ended December 31, 1995, 1994 and 1993. The financial results for 1994 and 1993 involve only a re-combination of previously reported financial results in order to accomplish the change from a June 30th to a December 31st year end. There are no changes to the Company's historical financial results, other than to give effect to the business combination with Color Me Mine as described below.

          The acquisition of 90% of the stock of Color Me Mine, completed in March 1996, has been accounted for utilizing the pooling of interests accounting method. This method assumes that the Company and Color Me Mine have been merged since inception. Accordingly, the recorded assets and liabilities of the Company and Color Me Mine are carried forward at their historical amounts. The historical financial statements have been restated for all periods during which Color Me Mine had material operations. As also required by the pooling of interests method, the Company expensed during the quarter ended March 31, 1996 approximately $175,000 in transaction costs related to this business combination. See "Business--Recent Developments."

          Prior to June 1994, the Company was pursuing a strategy of franchising combined with moderate Company-owned restaurant growth in and around Los Angeles. Development agreements had been established for several areas in California as well as Florida and certain counties in Southern Georgia. During the latter half of 1994, management decided to focus on Company-owned restaurant growth. This change in strategy was inspired by the financial performance of the Company's California Kitchen concept stores and the belief that a Company-owned restaurant strategy would afford management greater control and avoid difficulties which might be encountered with franchisees in maintaining quality control, product and site selection criteria and cost discipline. As a result of this change in focus, during 1995 the Company repurchased all Area Development Agreements and related franchises except for its Florida/Southern Georgia Area Development Agreement where the Company signed an amendment to pursue joint ventures with its Florida/Southern Georgia Area Developer. During 1995, the Company also purchased the minority partnership interest in three restaurants located in Beverly Hills, Santa Monica and Brentwood, California. See "Business--Recent Developments."

          Calendar year 1995 marked a period of substantial growth for the Company as the Company opened nine new restaurants during the year and added Arrosto Coffee Company ("Arrosto Coffee Company" or "Arrosto") locations in three of these restaurants. The Company closed one restaurant at the end of 1995 and closed one Arrosto location during the year. At March 31, 1996, the Company operated 18 restaurants, eight of which included Arrosto locations. During 1995 the Company also developed and tested The Vegetable Stand featuring a display of fresh produce and offering made-to-order salads. The Vegetable Stand has been installed in 16 of the 18 Koo Koo Roo restaurants open as of March 31, 1996.

          Many of the statements made in this Management's Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this Prospectus are forward looking and, among other things, comment on the prospects for the Company to grow rapidly and attain profitable operations. The Company has incurred net losses which have been increasing. Management presently anticipates that net losses will continue to be incurred for some time, but that the net loss should decrease during the 1996 calendar year both in aggregate and as a percentage of sales. Management presently cannot predict precisely when the Company may achieve profitable operations. The Company's current level of overhead contemplates more stores than are currently opened, and control over the timing of the opening of the additional stores necessary to achieve a volume level which would permit overall Company profitability is partially under the control of management of the Company, but is also partially under the control of others including site landlords which are in negotiations with the Company, government permitting agencies, and other outside parties and agencies including, but not necessarily limited to, contractors, vendors and government inspectors. Other significant factors relevant to the attainment of the Company's growth and profitability objectives are discussed or referenced under the captions "Forward Looking Statements" and "Risk Factors."

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1995.

          The Company incurred an operating loss during the quarter ended March 31, 1996 in accordance with the Company's continued policy of building the management team and other infrastructure necessary to pursue the Company's corporate strategy of growing through the construction and operation of Company-owned restaurants. The Company's corporate overhead contemplates a greater number of restaurants than are presently open and will support a greater rate of new store development than is presently occurring.

          The net loss for the quarter ended March 31, 1996 was $1,702,570 (before preferred stock dividends) compared to a net loss of $1,105,606 for the quarter ended March 31, 1995.

          Revenues for the quarter ended March 31, 1996 were $7,476,003 compared to $3,700,472 for the quarter ended March 31, 1995, an increase of 102%.

          Sales for the quarter ended March 31, 1996 were produced by eight restaurants which were operating during the current quarter and the same period in 1995 and 10 additional restaurants opened subsequent to March 31, 1995. Three new Koo Koo California Kitchen/tm/ restaurants were opened during the quarter ended March 31, 1996: Studio City, Larchmont (Los Angeles), and Venice Beach, California. In addition, one restaurant acquired from a former franchisee in La Jolla, California was closed during the period.

          Revenues for the quarter ended March 31, 1996 doubled to $7.5 million compared to $3.7 million during the same period in 1995. Average weekly sales for the eight restaurants open the full three months of the first quarter of both 1996 and 1995 increased 17.8%. All restaurants except the original Koo Koo Roo location located on Beverly Boulevard in Los Angeles have been converted to the Koo Koo Roo California Kitchen/tm/ concept menu and decor, although seven of the current eighteen locations do not meet the real estate site selection criteria which the prototype units share. Four Arrosto locations open in both periods generated $206,631 in revenues for the quarter ended March 31, 1996 and $175,339 during the same period in 1995, an increase of 17.6%. Three Color Me Mine locations generated $280,497 in revenues for the quarter ended March 31, 1996 and $149,563 during the same period in 1995. Management believes that the restaurant sales improvements are due to a number of factors including greater awareness of the Company's operations, increased market penetration, the Company's ability to upgrade its restaurant management through the use of more experienced and highly trained managerial personnel and improved training programs, the addition of new products in late 1995 including hand-tossed, gourmet salads offered at stores retrofitted with The Vegetable Stand, and regional and local marketing programs. All new restaurants are built using the California Kitchen concept. As of March 31, 1996, all but two Koo Koo Roo locations had been retrofitted with The Vegetable Stand. Franchise revenues were minor in both periods and, with respect to Koo Koo Roo, are expected to be largely eliminated with the reacquisition of all but one of the Area Development Agreements as discussed under "--General" and "Business--Recent Developments." Color Me Mine presently intends to continue to pursue franchise arrangements through potential joint ventures with area developers.

          Cost of sales were $5,145,408 in the quarter ended March 31, 1996 compared to $2,707,728 in the same period in 1995. As a percentage of sales, these costs, which include food, paper and labor, declined to

69.9% compared to 74.2% in the same period last year due to efficiency improvements in product preparation and labor scheduling and increased volumes. Cost of sales for more mature restaurants (those open more than three months) generally are lower than the cost of sales in newly opened restaurants. When the proportion of more mature restaurants to new restaurants becomes more favorable, the overall cost of sales declines as a percentage of sales as occurred during 1995; however, new restaurants will likely outnumber more mature restaurants throughout 1996.

          Gross profit as a percentage of sales net of other income for the quarter ended March 31, 1996 increased to 30.1% compared with 25.8% in the same period of the prior year. These results are due to the sales and cost improvements referred to above and to the impact of a higher number of more mature restaurants (restaurants open more than three months). There were 15 more mature restaurants in the first quarter of 1996 compared with eight in the same quarter of 1995. Gross profit generally increases in more mature restaurants and is lower in newly opened restaurants. All but three Company restaurants were open for more than three months during the quarter ended March 31, 1996.

          Operating expenses amounted to $4,107,120 for the quarter ended March 31, 1996 compared to $2,172,663 for the 1995 period. This increase was primarily due to the Company's expansion. Operating expenses as a percentage of revenues decreased to 55.8% for the first quarter of 1996 from 59.5% in the same period of the prior year due principally to increased restaurant sales and higher per restaurant volumes which resulted in a decrease in occupancy expenses from 12.8% for the quarter ended March 31, 1995 to 9.0% in the quarter ended March 31, 1996. Management expects overall operating expenses to continue to decline as a percentage of revenues. Personnel and corporate expense increased due to infrastructure added in preparation for the Company's planned growth. Management expects the growth of corporate overhead to continue, but at a slower rate. Approximately $175,000 in expenses associated with the acquisition of Color Me Mine are also included in operating expenses for the first quarter of 1996 due to the accounting treatment of the business combination as a pooling of interests.

       **1 The Company's present expansion plans contemplate a relatively large number of new restaurant openings during the balance of 1996 and into 1997. In connection with new restaurant openings, pre-opening costs (such as training of new employees and various site costs) are capitalized until the restaurant is opened at which time they are amortized on a straight-line basis over the first twelve months' operations. Therefore, pre-opening cost amortization is expected to increase substantially for calendar year 1996 commensurate with the presently contemplated increase in the rate of restaurant openings. Equipment and leasehold depreciation is also expected to increase as a result of the anticipated restaurant openings, although it may be mitigated somewhat by cost reduction efforts in construction.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994.

          The Company incurred operating losses during the year ended December 31, 1995 in large part due to the required costs of building the management team and other infrastructure necessary to pursue the Company's corporate strategy of growing through the construction and operation of Company-owned restaurants. In addition to corporate overhead costs, the Company's losses also reflect costs related to the development of new products, restaurant development expenses and the abandonment of certain sites and assets, all of which continued to more than offset improvements in restaurant operations.

          The net loss for the year ended December 31, 1995 was $6,911,000 compared to a net loss of $4,782,000 for the year ended December 31, 1994. Included in the net loss for the current year were costs related to the closing of restaurants amounting to $587,000 and other costs including asset abandonment costs, costs related to canceling Area Development Agreements and certain other non-operating costs totaling $1,145,000. Included in the net loss for the year ended December 31, 1994 were restaurant closing costs of $425,000 and certain other non-operating costs, chiefly expenses associated with terminated financing discussions totaling $415,000.

          Revenues for the year ended December 31, 1995 amounted to $20,896,000 compared to $8,983,000 for the year ended December 31, 1994, an increase of 132% (120% if Color Me Mine is excluded). Revenues for the year ended December 31, 1995 included $427,000 of interest income earned chiefly from the Company's investment in marketable securities. Franchise revenues related to Koo Koo Roo were minor in both years and are expected to be largely eliminated in 1996 with the reacquisition of all but one of the Area Development Agreements and the establishment of an exclusive joint venture relationship with its sole remaining area developer. See "Business--Recent Developments."

          Sales of $18,450,000, excluding Arrosto and Color Me Mine, for the year ended December 31, 1995 were produced by eight restaurants which operated during both the 1995 and 1994 calendar years and nine additional restaurants open for part of 1995. Comparable sales for the restaurants open throughout both 1995 and 1994 increased by 21.5%. Six Arrosto locations generated $770,000 in revenues during the year ended December 31, 1995 compared to four Arrosto locations and $291,000 in the prior year. All of the Arrosto Coffee Company outlets are located in Koo Koo Roo California Kitchen\TM\ restaurants. Three Color Me Mine locations generated $1,078,000 in revenues during the year ended December 31, 1995; operations in the prior year were not material. Franchise revenues for Color Me Mine were $14,000 for the year ended December 31, 1995. Color Me Mine presently intends to continue to pursue franchise expansion by seeking area development agreements.

          Cost of sales amounted to $14,523,000 in the year ended December 31, 1995 compared to $6,457,000 in the prior year. Cost of sales, which includes food, paper and labor, declined slightly as a percentage of sales in 1995 compared to the prior year. The cost of sales improvements were due to efficiency improvements, waste reduction and increased volumes, which resulted in improvements in overall food and paper costs. Labor costs as a percentage of sales remained approximately level. Cost of sales for more mature restaurants (those open more than three months) generally are lower than the cost of sales in newly opened restaurants. When the proportion of more mature restaurants to new restaurants becomes more favorable, the overall cost of sales declines as a percentage of sales as occurred during 1995; however, new restaurants will likely outnumber more mature restaurants throughout 1996.

          Gross profit, net of other income, for calendar year 1995 increased by 149% to $5,776,000 from $2,315,000 for the prior year. As a percentage of sales, gross profit increased to 28.5% in the current year compared to 26.4% in the prior year. Gross profit generally increases in more mature restaurants (those open more than three months) and is lower in newly opened restaurants. All but three Company restaurants were open for more than three months during the current calendar year.

          Operating expenses amounted to $13,425,000 for the year ended December 31, 1995 compared to $7,389,000 for 1994. This increase was primarily due to the Company's expansion. As a percentage of revenues, operating expenses decreased to 64% in 1995 from 82% during the prior year, primarily as a result of increased sales revenues and higher per restaurant volumes which resulted in decreases in occupancy and other fixed expenses as a percentage of revenues. Management expects overall operating expenses to continue to decline as a percentage of revenues in the future. Occupancy and other fixed expenses are expected to continue to decline as a percentage of revenues, but at a much slower rate in the future. Personnel and other corporate expenses increased as the Company implemented the infrastructure necessary for its planned growth and continued to incur product development expenses for such products as The Vegetable Stand. Management expects the growth of corporate overhead to continue, but at a slower rate of growth in future years.

          During calendar year 1995, the Company closed one restaurant in Miami Beach, Florida and also closed one Arrosto location incurring an aggregate cost of $437,000. In addition, $150,000 was reserved for a restaurant closing which occurred in 1994. Abandonment costs in calendar year 1995 of $525,000 include the abandonment of signed leases and sites deemed inappropriate given the Company's Koo Koo Roo concept criteria developed during 1995, as well as the unamortized costs of certain assets abandoned and written off during the remodeling of the New Jersey restaurant. Other operating expenses for the year ended December 31, 1995 also include $284,000 of costs related to reacquiring Area Development Agreements. Other operating expenses for 1994 include a charge of $331,000 for expenses associated with terminated financing discussions.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO THE YEAR ENDED DECEMBER 31, 1993.

          The Company continued to incur operating losses during the year ended December 31, 1994 chiefly as a result of a substantial increase in operating expenses related to corporate overhead and development of the new California Kitchen concept, which more than offset improvements in restaurant operations.


          The net loss for the year ended December 31, 1994 amounted to $4,782,000 compared to a net loss of $2,219,000 for the year ended December 31, 1993. Included in the net loss for both periods were costs related to the closing of Company restaurants amounting to $425,000 and $486,000, respectively. Included in expenses for the year ended December 31, 1994 was a charge of $331,000 for expenses associated with terminated financing discussions.

          Revenues for the year ended December 31, 1994 amounted to $8,983,000 compared to $5,082,000 for the prior year, an increase of 77%. Revenues for 1994 were produced by six restaurants open for the entire year and two additional restaurants open for five and seven months, respectively. Revenues for 1993 were produced by five restaurants open for the entire year, two restaurants open for six months and one restaurant open for 4-1/2 months. Revenues for 1994 included $291,000 from the Company's Arrosto coffee operation and a minor amount for franchise revenues, while revenues for 1993 included $275,000 of Koo Koo Roo franchise revenues. Of this total, $250,000 resulted from the Florida/Southern Georgia Area Development Agreement.

          Cost of sales amounted to $6,457,000 in the year ended December 31, 1994 compared to $3,358,000 in the prior year. Cost of sales as a percentage of sales in the current year was approximately 3.7% higher than the same percentage in 1993. Food and paper costs amounted to $3,367,000 for 1994 compared to $1,768,000 for the 1993 period. Labor costs amounted to $3,090,000 in the 1994 period compared to $1,590,000 in the prior year. Costs related to the opening of new restaurants are generally higher then those of more mature locations whose costs generally decline with time. Labor costs increased as the Company employed production chefs and veteran restaurant managers to oversee menu production throughout the day. The Company also instituted certain procedures to aid in reducing food and paper costs including strict portion control and steps to limit waste costs.

          Gross profit, net of other income, increased by 59.8% to $2,315,000 from $1,449,000 for the prior year. As a percentage of sales, gross profit declined to 26.4% from 30.1% for the prior year. The decline in gross profit resulted from the opening of new restaurants and the related increase in cost of sales.

          Operating expenses amounted to $7,389,000 for the year ended December 31, 1994 compared to $3,943,000 for the prior year. The increase in operating expenses was caused chiefly by the Company's expansion plans which included the hiring of executive and research and development personnel and costs for projects such as the Turkey Bar.

          Operating expenses include a net loss on restaurant closings amounting to $425,000 for 1994 and $486,000 for 1993. These losses relate to the sale and closing of one location in California and the sale and closing of a restaurant in New York City. Operating expenses for 1994 also include $331,000 for expenses associated with terminated financing discussions.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY

          Total cash, cash equivalents and marketable securities at March 31, 1996 amounted to $33,426,276. The Company has been expending cash resources to build new and remodeled Koo Koo Roo California Kitchen\TM\ restaurants. The Company completed the construction of nine Koo Koo Roo restaurants, including three Arrosto Coffee Company locations, during the year ended December 31, 1995 and an additional three restaurants in the quarter ended March 31, 1996. In addition, as of March 31, 1996, four new Company restaurants were in various stages of construction. Purchases of property and equipment together with costs for acquiring certain locations amounted to $1,083,000, $4,086,000 and $10,218,000 during the years ended December 31, 1993, 1994 and 1995 and amounted to $3,830,822 for the three months ended March 31, 1996.

          Net cash used in operating activities amounted to $1,482,000, $2,599,000, $2,175,000 and $159,000 during the years ended December 31, 1993,
1994 and 1995, and the three months ended March 31, 1996, respectively. The increase each period was primarily caused by increased net losses.

          Net cash used in investing activities included $1,287,000 and $285,000 for pre-opening costs during the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

          Net cash provided by financing activities amounted to $3,974,000, $5,790,000 and $20,455,000 during the years ended December 31, 1993, 1994 and 1995, respectively, and $30,570,000 during the three months ended March 31, 1996. The Company received $3,623,000, $3,441,000 and $19,875,000 from sales of
Common Stock and exercise of options and warrants during the years ended December 31, 1993, 1994 and 1995, respectively. The Company also received approximately $30.5 million during the three months ended March 31, 1996 from the 1996 Private Placements. During calendar years 1994 and 1995 the Company received capital contributions of $2,234,000 and $615,000, respectively, from minority partners of various partnerships consolidated with the Company. See "--Recent Private Placements."

          Management presently believes that with the 1996 Private Placements the Company has sufficient cash resources to build a sufficient number of new restaurants to generate positive overall cash flow from operations and presently expects the Company to have positive overall cash flow from operations on an ongoing basis by the end of 1996. This strategy requires acquisition and development of successful new sites, and while management has been successful in opening new Koo Koo Roo California Kitchen/TM/ restaurants in the past, there can be no assurances that this success will continue in the future or that the Company will be successful in opening new Color Me Mine locations or identifying suitable joint venture partners and entering into acceptable joint venture agreements for Color Me Mine. See "Risk Factors."

CAPITAL RESOURCES

          During the year ended December 31, 1995, the Company successfully completed two private placement offerings and, in addition, received the proceeds from the exercise of certain Common Stock options and warrants. The Company received a total of $17,662,000 net of related expenses from the private placement offerings and $2,214,000 from the exercise of options and warrants.

          The Company has no long-term debt or store level debt financing as of March 31, 1996, except for approximately $175,000 assumed in the Color Me Mine transaction. In order to achieve its present goal of 45 to 50 stores open or under construction by December 31, 1996, management estimates that an investment of approximately $22 million will be required which management plans to fund through the use of cash and marketable securities. In addition, the Company intends to investigate store-level, asset-based financing of fixtures, equipment and leasehold improvements as its expansion continues. See "Risk Factors."


          The timing of future capital requirements will be affected by, among other things, the number of restaurants and ceramics studios opened, operational results, real estate development requirements and potential other corporate opportunities, which may include joint ventures in the United States and internationally and the acquisition of complimentary businesses. During February and June 1995 the Company successfully raised a total of $17,662,000 from private placement offerings used principally for the construction of new restaurants and the establishment of the related infrastructure to support further growth. During March of 1996, the Company raised net proceeds of approximately $30,500,000 from private placement offerings. See "--Recent Private Placements" and the Consolidated Financial Statements.


          Management believes that the Company's existing capital resources will be sufficient to fund its planned growth into 1997. The Company pursues discussions and engages in negotiations from time-to-time with other entities regarding acquisitions of complementary businesses, including possible acquisitions with the intent to convert existing restaurants to the Company's Koo Koo Roo California Kitchen/TM/ format. As of the date of this Prospectus, the Company has no agreement regarding any such acquisition and there can be no assurance that any such opportunity will be identified or realized. The Company may seek additional funds from public or private offerings of debt or equity, or may seek bank financing facilities. See "Risk Factors."

          The operation and development of Color Me Mine will require a modest investment which is not presently expected to have a material effect on the Company's capital resources or liquidity in 1996. The Company's proposed joint venture in Canada will also require a modest investment in 1996 based on the Company's expected 40% ownership in that project. See "Recent Developments." Additional information related to the Company's liquidity and capital resources may be found on the accompanying statements of cash flows and in the footnotes to the Consolidated Financial Statements.

RECENT PRIVATE PLACEMENTS

          The Company raised a total of $18.5 million before offering expenses in two equity private placements completed in February and June, 1995. The February private placement raised gross proceeds of $4.2 million from the sale of 942,999 shares of Common Stock, and 471,499 warrants to purchase Common Stock, and the June private placement raised gross proceeds of $14.3 million from the sale of 3,042,822 shares of Common Stock and 1,197,863 warrants to purchase Common Stock. Subsequent to the June private placement, Lee A. Iacocca, retired Chairman of Chrysler Corporation, was elected to the Company's Board of Directors.

          In March 1996, the Company completed two related private placement offerings (the "1996 Private Placements") and received aggregate net proceeds of approximately $30.5 million (after cash fees to the placement agents and estimated transaction expenses). A Common Stock offering grossed $3,260,000 for 450,000 shares before transaction expenses. Subject to certain exceptions, the Company would be required to issue additional shares if during the first twelve months following issuance, the Company issues Common Stock at a price below that of the private placement ($7.245 per share). The Company also issued 1,200,000 shares of a newly-established series of preferred stock designated as 5% Convertible Preferred Stock for $25.00 per share resulting in gross proceeds to the Company of $30,000,000 before transaction costs. The Convertible Preferred Stock has a liquidation preference of $25.00 per share, is non-voting and is entitled to receive dividends quarterly at the rate of 5% per annum, which dividends may be paid in cash or, subject to certain restrictions, by issuing shares of Common Stock. The Convertible Preferred Stock becomes convertible ratably over the fourth through thirteenth month after issuance at discounts to the future market price of Common Stock increasing from 13% to 29% over the same period. Accordingly, the exact number of shares of Common Stock cannot be presently determined and will depend on the future market price of the Common Stock. See "Risk Factors--Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustment" and "Description of Capital Stock."

NEW ACCOUNTING PRONOUNCEMENTS

          Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121) issued by the Financial Accounting Standards Board (FASB) is effective for financial statements for fiscal years beginning after December 15, 1995. This statement established new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, certain identifiable intangible assets and goodwill, should be recognized and how impairment losses would be measured. The Company does not expect adoption to have a material effect on its financial position or results of operations.

          Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) issued by the Financial Accounting Standards Board (FASB) is effective for specific transactions entered into after December 15, 1995, while the disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning no later than December 15, 1995. The new standard establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. At the present time, the Company has not determined if it will change its accounting policy for stock-based compensation or only provide the required financial statement disclosures. As such, the impact on the Company's financial position and results of operations is currently unknown.

          Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). The adoption of this statement has not had a material effect on the financial position or the results of operations of the Company. At December 31 1995, management has provided a 100% valuation allowance against the net deferred asset represented by its net operating loss carry forwards due to the indeterminate nature of the Company's ability to realize this deferred asset.

SEASONALITY

          Company revenues in certain areas may be subject to seasonal fluctuations. These seasonal fluctuations have not to date been apparent in overall results due to more significant trends including, but not limited to, same store sales growth and unit expansion.

INFLATION

          The Company does not believe that inflation has to date had a material impact on its operations. Significant increases in labor, food, or other operating costs, including any which may be caused by an increase in the minimum wage, could have a material adverse affect on the Company's results if the Company were for some reason unable to pass along cost increases due to general inflation by increasing its prices. See "Business--Government Regulation."

                                    BUSINESS

GENERAL

          The Company operates restaurants in the emerging food service category of fresh, convenient meals--meals with the convenience and value associated with quick service, but the quality, freshness and variety associated with upscale, casual full service restaurants (or a traditional upscale family dinner table). The restaurants feature the Company's proprietary Original Skinless Flame-Broiled Chicken/TM/, fresh oven-roasted hand-carved turkey, country herb rotisserie chicken, made to order tossed salads, specialty sandwiches on fresh baked rolls, a signature vegetable soup and more than 23 side dishes including hand-mashed potatoes, stuffing, steamed green beans and other vegetables, rices and grains, all prepared fresh in small batches on-site throughout the day. As of March 31, 1996, the Company operated 18 Koo Koo Roo restaurants: 17 company-owned and operated restaurants located in California (16) and New Jersey (1), as well as one joint venture restaurant in Florida, which is operated by the Company. The Company's current plan is to have approximately 45-50 stores open or under construction by the end of calendar year 1996; 90% to 95% of the total are presently expected to be Company owned and operated with the remainder to be owned with the Company's joint venture partner in the Florida/Southern Georgia market and operated by the Company. As of March 31, 1996, the Company also operated two paint-your-own ceramics studios through its 90%-owned subsidiary, Color Me Mine. See "--Recent Developments" and "--Restaurant Locations and Expansion Plans."

          The Company's restaurants are designed to appeal to consumers who look for good tasting, freshly prepared food, and who also appreciate menu items that are wholesome and healthy. The products are easy to understand, high in quality and generally low in fat, calories and cholesterol, without the negative connotation or taste of "health food." The sights and smells of fresh food preparation, such as turkey carving and salad tossing, are displayed in glass enclosed stations featuring "chefs" in restaurant whites and toques. The average check ranges between $8 and $9 and the restaurants generally range in size from approximately 2,300 to 4,000 square feet.

          As of March 31, 1996, eight of the Company's restaurants featured the specialty products of the Arrosto Coffee Company, a wholly-owned subsidiary of the Company, which offers fresh roasted coffee and espresso drinks along with regular and reduced-fat pastries and desserts, and allows for increased facility utilization across day-parts, including early morning and mid-afternoon.

          The Company opened its first restaurant in Los Angeles, California in August 1988 in a fast food format with a menu limited to the proprietary Original Skinless Flame-Broiled Chicken/TM/ and a half-dozen cold side dishes. In 1990 Kenneth Berg (the Company's current Chairman and Chief Executive Officer) purchased a financial interest of 50% in Koo Koo Roo, which had only two stores at the time, from the Company's founders for $2.0 million. The Company then completed an initial public offering in October 1991 and the founders attempted to roll out the fast food format concept in several states. In July 1992, Mr. Berg led the buyout of the remaining shares held by the Company's founders and became the Company's Chairman and Chief Executive Officer. Also in 1992, he hired Michael D. Mooslin, an experienced chain restaurant executive, to be President and to help reposition the Company's concept from a standard fast food format to a broad menu restaurant with full service cooking standards and procedures offering counter service. In 1994 the Company initiated an area development and franchising program, but subsequently changed its strategy and has repurchased all but one of these arrangements to focus on Company-owned expansion. During 1995, additional marketing, human resources, operations, construction and purchasing executives, as well as store managers, were recruited to join the Company from restaurant industry leaders such as The Cheesecake Factory, California Pizza Kitchen, Houston's and Acapulco Restaurants. See "--Recent Developments" and "Management."

          Over the past several years, executive management, together with the Company's corporate chef and professional designers, developed the layout, menu and appearance of the current prototype store, referred to as the Koo Koo Roo California Kitchen/TM/ concept. The performance and continuing improvement of this concept led management to plan for a rapid expansion starting in 1995 and to focus on Company ownership or joint venture relationships rather than franchising. The Company is presently emphasizing growth through the development of additional Koo Koo Roo California Kitchen/TM/ stores which will be either owned and operated by the Company or owned in partnership with its existing joint venture partner and operated by the Company. It intends to act opportunistically to establish additional joint venture arrangements and make restaurant acquisitions and may also grow through the acquisition of complementary businesses. As of the date of this Prospectus, the Company has no agreement regarding any such acquisition and there can be no assurance that any such opportunity will be identified or realized; the Company does have pending a joint venture in Canada. Although the focus in 1996 will be on Company-owned restaurants, the Company may pursue joint ventures or franchising in certain markets. See "--Recent Developments."

RECENT DEVELOPMENTS

          1995 AND 1996 PRIVATE PLACEMENTS. The Company raised a total of $18.5 million before offering expenses in two private placements completed in February and June, 1995 from the sale of 3,985,821 shares of Common Stock and 1,669,362 warrants to purchase Common Stock. Subsequent to the June private placement, Lee A. Iacocca, retired Chairman of Chrysler Corporation, was elected to the Company's Board of Directors. In March 1996, the Company completed the 1996 Private Placements and received gross proceeds totaling $33.2 million for 450,000 shares of Common Stock, and 1,200,000 shares of a newly designated class of 5% Convertible Preferred Stock for $25.00 per share. The exact number of shares of Common Stock to be issued in connection with the 1996 Private Placements is dependent on, among other things, the future market price of the Common Stock, and, consequently, cannot be determined at this time. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources--Recent Private Placements" and "Description of Capital Stock."

          ACQUISITION OF COLOR ME MINE, INC. On March 25, 1996, the Company executed binding agreements to acquire 90% of the outstanding capital stock of Color Me Mine, the operator of a small chain of paint-your-own-ceramics studios located in Southern California. Color Me Mine also owns a ceramic bisqueware factory in California which will continue to supply its needs for over 400 high quality ceramic pieces. As consideration for the shares, the Company issued to the shareholders of Color Me Mine a total of 377,000 shares of restricted, unregistered Common Stock, of which shares with a value of $900,000 will be subject to registration under the Securities Act at the end of one year and another 100,000 shares will be held in escrow to be released at the end of three years. The transaction has been designed to be a tax-free reorganization under the federal income tax laws and has been accounted for utilizing the pooling of interests accounting method. Based on the similarity between the customers of the Color Me Mine studios and Koo Koo Roo California Kitchen/TM/ restaurants, the Company plans to locate the two complementary concepts in adjacent facilities to take advantage of real estate locations which have attractive demographics but which are too large to be economically efficient for a Koo Koo Roo California Kitchen/TM/ alone. Arrosto Coffee Company products may also be licensed and sold in Color Me Mine stores. The founders of Color Me Mine will continue to manage the concept with their own separate management team and will develop it through franchised area development agreements and company-owned stores. Color Me Mine has a current Uniform Franchise Offering Circular filed in the state of California and other states. Management presently plans to pursue franchising simultaneously in multiple regions of the U.S., and potentially internationally, by seeking Area Development Agreements with multi-unit franchise operators through its alliance with Restaurant Marketing Corporation. No such agreements have been entered into as of the date of this Prospectus. See "--Recent Developments--Business Development Agreement." The founders of Color Me Mine have five-year employment contracts.

     Company-Owned Color Me Mine Ceramics Studios in Operation as of June 1,
1996:

                                                     SQUARE
LOCATION                                            FOOTAGE       DATE OF OPENING
LOS ANGELES COUNTY, CA:  Santa Monica               2,100         April 1994
                         Encino                     1,650         March 1995
                         Beverly Hills              1,700         May 1996


     Company-Owned Color Me Mine Ceramics Studios with Executed Leases for Opening in 1996:

                                                     SQUARE         ESTIMATED
LOCATION                                            FOOTAGE       DATE OF OPENING
LOS ANGELES COUNTY, CA: Malibu                       1,500        June 1996
                        Venice Beach                 1,200        July 1996
                        Studio City                  1,800        August 1996

     The Venice Beach and Studio City studios will be located on the same site as an existing Koo Koo Roo California Kitchen/tm/ restaurant. In addition, a franchised store has been open and operating in Long Beach, California since November 1995. See footnote "E" under "--New Openings and Expansion Plans."


     CANADA JOINT VENTURE LETTER OF INTENT. The Company has entered into a letter of intent with a group of business leaders in Toronto, Canada to form a joint venture to develop the Koo Koo Roo restaurant concept in Canada. As presently contemplated, the Company will have a 40% ownership interest in the venture and a pro rata participation in its earnings and responsibility to provide the required capital. The transaction is subject to, among other things, the negotiation and execution of definitive documentation satisfactory to the parties, which had been substantially completed but not executed, as of the date of this Prospectus.

     BUSINESS DEVELOPMENT AGREEMENT. The Company has retained Restaurant Marketing Corp. ("RMC") to provide business development services. RMC successfully found and intermediated in the Company's Canada Joint Venture discussions which have resulted in a letter of intent and satisfactory definitive agreements. RMC will pursue additional joint venture partners for Koo Koo Roo and Color Me Mine. In consideration for the agreement, the Company issued warrants to purchase 1 million shares of Common Stock with an exercise price of $8.00 per share which will become exercisable 33-1/3% per year so long as the Business Development Agreement remains in place. The Business Development Agreement may be cancelled with six months notice by the Company's CEO in his sole discretion. These warrants will also vest upon change in control (as defined in the Business Development Agreement). RMC is an affiliate of the Koo Koo Roo Florida/Southern Georgia Area Developer.

     AMENDMENT TO FLORIDA/SOUTHERN GEORGIA AREA DEVELOPMENT AGREEMENT. The Company's sole remaining franchisee was granted its rights pursuant to an Area Development Agreement covering Florida and certain counties in Southern Georgia (the "Florida/Southern Georgia Area Development Agreement"). In August 1995, the Company entered into a First Amendment to the Florida/Southern Georgia Area Development Agreement pursuant to which the local area developer in that market (the

"Developer") granted the Company a right of first refusal to participate as a joint venture partner with the Developer in future Koo Koo Roo store locations in the Florida/Southern Georgia territory. Under this arrangement, it is anticipated that the Company and the Developer will jointly develop stores in Florida through equal ownership in newly-formed partnerships. For financial reporting purposes, the results of these stores will be consolidated with the Company's operations subject to the minority interest of the Developer. The first such joint venture restaurant opened in South Miami in November 1995 and an additional location is presently scheduled to open in June 1996 in North Miami. In May 1996, the Company further amended the Florida/Southern Georgia Area Development Agreement to remove the right of the Developer to franchise stores and, thereby, require that all stores built will be developed as joint ventures. As consideration for the May 1996 amendment, the Developer was issued warrants to purchase 350,000 shares of Common Stock exercisable for $8.00 per share.

     REPURCHASE OF FRANCHISE AGREEMENTS. As of August 1995, the Company had completed the repurchase of all but one of its Koo Koo Roo franchise agreements. In particular, on August 18, 1995 the Company repurchased the franchise rights for San Diego and Northern California, including certain counties in and around San Francisco, the assets of one existing franchise location (La Jolla), including the assignment of the lease for that location and the assumption of certain related liabilities, and certain other assets including the assignment of the lease for an additional restaurant and the assumption of liabilities for a third location. In connection with this repurchase, the Company issued 200,000 shares of unregistered Common Stock and assumed the aforementioned liabilities in payment of the $1,215,000 purchase price. Those shares were subsequently registered for resale under the Securities Act.

     PURCHASE OF MINORITY INTEREST. Prior to September 26, 1995, the Company's Beverly Hills, Brentwood and Santa Monica, California stores were owned by a limited partnership of which the Company was the general partner. On September 26, 1995, the Company agreed to purchase the limited partners' interest in the partnership. As consideration for this purchase, the Company issued 275,848 shares of unregistered Common Stock, which shares were subsequently registered for resale under the Securities Act. Prior to this transaction, the interest of such limited partners was reported as a minority interest in the Company's financial statements; no such entry will be recorded with respect to these stores in future periods given that they are now wholly-owned by the Company.

     **2 INTRODUCTION OF THE VEGETABLE STAND. The Vegetable Stand, first introduced in June 1995, is a display of fresh vegetables designed to look much like a country stand selling produce fresh from the farm which provides a "stage" to showcase the mixing and tossing of a line of fresh salads. The Vegetable Stand has been added to all but two of the existing restaurants and is a standard component of new restaurants.

STRATEGY

     The Company believes that its Koo Koo Roo California Kitchen/TM/ restaurants have created a new dining niche by capitalizing on a number of emerging trends: the aging of the population and that market segment's growing interest in eating healthier; the rapidly developing interest among young adults and parents of young children in food that's "better for you"; the increasing demand for fresh, understandable food that tastes good and offers the comfort of home cooking; the replacement of beef with poultry as an everyday protein; the growing propensity for restaurants to serve as a source of visual entertainment; the increasing demand for quality carry-out food; and the preference for branded high quality coffees and espresso drinks. The Koo Koo Roo California Kitchen/TM/ concept, when combined with an Arrosto Coffee Bar, addresses each of these trends in direct ways which management believes are unique. The Company's present business plan is to replicate the Koo Koo Roo California Kitchen/TM/ concept nationally, with an initial focus on building clusters of stores in a limited number of major metropolitan areas which are demographically similar to the core Los Angeles market. The Company also intends to continue to investigate opportunities to enter into license or joint venture arrangements in national and international markets and has a letter of intent regarding such an arrangement in Canada. The Company's goal is to become a leader in this restaurant market niche by combining the quality, freshness, variety and visual appeal of the best full service restaurants with the convenience and affordability of a quick service restaurant.

     In March 1996 Koo Koo Roo also acquired 90% of the stock of Color Me Mine, a leisure entertainment retail service company with similar customer and location requirements to that of Koo Koo Roo. Management believes that the combination of the two concepts will help make Koo Koo Roo a tenant-of-choice for upscale real estate locations. Color Me Mine, under separate management, also intends to grow independently of Koo Koo Roo. See "--Recent Developments."


     Key elements of the Company's strategy for its core business, the Koo Koo Roo California Kitchen/tm/ restaurants, including its mission, store concept and growth management philosophy, are summarized below:

MISSION

     The mission of the Koo Koo Roo California Kitchen/TM/ is "to provide a dining experience that contributes to healthier, happier and longer lives" as stated by the Company's Chairman, Ken Berg. Utilizing ingredients and products that provide the best possible taste while also achieving a healthy compromise on nutrition issues, the executive chef has created a variety of menu items which range from zero to average levels of fat and sodium at affordable prices. In addition, the Company aims to maintain a sense of fun in its restaurants, embodied in the Koo Koo Roo name and its signature winking chickenhead logo. The cleanliness in the brightly lit restaurants, consistently fast and friendly service and enjoyable fresh roasted coffees and pastries through the Arrosto Coffee Company brand all contribute to achieving the Company's mission.

STORE CONCEPT

     "FRESH, HEALTHY AND DELICIOUS" FOOD CONCEPT. The Company's premium poultry, rices, grains, vegetables and fruits are freshly prepared in small quantities on-site throughout the day. Research with customers shows that the primary reasons for customers choosing to frequent the Company's stores involve the good taste, variety and freshness of the food. Management believes that its "from scratch" approach to food preparation provides a distinguishable difference in taste from all similarly priced competition. Although more costly in onsite labor than some alternatives, the "from scratch" approach avoids offsite food processing cost and permits fresh food preparation (and related spoilage) to be managed at each individual store as demands warrant or dictate.

     CLEAN DINING AREAS AND SUPERIOR SERVICE. The Company also distinguishes its concept by maintaining clean surfaces, sanitized containers and tools, and food that is touched as little as possible by human hands. This noticeably clean environment is enhanced by giving courteous, friendly service with a heightened sense of urgency. Quality monitoring and training for food preparation and other key service standards is supported by a self-managed, multi-lingual, card and audio tape training system to assist management in maintaining consistency as the Company grows.

     PROPRIETARY, SIGNATURE PRODUCTS AND DISPLAYS. The Company's signature product, Original Skinless Flame-Broiled Chicken/TM/, has never been duplicated to the Company's knowledge and requires marinating and basting in a proprietary sauce. The Company has developed other proprietary dishes and received a use patent for its Turkey Bar, which features hand-carved, fresh steam-roasted turkey. The wide array of side dishes are shown in brightly-lit glass cases. The Vegetable Stand, surrounded by up to 14 fresh produce items in wooden, refrigerated displays, is reminiscent of a farm fresh produce stand and provides an exhibition work station for the salad maker.

GROWTH MANAGEMENT PHILOSOPHY

     GROWTH THROUGH REPLICATING COMPANY STORES. With the repurchase of all but one of the Koo Koo Roo Area Development Agreements, the Company's present emphasis will be to grow through the development of additional Koo Koo Roo California Kitchen/TM/ stores which will either be owned and operated by the Company or owned in partnership with its remaining area developer and operated by the Company. However, the Company may in the future grant franchise rights in other domestic or international territories. Management currently intends to focus its 1996 expansion in California, Florida, certain suburbs in the northeastern United States, Colorado, and opportunistically in other areas as appropriate. See "--New Openings and Expansion Plans."

     GROWTH IN SALES OF EXISTING RESTAURANTS. The Company intends to continue to focus on growth in sales of existing restaurants. New initiatives include expanded catering, delivery and take-out services, new products, and marketing programs.

     FUTURE POTENTIAL GROWTH THROUGH JOINT VENTURES. In the future, the Company expects to act opportunistically to establish joint ventures as appropriate with experienced, major operators. The Company has been approached and is evaluating joint venture proposals in multiple international and U.S. markets. The Company has pending a joint venture in Canada and recently completed the acquisition of 90% of a small complementary retail business. See "Recent Developments."

     FOCUSED REAL ESTATE STRATEGY. The more successful restaurants have led the Company to focus most of the Company's existing restaurants in highly accessible, free-standing locations and strip shopping centers in mixed use, high-traffic locations which facilitate take-out business. The Company also has stores in alternative real estate venues in a shopping mall, a high-traffic tourist location and a street level site in an urban, high rise building, and will take advantage of these alternative sites as appropriate. The Company has hired experienced real estate professionals to secure locations in California, Southern Florida, the Northeast (tri-state and Beltway areas) and Denver, Colorado. The Company has been and will be pursuing discussions from time to time with other entities regarding possible acquisitions of existing restaurants with the intent to convert these entities to Koo Koo Roo California Kitchen/tm/ restaurants. As of the date of this Prospectus, the Company has no agreement regarding any such acquisition and there can be no assurance that any such opportunity will be identified or realized.

     MULTIPLE COMPLEMENTARY BRANDS FOR REAL ESTATE LEVERAGE. In 1993, the Company purchased the Arrosto Coffee Company, which created the foundation for developing viable sales opportunities during hours other than the Koo Koo Roo peak lunch and dinner periods. These include retail goods and specialty coffee and espresso drink sales, a breakfast program and afternoon and evening dessert/snack business. After testing several approaches, the Company has designed a retail concept with a credible coffee house identity, fresh baked goods, additional breakfast items and reduced fat and regular desserts. The Company began implementation of the refined coffee concept with the opening of the South Miami store. In March of 1996, the Company also acquired 90% of Color Me Mine, a small chain of paint-your-own ceramics studios, to take advantage of larger real estate locations. See "--Recent Developments."

     EXPERIENCED CORPORATE AND STORE MANAGEMENT. During 1995, the Company continued building its management team with multi-unit retail and high growth chain restaurant personnel. Additional marketing, human resources, operations, construction and purchasing executives, as well as store managers, were recruited to join the Company from restaurant industry leaders, such as The Cheesecake Factory, California Pizza Kitchen, Perkins Family Restaurants, Taco Bell, Houston's and Acapulco Restaurants. See "Management."

     INFORMATION TECHNOLOGY. The Company has invested in sophisticated touch screen point-of-sale systems. These systems enable management to monitor sales and costs according to day-part (morning, lunch, mid-day, dinner, evening), menu item (skinless chicken, turkey, rotisserie chicken, etc.), customer type (eat-in, take-out or catering), and by hour throughout the day. In addition, these systems are connected via modem to a network which enables store polling and updating of prices and menus from a central corporate coordination point. Moreover, open databases, which the Company is currently implementing and connecting via communication systems, will facilitate electronic invoicing, accounting and purchasing designed to allow the Company to grow with a more efficient use of clerical and supervisory staff. During 1996, the Company intends to implement daily store profit and loss analysis and hour by hour forecasting systems to aid store managers in timing the production of food to reduce waste while maintaining freshness standards.

     HIGHLY MOTIVATED FIELD MANAGEMENT. The philosophy of the Company's entrepreneurial chairman has led to an innovative, individual store management team approach with a general manager and production chef, who receive incentives, including store performance-driven bonuses and stock options in the Company. The Company recognizes that the distinguishing features of the restaurants are highly dependent on quality and hand preparation and both monitors and rewards its managers to be sure its high standards are maintained. The Company believes that its sophisticated training systems and motivated store management teams will provide a competitive advantage in the Company's freshly prepared, quality niche.

NEW OPENINGS AND EXPANSION PLANS

     To date, all restaurants, with the exception of the Beverly Boulevard store in Los Angeles, have been partially or entirely renovated to the Company's Koo Koo Roo California Kitchen/TM/ menu, although not all of these include The Vegetable Stand and seven of 18 do not meet the real estate criteria which the prototype stores share. Management currently intends that all restaurants to be opened in the future will be selected in accordance with the site selection criteria and constructed in compliance with the prototypes including The Vegetable Stand. As of March 31, 1996, the Company had 18 Koo Koo Roo restaurants open and over 30 new restaurants in various stages of development. This includes 12 sites with executed leases (five with new restaurants currently under construction), and 13 sites in final negotiation some of which have letters of intent executed. While management believes certain of the letters of intent to be binding, leases will not be signed until permit and zoning approvals are in place. Consequently, these sites, although presently planned for opening in 1996, are not listed below. See "--Site Selection, Restaurant Design and Construction." The status of the Color Me Mine ceramics studios is separately described under "--Recent Developments.

RESTAURANTS IN OPERATION AS OF MARCH 31, 1996:

                                                             SQUARE
LOCATION                                                    FOOTAGE    DATE OF OPENING

LOS ANGELES COUNTY, CA:  Los Angeles (Beverly Blvd.)           1,425   March 1989
                         Marina del Rey                        2,500   June 1990
                         Encino                                2,075   April 1991
                         West Los Angeles                      2,675   May 1991
                         Brentwood                             2,600   May 1994
                         Beverly Hills                         2,975   August 1994
                         Santa Monica                          3,525   January 1995
                         Downtown Los Angeles                  2,325   April 1995
                         Manhattan Beach                       2,675   April 1995
                         Pasadena                              3,200   August 1995
                         Woodland Hills                        3,800   December 1995
                         Studio City (3)                       5,600   January 1996
                         Larchmont Village (Los Angeles)       2,500   February 1996
                         Venice Beach (3)                      4,100   March 1996
ORANGE COUNTY, CA:       Costa Mesa                            2,850   July 1995
SAN DIEGO COUNTY, CA:    Del Mar (Franchise repurchase)        2,425   November 1995
FLORIDA:(1)              South Miami                           3,200   November 1995
NEW JERSEY:              Taj Mahal Hotel & Casino (4)          4,875   December 1991

RESTAURANT LOCATIONS WITH EXECUTED LEASES FOR OPENING IN 1996:

                                                               SQUARE    ESTIMATED DATE
LOCATION                                                       FOOTAGE   OF OPENING/(E)/
LOS ANGELES COUNTY, CA:  North Beverly Hills                     4,650   April 1996/(2)/
                         Redondo Beach                           3,000   July 1996
                         Torrance                                3,675   July 1996
                         West Hollywood                          3,700   October 1996
                         Burbank                                 2,700   December 1996
ORANGE COUNTY, CA:       Yorba Linda                             4,125   June 1996
                         Irvine                                  3,475   July 1996
                         Tustin Market                           3,500   September 1996
                         Laguna Hills                            3,400   October 1996
NORTHERN CALIFORNIA:     Los Altos                               3,500   September 1996
DENVER, CO:              Cherry Creek                            3,000   July 1996
LONG ISLAND, NY:         Bayside                                 3,700   July 1996
FLORIDA: (1)             North Miami                             3,550   June 1996

- -----------------------


(E) Estimated date subject to potential delays beyond the control of management, including government permits and construction complications. Although each restaurant presents unique circumstances, management expects that restaurant openings will occur approximately six months after the signing of a lease. See "Risk Factors."
(1) Joint venture with area developer. See "--Recent Developments--Amendment to Florida/Southern Georgia Area Development Agreement."

(2)  Open and operating as of June 1, 1996.

(3)  The Company plans to open a Color Me Mine ceramics studio on the same site.


(4)  The Company also operates a Swensen's ice cream parlor on this site.


SITE SELECTION, DESIGN AND CONSTRUCTION

     The Company considers the location of a restaurant to be critical to its long-term success. The site selection process involves an evaluation of a variety of factors, including demographics (such as target population density and household income levels); specific site characteristics (such as visibility, accessibility, parking availability and traffic volume); proximity to activity centers (such as prime urban office or retail shopping districts, suburban shopping areas, health clubs, medical centers and hotel and office complexes); and potential competition in the area. Based on the similarity between the customers of the Color Me Mine studios and Koo Koo Roo California Kitchen/tm/ restaurants, the Company plans to locate the two complementary concepts in adjacent facilities to take advantage of real estate locations which have attractive demographics but which are too large to be economically efficient for a Koo Koo Roo California Kitchen/TM/ alone. The Company leases all of its restaurant sites. Senior executives inspect and approve the site for each Company-owned restaurant prior to the execution of a lease. The opening of new restaurants is subject to certain business risks including, among other things, locating satisfactory sites, negotiating favorable leases, completing construction and securing appropriate government permits and approvals. Once space has been leased and made available to the Company, 120 days or more are required to complete construction, obtain necessary licenses and approvals and open the new restaurant. Uncontrollable factors such as obtaining licenses can result in additional months of delay from lease signing to opening. See "Risk Factors."

     While the Company's restaurant design is flexible and may be adapted to local architectural styles and existing buildings with varying floor plans and configurations, the Company has developed its own proprietary cooking system which includes specialized equipment and a distinctive and proprietary equipment layout in standardized modules which speed the design process. Currently, most open restaurants range in size from approximately 2,300 to 3,800 square feet. The standard restaurant consists of a kitchen/preparation area and order/display counter, comprising approximately 50% of the total space of the restaurant, with seating capacity for approximately 75-125 in the remaining half of the restaurant. The open or committed Color Me Mine studios range in size from 1,200 to 2,100 square feet.

RESTAURANT OPERATIONS AND MANAGEMENT

     The Company generally employs full service restaurant general managers at salaries management believes to be competitive with most casual dining restaurants and above that normally paid in fast food concepts. The training program is up to 16 weeks for general managers, depending on experience level, and includes state-of-the-art training materials, including a certified "Train the Trainer" program and task training materials for managers to use in training their employees as well as Hazard Analysis of Critical Control Points (HACCP) for professional implementation of food and facility safety and sanitation. The average restaurant employs 30 to 40 staff members including an experienced full-service manager, two assistant managers and a skilled production chef and assistant kitchen manager along with shift leaders, cooks, turkey carvers, salad makers, and other service personnel. The Company cannot predict the impact on its results of operations should the federal minimum wage be changed. See "Risk Factors--Government Regulations."

PURCHASING

     The Company currently negotiates directly with manufacturers, producers and suppliers for food ingredients and beverage products in order to ensure uniform quality and adequate supply and to gain access to the most competitive prices. The restaurants obtain food and beverage items from local suppliers, shipped directly to the restaurants, but at the prices and on the terms established relative to the Company's national contracts, which management believes results in significant benefits to the Company.

FRANCHISE OPERATIONS

     Due to its success with its new restaurant concept, the Company's franchise activities have been eliminated with respect to Koo Koo Roo. However, the Company may pursue franchise opportunities at some future time when and if the Company determines that it is in the Company's best interest to do so. As of March 31, 1996, the Company had repurchased all but one of the franchise agreements reported in the 1994 annual report including: (a) Orange County, California; (b) the Palm Springs and Palm Desert areas of California; (c) northern Los Angeles County, California; (d) San Francisco and San Diego (La Jolla), California and the State of Arizona. The Company is currently developing joint ventures with its area developer in the State of Florida and certain counties located in Southern Georgia and exploring other joint venture opportunities. It is presently expected that Color Me Mine will pursue franchising and area development agreements as well as company-owned stores.
See "--Recent Developments."

ADVERTISING AND PROMOTION

     Historically, the Company has primarily pursued opportunistic, lower cost advertising and promotion activities within the trading area of each restaurant. Because its business is primarily driven by "word of mouth" messages and visit frequency, these activities have been heavily weighted to community activities that include sampling Koo Koo Roo food. A limited amount of direct mail, local print and selective radio advertising have also been tested in addition to a pilot campaign combining billboards, transit posters and radio in September 1995. Although the Company plans to continue marketing in its local trading areas to its proven strength--the taste, quality and healthiness of its food-- market-wide campaigns for a variety of media are also being developed. Longer term, the Company plans to develop a sufficient number of restaurants in each market to permit the cost-effective use of mass media.

COMPETITION

     The Company believes that its ability to compete effectively will depend on maintaining the quality of its food, service and ambiance at a reasonable price. The Company believes that there exists a market niche encompassing quality, convenience, healthfulness, pleasure and affordability. The Company plans to continue to introduce innovative product lines such as those associated with the Turkey Bar and The Vegetable Stand, in addition to maintaining its own individuality and standards of taste, freshness, visual vitality and cleanliness at pricing which is affordable for the mainstream American public.

     The restaurant industry is highly competitive and there are a number of purveyors that compete directly and indirectly for the consumers' food dollars. Based on research and customer comments, the Company believes that the quality and value of its products, service, ambiance and prices distinguish it from its competitors. There are several factors which could potentially affect the competitive position of the Company or individual restaurants of the Company to which management might have to respond. These factors include, but may not be limited to: consumer taste and discretionary spending priorities; national, regional or local economic conditions; demographic trends; traffic patterns; employee availability; and the type, number and location of competing restaurants. Similarly, Color Me Mine will likely face significant competition from similar concepts and other businesses providing leisure and entertainment services. See "Risk Factors--Competition."

TRADEMARKS AND SERVICEMARKS

     The trademark and servicemark "Koo Koo Roo" is registered in the United States Patent and Trademark Office, and all right, title and interest in and to the mark is held by the Company. Seventeen domestic and thirteen foreign trademarks/patents are currently owned by the Company and more are being developed for proprietary recipes, systems, software, customized equipment and design/equipment layouts including the Company's patented Turkey Bar Carving Station, its Original Skinless Flame Broiled Chicken/TM/, The Vegetable Stand and Arrosto Coffee. The Company believes that its trademarks and servicemarks have significant value to the marketing of its restaurants and products.

GOVERNMENT REGULATION

     The Company is subject to various federal, state and local laws affecting its business. The Company's restaurants are subject to regulation by various governmental agencies, including those responsible for compliance with state and local licensing, zoning, land use, construction and environmental regulations and various health, sanitation, safety and fire standards. The Company is also subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wages, overtime and working conditions. Since many of the Company's personnel are paid at rates based on the federal minimum wage, increases in such minimum age (which are under consideration by Congress) may result in an increase in the Company's labor costs. The Company cannot predict the impact on its results of operations should the federal minimum wage be changed. See "Risk Factors--Government Regulations."

     If, in the future, the Company wishes to resume selling franchises or allow additional joint venture partners to operate joint ventures in the U.S. (as is presently planned to occur with Color Me Mine), it will be subject to federal and state laws, rules and regulations that govern the offer and sale of franchises. Although Color Me Mine has a current filing under the franchise laws of California and certain other states, there can be no assurance that the Company or Color Me Mine will be able to update or maintain their respective disclosure documents or become registered in certain states. Such state laws may require the franchiser to deal with its franchisees in good faith, prohibit interference with the right of free association among franchisees, and may regulate discrimination among franchisees in charges, royalties or fees.

EMPLOYEES

     As of March 1, 1996, the Company employed approximately 850 full- and part-time individuals. This includes 15 executives, 31 corporate and support staff, 3 field managers and 17 store managers in training. The remaining employees work in Company-owned restaurants. None of these employees is covered by a collective bargaining agreement. The Company believes that it has good labor relations.

LEGAL PROCEEDINGS

     In August 1994, Janss/Tys Long Beach Associates filed an action in the Los Angeles Superior Court against the Company seeking recovery of unpaid rent and damages for the remainder of the 10-year term of the lease for a Company-owned restaurant located in Long Beach, California. The complaint alleges that the fixed monthly rent payments and common area maintenance payments in 1994 totaled approximately $10,500 per month. In September 1994, the Company filed an answer to the complaint denying all material allegations and filed a cross-complaint against the plaintiff. The basis for the cross-complaint is that the plaintiff made material misrepresentations regarding the premises. The cross-complaint seeks actual and punitive damages and to rescind the lease.

     On April 19, 1995, this case was ordered to a non-binding mandatory arbitration. The arbitration of this case was limited to matters at issue on the plaintiff's complaint only. The Company's cross-complaint, which was also the thrust of its defense to the plaintiff's complaint, was not considered at the arbitration. The sole purpose of the arbitration was to determine the amount of damages measured by the unpaid rent through the remaining 10-year term of the lease. This arbitration was held on July 19, 1995. After a hearing at which the arbitrator did not consider any defense the Company may have to the plaintiff's claim, the arbitrator awarded the plaintiff $404,956 in damages.

     On August 15, 1995, the Company gave formal notice of its intention to seek a trial de novo. The effect of this notice is to invalidate the arbitrator's award and to return this case to the court's docket for a full trial. Although the Company is seeking of a reduced award, reserves totaling $405,000 have been established as noted in the Company's financial statements.

     The Company has become subject to various other lawsuits, claims and other legal matters in the ordinary course of conducting its business, several of which were settled in 1995 and the first quarter of 1996. As of the date of this Prospectus, management believes that there are no other legal proceedings pending, the resolution of which is expected to have a material financial impact on the Company's consolidated financial position. See Note 11 to the Consolidated Financial Statements.

PROPERTIES

     All Company-owned restaurant sites and ceramics studios are leased from third parties. These leases expire on dates ranging up to May 2006, with the majority providing for renewal options. All leases provide for specified periodic rental payments and certain leases call for additional payments based on sales volume. Most leases require the Company to maintain the property and pay the cost of insurance and taxes. Color Me Mine leases a 5,500 square foot warehouse and a 6,000 square foot bisque factory to support its operations. For information relative to the Company's future minimum lease payment obligations under its long-term operating leases, see Note 11 to the Consolidated Financial Statements.

     Certain corporate offices of the Company are located in space leased by Berg Enterprises, Inc. located in Iselin, New Jersey. During the year ended December 31, 1995, the Company compensated Berg Enterprises, Inc. in the amount of $31,250 for the use of such space. The Company downsized the operations conducted at this office during fiscal 1995 and anticipates a reduction in this expense in the future. See "Certain Relationships and Related Transactions."

     In addition, the Company's principal executive office is located in approximately 10,000 square feet of leased space in Los Angeles, California, under a five year lease which expires May 31, 1999, with a base rent of approximately $13,700 per month for the first three years.

                                   MANAGEMENT

     All directors hold office until the next annual meeting of the stockholders and the election and qualification of their successors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.
Set forth below is certain information with respect to each person who is a director or executive officer of the Company as of June 1, 1996:

NAME                                    POSITION WITH COMPANY
- ----                                    ---------------------
Kenneth Berg/(3)/..............  Chairman of the Board and Chief Executive
                                  Officer; Born 1926.
Donna S. Guido.................  Vice Chairman of the Board; Born 1943.
Michael D. Mooslin.............  President, Chief Operating Officer and
                                  Director; Born 1947.
Robert F. Kautz................  Chief Financial Officer and Director;
                                  Born 1958.
Morton J. Wall/(1)/............  Treasurer, Secretary and Director;
                                  Born 1938.
Kory L. Berg...................  President of the Arrosto Division and
                                  Director; Born 1960.
Lee A. Iacocca/(2)//(3)/.......  Director; Born 1924.
Jess M. Ravich/(1)/............  Director; Born 1957
Don Wohl/(1)//(2)//(3)/........  Director; Born 1932.

- -----------------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation and Stock Awards Committees.

(3)  Member of the Executive Committee.

     KENNETH BERG, CHAIRMAN AND CEO. Mr. Berg has been a director since August 1990 and has been Chairman of the Board and Chief Executive Officer since July 1992. He was Co-Chairman of the Board and Co-Chief Executive Officer from March 1992 until July 1992. From August 1990 until March 1992, he served as Chairman of the Board of the Company. Since January 1990, Mr. Berg has served as Chairman of the Board and President of Berg Enterprises, Inc. ("Berg Enterprises"), a holding company of which Mr. Berg is the sole stockholder.
From 1969 to December 1989, Mr. Berg served as Chairman of the Board and President of the original Berg Enterprises, Inc., a company chiefly involved in the mortgage banking business (renamed Margco Holdings, Inc. in 1990), which was listed on the New York Stock Exchange until May 1985 and which subsequently became a subsidiary of Primerica Corporation. Mr. Berg presently works full-time for the Company. Kenneth Berg is the father of Kory L. Berg.

     DONNA S. GUIDO, VICE CHAIRMAN. Ms. Guido has been Vice Chairman of the Company since the commencement of her employment in March 1995. Ms. Guido is directly responsible for marketing, strategic planning, human resources, training, public relations and Arrosto. After heading six departments at Burger King Corp. for six years, she founded and served as President of DSG Associates, Inc., a 35-person communications, customer service and consulting firm specializing in the restaurant industry, from 1981 to 1995. DSG clients during Ms. Guido's tenure included such companies as Taco Bell Corp., Pizzeria Uno, Quantum Restaurant Group and other retailers including Mervyn's Department Stores. Ms. Guido was considered an insider in various management teams led by Donald N. Smith, currently chairman and CEO of TRC, which operates Friendly Ice Cream Corp. and Perkins Family Restaurants, L.P.

     MICHAEL D. MOOSLIN, PRESIDENT, CHIEF OPERATING OFFICER AND DIRECTOR. Mr. Mooslin has been President and Chief Operating Officer of the Company since March 1992 and a director of the Company since September 1992. Mr. Mooslin has been involved in various capacities in the food business since 1962. From 1986 until March 1992, Mr. Mooslin owned and operated MDM Restaurant Group, a management company which facilitated the growth of small, development stage fast-food chains. From 1972 to 1986, he served as President of Naugles, Inc., a fast-food chain featuring freshly prepared Mexican food.

     ROBERT F. KAUTZ, CHIEF FINANCIAL OFFICER AND DIRECTOR. Mr. Kautz has been Chief Financial Officer of the Company since February 1995 and became Assistant Secretary and a Director in November 1995. Prior to joining the Company, Mr. Kautz managed due diligence and business plan development projects at Archon Capital Partners, L.P. and InterActive Partners, L.P. as a consultant and associate for one year. Prior to Archon, for two years he was Vice President of Marketing and Business Development for Integrated Voice Solutions, Inc. For five years prior to that, and on an interim basis in early 1994, he led U.S. and international consulting engagements as a Senior Manager, Manager and Senior Consultant for the Price Waterhouse Strategic Consulting Group specializing in business strategy and cost and quality improvement. He has an MBA degree from Harvard Business School.

     MORTON J. WALL, TREASURER, SECRETARY AND DIRECTOR. Mr. Wall has been Treasurer and Secretary of the Company since August 1990 and a director since June 30, 1994. Since March 1990, Mr. Wall has served as Vice President and Treasurer of Berg Enterprises. From 1971 to February 1990, Mr. Wall was employed by the original Berg Enterprises, Inc. in various capacities including controller (1971-73), Senior Vice President (1973-90), and Chief Financial Officer and Secretary (1982-90).

     KORY L. BERG, PRESIDENT OF ARROSTO, AND DIRECTOR. Mr. Berg has been a director and employee of the Company since August 1990. From July 1989 to October 1990, Mr. Berg was employed by Dean Witter Inc. as an Account Executive. From March 1987 to May 1989, Mr. Berg was employed by Cowen and Co. as an Account Executive. From March 1986 to March 1987, Mr. Berg was a real estate developer with Executive Properties, a general partnership. Kory L. Berg is the son of Kenneth Berg.

     LEE A. IACOCCA, DIRECTOR. Mr. Iacocca, the retired Chairman of Chrysler Corporation, was named to the Board of Directors in August 1995. He is also a Director of MGM Grand, Inc. and New World Communications Group Inc. In addition, Mr. Iacocca is Chairman of the Committee for Corporate Support of the Joslin Diabetes Foundation and a member of the advisory board of Reading is Fundamental.

     JESS M. RAVICH, DIRECTOR. Mr. Ravich has been the Chief Executive Officer and the majority shareholder of Libra Investments, Inc., a registered broker dealer, since it was founded in June 1991. From March 1990 to March 1991, he was Executive Vice President and Director of High Yield Trading with Jefferies & Co., a registered broker dealer. Mr. Ravich is a director of Cherokee, Inc., a clothing manufacturer. Mr. Ravich was elected a director at the May 15, 1996 annual meeting.

     DON WOHL, DIRECTOR. Mr. Wohl has been a director of the Company since December 1993. He has been a private investor as well as a business and individual consultant for more than the past five years. Mr. Wohl is also a director of Vitafort International Corporation, a specialty food manufacturer.

     The following sets forth, as of June 1, 1996, certain biographical information with respect to additional members of the Company's management:

     BETH ARNOLD, CPA, CONTROLLER. Ms. Arnold brings over 13 years of management experience in accounting, finance, data processing and administrative functions. Prior to joining the Company, she served as Director of Accounting and Administration at Proficient Food Company, a subsidiary of Flagstar Companies, Inc., where she supervised a staff of 30.

     THOMAS BECK, VICE PRESIDENT OF CONSTRUCTION & DESIGN. Mr. Beck is a seasoned manager who has built restaurants across the United States and been involved in construction since 1970. Prior to joining the Company, he was Director of Construction for California Pizza Kitchen.

     JOHN BIRDSALL, SENIOR VICE PRESIDENT AND EXECUTIVE CHEF. Mr. Birdsall brings 16 years of restaurant experience. Before joining the Company, Mr. Birdsall was executive chef for Monroe's Restaurant and Catering, Metro Restaurant, California Institute of Foods, Ruby's Diner Corporation and the Hilton Hotel. He is responsible for menu development and kitchen training.

     MARVIN COHEN, VICE PRESIDENT OF PURCHASING. Mr. Cohen has over 25 years experience in food purchasing and distribution, most recently with The Cheesecake Factory where he was Director of Purchasing. He has also held numerous management positions with firms such as S.E. Rykoff, Inc. and Sizzler International, Inc.

     RONALD GARBER, VICE PRESIDENT AND GENERAL COUNSEL. Mr. Garber has over 15 years experience as a lawyer. Most recently, Mr. Garber was a partner with Richman, Lawrence, Mann, Green & Chizever where he concentrated in business and real estate transactions. Previously he was general counsel with Pacific Financial Group, C-D Investment Company and United Rent-All, Inc.

     BRADLEY GOLD, DIRECTOR OF OPERATIONS, ARROSTO COFFEE COMPANY. Mr. Gold brings over 20 years of multi-unit restaurant and real estate experience. Most recently, Mr. Gold was Regional Operations Manager for California for Pasqua, Inc. where he managed 31 coffee bar locations and a distribution facility. Previously, he was with The Tiger Company, Thrifty Corporation and Associated Hosts, a fifteen restaurant chain.

     JAMES KONSTANTINIDES, VICE PRESIDENT, REAL ESTATE. Mr. Konstantinides has been involved in the restaurant, real estate development and franchising fields for over twenty years. He has identified and secured over 350 sites in his career for major chains including Friday's, Swensen's, Red Robin and Denny's. Additionally, he has international experience with Arabas of Brazil, British Petroleum's Restaurant Division, and Skylark of Japan. Previously, he was President and Chief Operating Officer for California Restaurant Concepts, the franchisee of T.J. Applebee's in California. He has also served as a Senior Vice President of Cartco, Inc.

     JACK MCSHANE, EXECUTIVE VICE PRESIDENT, OPERATIONS. Mr. McShane has been Executive Vice President of the Company since August 1993. Mr. McShane brings over 14 years of restaurant experience to the Company. Prior to joining the Company, Jack spent 10 years with Pioneer Boulangerie where he served as General Manager and Chief Buyer for the multi-million dollar food complex which encompassed catering, a national wholesale bakery facility, and fine dining as well as quick service dining.

     WILLIAM SCARPINO, EXECUTIVE VICE PRESIDENT OF REAL ESTATE. Mr. Scarpino has been with the Company since February 1996. Prior to joining Koo Koo Roo, he served as Senior Vice President of Development for Sizzler International, Inc., Collins Foods International, Inc. and their affiliates. In addition, he served as President of Collins Property Portfolio, Sizzler's wholly owned real estate subsidiary. Mr. Scarpino is serving as Chairman of the Board of Trustees for the National Association of Corporate Real Estate Executives, has served as Chairman of the Board for NACORE, and President of the Institute for Corporate Real Estate.

     JEANNE SCOTT, VICE PRESIDENT OF HUMAN RESOURCES. Ms. Scott has been Vice President of Human Resources of the Company since December 1995 and is also responsible for the Training Department. From August 1993 to November 1995, she served as Vice President of Human Resources for Perkins Family Restaurants, a 450-unit, full service restaurant chain with approximately 9,000 employees.
From April 1980 to July 1992, Ms. Scott held various human resource and training positions with the Taco Bell Corporation, most recently serving as Director of Corporate Training Services.

     ANDREW SOLOMON, DIRECTOR OF MARKETING. Mr. Solomon has been with the Company since January 1996. Prior to joining Koo Koo Roo, he served as Senior Manager, Restaurant Marketing for Taco Bell Corp. where he led all marketing activities for the 2,000 stores in the Western United States.

     ROBERT ZANOLLI, REGIONAL VICE PRESIDENT OF OPERATIONS, LOS ANGELES. Mr. Zanolli brings to the Company over 15 years of restaurant experience having worked for Acapulco Restaurants, Red Onion, El Torito and Sheraton. Most recently, he supervised operations with annual revenues exceeding $42 million.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table provides certain summary information concerning compensation paid to or accrued by the Company's Chief Executive Officer and the three other executive officers of the Company who earned more than $100,000 (salary and bonus) (the "Named Executive Officers") for all services rendered in all capacities to the Company during the twelve months ended December 31, 1995:

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION           LONG TERM COMPENSATION AWARDS
                                          ----------------------------------   -------------------------------
       NAME AND PRINCIPAL                                     OTHER ANNUAL      RESTRICTED STOCK     OPTIONS/
            POSITION               YEAR    SALARY    BONUS   COMPENSATION(1)       AWARDS ($)         SARS (#)
- --------------------------------   ----   --------   ------  ---------------   -------------------   ---------
Kenneth Berg(2).................   1995   $172,500    $ --        $    --         $1,050,000(2)           --
(Chief Executive Officer           1994    150,000      --             --                 --         900,000
 and Chairman of the Board)        1993    150,000      --             --                 --              --
                                                        --

Donna S. Guido(3)...............   1995     95,681      --         17,854                 --         250,000
(Vice Chairman)

Michael D. Mooslin(4)...........   1995    143,654      --         30,121                 --              --
(President and Chief               1994    125,000      --         44,900                 --              --
 Operating Officer)                1993    125,000      --         18,000                 --              --


Robert F. Kautz(5)..............   1995    116,109      --             --                 --         250,000
(Chief Financial Officer)

                                                   (footnotes on following page)

- ---------------------
(1) With respect to each of the executive officers named in the table, if not separately reported the aggregate amount of perquisites and other personal benefits, securities or property received was less than either $50,000 or 10% of the total annual salary and bonus reported for such executive officer.
(2) Mr. Berg commenced his employment with the Company on August 16, 1990. Mr. Berg received 200,000 shares of restricted Common Stock in March 1995 as consideration for the extension of the term of his employment agreement. Such Common Stock vests pro rata over the term of Mr. Berg's Amended and Restated Employment Agreement. As of December 31, 1995, Mr. Berg owned 200,000 shares of restricted Common Stock which had an aggregate market value of $1,300,000 based on the last reported sales price of the Common Stock on the Nasdaq National Market on December 29, 1995. All of such shares are eligible to receive dividends if and when declared thereon. See "--Employment Arrangements."
(3) Ms. Guido commenced her employment with the Company on March 25, 1995. See "--Employment Arrangements."
(4) Mr. Mooslin commenced his employment with the Company on March 16, 1992. See "--Employment Arrangements."
(5) Mr. Kautz commenced his employment with the Company on February 24, 1995. See "--Employment Arrangements."

OPTION/SAR GRANTS IN LAST FISCAL YEAR

   The following table sets forth certain information regarding stock options granted to the Named Executive Officers during the twelve months ended December 31, 1995:

                                                                                     POTENTIAL REALIZABLE VALUE AT
                                                                                       ASSUMED ANNUAL RATES OF
                                                                                       STOCK PRICE APPRECIATION
                                        INDIVIDUAL GRANTS                                   FOR OPTION TERM
                     -----------------------------------------------------------     ------------------------------
                      NUMBER OF       % OF TOTAL
                      SECURITIES     OPTIONS/SARS
                      UNDERLYING      GRANTED TO      EXERCISE
                     OPTIONS/SARS    EMPLOYEES IN      OR BASE       EXPIRATION
  NAME               GRANTED (#)     FISCAL YEAR      PRICE ($/SH)     DATE              5% ($)          10% ($)
  ----               ------------    ------------     -----------  --------------       --------        ----------
Donna S. Guido            250,000            22.6%         $5.50    Mar. 25, 2005       $864,730        $2,191,395
Robert F. Kautz           200,000            18.1%          5.72    Feb. 22, 2005        719,455         1,823,240
Robert F. Kautz            50,000             4.5%          7.25    Nov. 16, 2005        227,974           577,731

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

    The following table sets forth certain information regarding exercises of stock options by the Named Executive Officers during the twelve months ended December 31, 1995 and the value of unexercised options at December 31, 1995:


                                                    NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                       OPTIONS/SARS AT                OPTIONS/SARS AT
                                                           FY-END                         FY-END
                          SHARES                 ---------------------------   -----------------------------
                        ACQUIRED ON    VALUE                                       ($)             ($)
        NAME             EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
        ----            -----------   --------   -----------   -------------   ------------   --------------
Kenneth Berg                --           --          573,333         626,667    $2,130,000         $770,000
Donna S. Guido              --           --               --         250,000            --          250,000
Michael D. Mooslin          --           --          209,600         106,400       995,600          505,400
Robert F. Kautz             --           --               --         250,000            --          156,000

REPRICING OF OPTIONS

    During the twelve months ended December 31, 1995, there were no adjustments or amendments of the exercise prices of stock options previously awarded to the Named Executive Officers.

STOCK AWARDS PLAN

    The Company's Stock Awards Plan was adopted by the Board of Directors and approved by the stockholders to promote the long-term financial interests and growth of the Company by attracting and retaining key employees, motivating such employees by means of growth-related incentives, providing incentive compensation opportunities that are competitive with those of other comparable corporations, and furthering the identity of interests of participants with those of the Company's stockholders. The Stock Awards Plan covers an aggregate of 4,250,000 shares of Common Stock and is administered by a committee appointed by the Board of Directors (the "Stock Awards Committee"), which currently consists of Messrs. Iacocca and Wohl. The Stock Awards Plan provides for the issuance of stock options, stock appreciation rights, restricted stock and other awards (collectively "Awards").

    The Stock Awards Committee may interpret the Stock Awards Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Stock Awards Plan. Subject to certain limits set forth in the Stock Awards Plan, the Stock Awards Committee has complete discretion to select the participants, establish the manner in which awards are granted and exercised, cancel or modify Awards in certain situations, and otherwise prescribe all of the terms and provisions of Awards granted under the Stock Awards Plan.

    Two types of stock options may be granted under the Stock Awards Plan: incentive stock options ("ISOs") which are intended to qualify under Section 422 of the Internal Revenue Code of 1986, and non-qualified stock options ("NQSOs"). The option price of each NQSO granted under the Stock Awards Plan may not be less than the par value of a share of Common Stock. The option price of each ISO granted under the Stock Awards Plan must be at least equal to the stock's fair market value on the date the ISO is granted. Stock appreciation rights ("SARs") may be granted under the Stock Awards Plan. An SAR granted under the Stock Awards Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of the Company's Common Stock over a specified price fixed by the Committee.

    The Stock Awards Committee may award to any participant restricted shares of the Company's Common Stock (the "restricted stock"). Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered during a restriction period. Except for such restrictions on transfer and other Stock Awards Committee-imposed restrictions, the participant will have all the rights of a holder of Common Stock as to such restricted stock.

    Other Awards may be granted under the Stock Awards Plan, including, without limitation, performance shares, convertible debentures, other convertible securities and other forms of awards measured in whole or in part by the value of shares of Common Stock, the performance of the participant or the performance of the Company. Such other awards may be payable in Common Stock, cash or both. At the time such an award is granted, the Stock Awards Committee will determine a performance period and performance goals, subject to revisions to reflect significant unforeseen events.

Following the conclusion of each performance period, the Stock Awards Committee will determine the extent to which performance goals have been attained during the performance period in order to evaluate any payment to be made.

    In the event of a merger, consolidation, reorganization, recapitalization, spin-off, stock dividend or stock split, or combination or other increase or reduction in the number of issued shares of Common Stock, or extraordinary cash dividend or any other similar event, the Board of Directors or the Stock Awards Committee may, in order to prevent the dilution or enlargement of rights under Awards, make such adjustments in the number and type of shares authorized by the Stock Awards Plan, the number and type of shares covered by, or with respect to which payments are measured under, outstanding Awards and the exercise prices.


    As of May 25, 1996, options covering 4,027,600 shares of Common Stock had been granted and options covering 222,400 shares of Common Stock were available for grant. The Company has in the past and may elect in the future to make compensatory grants of equity securities outside of the Stock Awards Plan.

DIRECTORS' COMPENSATION

    Directors who are officers of the Company receive no additional compensation for serving on the Board of Directors, other than reimbursement of reasonable expenses incurred in attending meetings. Non-employee directors receive annual compensation of $3,000, a fee of $300 for each meeting attended (and $250 for each committee meeting attended) and reimbursement of reasonable expenses incurred in attending meetings. During the twelve months ended December 31, 1995, the Company granted Don Wohl, a director of the Company, a stock option exercisable for 100,000 shares of Common Stock at a price of $5.00 per share and a warrant exercisable for 100,000 shares of Common Stock at a price of $5.875 per share. On August 2, 1995, the Company granted Lee A. Iacocca, a director of the Company, (i) a stock option to purchase 10,000 shares of Common Stock pursuant to the Company's Directors' Stock Option Plan and (ii) stock options to purchase up to 500,000 shares of Common Stock at prices ranging from $6.56 to $10.00 per share. See "Certain Relationships and Related Transactions."

DIRECTORS' STOCK OPTION PLAN

    The Company's Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors and approved by the stockholders to enable the Company to attract and retain the services of non-employee members of the Board and to provide them with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in the Company. The Directors' Plan covers an aggregate of 60,000 shares of Common Stock and will expire in 2001. In November 1993 the Board of Directors approved an amendment to the Directors' Plan to increase from 10,000 to 20,000 the number of shares which may be issued thereunder to a director, which amendment was approved by the stockholders in December 1993.

    The Directors' Plan, as amended, provides that each non-employee person who becomes a director will receive an option to purchase a minimum of 10,000 shares and up to a maximum of 20,000 shares of Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date the option is granted.

    In the twelve months ended December 31, 1995, Mr. Iacocca was granted 10,000 options under the Directors' Plan at an exercise price of $6.56 upon his election to the Board of Directors. Mr. Muh was also granted options under this plan, all of which were cancelled prior to vesting. Upon his election to the Board on May 15, 1996, Mr. Ravich was granted an option to purchase 10,000 shares of Common Stock under the Directors' Plan at an exercise price of $9.50 per share.

EMPLOYMENT ARRANGEMENTS

    KENNETH BERG. On January 9, 1995, Kenneth Berg entered into an Amended and Restated Employment Agreement with the Company (the "Agreement"). The Agreement provides for an annual base salary of $150,000 (or at such higher rate as may be determined by the Board of Directors of the Company) and for an incentive bonus equal to 3% of the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") to the extent such EBITDA exceeds $1,000,000. As of January 1, 1996, Mr. Berg's base compensation was $200,000 per year. Under the Agreement, the termination date of the original employment agreement was extended from October 14, 1996 to January 9, 2001. In consideration for the extension of the term of the Agreement, the Company issued Mr. Berg 200,000 shares of Common Stock on March 21, 1995; provided, however, that (i) such shares of Common Stock vest pro rata over the term of Mr. Berg's Agreement, (ii) Mr. Berg may not dispose of any such Common Stock prior to January 9, 1998 and
(iii) beginning on January 9, 1998, Mr. Berg may only dispose of such Common Stock at a rate of 50,000 shares per year.

    Mr. Berg is entitled to participate in the Company's fringe benefits, bonus, profit-sharing and incentive plans. He is also entitled to reimbursement for medical expenses not covered by the Company's or other health plans and for certain Company-related travel expenses, including use of an automobile and related expenses. The Company has agreed to provide Mr. Berg with such financial and accounting services as he may reasonably request.

    The Agreement provides that Mr. Berg is obligated to devote his full-time services to the Company, although he is permitted to continue to engage in other business activities so long as such activities do not conflict with, or otherwise unreasonably interfere with, the performance of his services to the Company. Under the Agreement, in the event of disability preventing his performance of full-time duty for nine consecutive months, the Company may discontinue payment of his base salary after such nine-month period; provided that the base salary will be reinstated if he returns to full-time duty within 18 months (and during the term of the Agreement following the nine-month disability period). The Agreement also provides that in the event of Mr. Berg's death, the Company shall pay to Mr. Berg's estate or designated beneficiaries a death benefit equal to one year's base salary and the pro rata portion of any incentive bonus to which he would be entitled.

    Under the Agreement, the Board of Directors of the Company may only terminate Mr. Berg for "cause," which is defined in the Agreement as the conviction of Mr. Berg for a felony. Upon such termination of Mr. Berg for cause, the Company will pay Mr. Berg his base salary through the date of termination at the rate in effect on such date of termination; provided, however, that all of Mr. Berg's entitlements, other compensation or fringe benefits will immediately terminate (to the maximum extent permitted by law).

    The Agreement also provides that if the Company terminates Mr. Berg's employment without cause, the Company shall pay to Mr. Berg in one lump sum (less applicable tax withholding but adjusted for any surtax under Section 280G of the Internal Revenue Code of 1986, as amended) an amount in cash equal to two times the sum of Mr. Berg's base salary and incentive bonus that would otherwise be payable to Mr. Berg during the full remaining contract term of his employment under the Agreement (the "Severance Payments"). In addition, if Mr. Berg's employment is terminated without cause, all stock options granted by the Company to Mr. Berg which are not vested, will vest concurrently with the effective date of termination and the exercise period of such options will be extended by five years. The Agreement also provides that Mr. Berg may terminate his employment agreement with "good reason" (as defined in the Agreement) and in such event would be entitled to the Severance Payments described above. Good reason is defined in the Agreement to include, but is not limited to, a (i) "change in control" of the Company (as defined in the Agreement to occur when, among other things, any person or entity beneficially owns, directly or indirectly, 20% or more of the combined voting power of the Company's then outstanding securities, (ii) a relocation of Mr. Berg's principal office or (iii) a material reduction in the nature and scope of Mr. Berg's duties to the Company.

    DONNA S. GUIDO. Donna S. Guido joined the Company as its Vice Chairman of the Board on March 25, 1995. The Company's employment agreement with Ms. Guido provides that she is to receive an annual salary of $175,000 per year. The employment relationship is at will. If the Company terminates Ms. Guido after the first year of the agreement for reasons other than "for cause" (as defined in the agreement), the Company will pay Ms. Guido an amount equal to three months' salary on the effective date of such termination.

    As additional compensation under her March 1995 employment agreement, the Company granted to Ms. Guido the option to purchase 250,000 shares of the Company's Common Stock. Twenty percent (20%) of such options vest each year over a five-year period. If there is a friendly change of control of the Company (as opposed to a hostile takeover), 50% of the 250,000 options which have not previously vested will immediately vest. If a change of control results from a hostile takeover, 100% of the 250,000 options not then vested will immediately vest. Ms. Guido is entitled to receive such vacation, insurance, expense and other employment benefits that are provided to other senior executives of the Company. Ms. Guido is reimbursed for certain automobile expenses and for the rental of an apartment in Los Angeles, California.

    MICHAEL D. MOOSLIN. Michael D. Mooslin joined the Company as President and Chief Operating Officer on March 16, 1992. Pursuant to Mr. Mooslin's amended and restated employment agreement with the Company, he receives a base salary at an annual rate of $150,000 (or such higher rate as may be determined by the Board of Directors of the Company). In 1993 and 1994, Mr. Mooslin accepted a temporary reduction in current salary to $125,000 per annum in return for certain loans. As such loans were forgiven, the amount thereof was reported as "Other Annual Compensation." Mr. Mooslin is entitled to participate in fringe benefits and bonus, profit sharing and incentive plans as determined by the Board of Directors. Mr. Mooslin is reimbursed for certain Company-related travel expenses. The Company makes annual payments for an automobile and reimbursement of up to $1,500 per month for rent and related housing expenses. The Company may terminate the employment agreement in the event that Mr. Mooslin is disabled and unable to perform his full-time duties for a consecutive period of 90 days or for a total of 120 days in any consecutive twelve-month period. The agreement expires on March 17, 1997, but provides that it shall continue from year-to-year thereafter unless terminated by either the Company or by Mr. Mooslin upon notice to the other provided not less than 90 nor more than 120 days prior to the end of the term. The Company may terminate the employment agreement with cause if Mr. Mooslin willfully breaches or habitually neglects his duties. The Company may also terminate the agreement without cause. In the latter event, the Company would be required to pay to Mr. Mooslin the amount of his base salary for the remainder of the term plus an additional amount equal to his base salary. The agreement also provides that Mr. Mooslin may terminate his employment with the Company if, among other things, (i) Mr. Mooslin is not reelected or reappointed to (other than by his own choice) the office and position of President or such additional office or position to which Mr. Mooslin may subsequently be elected or (ii) there is a material reduction in the nature and scope of Mr. Mooslin's duties to the Company. In such event, the Company will pay Mr. Mooslin his base salary through the period ending on the date of his termination and an amount equal to no less than six months of his base salary.

    ROBERT F. KAUTZ. Robert F. Kautz has been Chief Financial Officer of the Company since February 1995. Pursuant to a February 29, 1996 amendment to his February 24, 1995 agreement with the Company, he receives a base salary at an annual rate of $175,000, to be increased annually in accordance with the recommendation of the Compensation Committee. Mr. Kautz is entitled to participate in such fringe benefits, bonus, profit sharing and incentive plans as determined by the Board of Directors. He also receives automobile and other allowances of $2,100 per month in the aggregate. Pursuant to Mr. Kautz's agreement with the Company, the Company has loaned to Mr. Kautz $25,000 in 1995 and $35,000 in 1996. The term of Mr. Kautz's employment agreement is three years from February 29, 1996, subject to two annual renewal options which may be exercised by the Company. The Company has the right to terminate Mr. Kautz's agreement without cause and in such event the $60,000 in loans referred to above would be forgiven.

    In February 1995 the Company granted Mr. Kautz an option to purchase 200,000 shares of the Company's Common Stock. The option has a term of ten years and 20% of such options vest each year over the first five years of Mr. Kautz's employment. In November 1995, the Company granted Mr. Kautz an option to purchase 50,000 shares of the Company's Common Stock. The option became exercisable on February 24, 1996 and has a term of ten years. In the event of a change in control of the Company, all of Mr. Kautz's options which are not vested as of the effective date of such sale or change in control will immediately and automatically become vested and exercisable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to November 1995, the Company did not have a Compensation Committee. Prior to the creation of the Compensation Committee, Kenneth Berg, Chairman of the Board and Chief Executive Officer, and Don Wohl, the Company's only outside director from January to July 1995, participated in deliberations concerning executive compensation. In November 1995, the Board of Directors formed a Compensation Committee. Robert Muh and Don Wohl were elected to the Committee. Mr. Iacocca was appointed to this Committee upon Mr. Muh's resignation in March 1996. The Compensation Committee did not meet during 1995.

    Mr. Kenneth Berg and Mr. Don Wohl both served as directors of Vitafort International Corporation during 1995. Mr. Berg resigned from such directorship in April 1996.

    During the twelve months ended December 31, 1995, the Company obtained certain accounting, bookkeeping, occupancy and other office services from a corporation controlled by Kenneth Berg in return for aggregate payments of $77,576. Additional payments are anticipated for the upcoming fiscal year which are expected to be a lesser amount due to a reduction in office space and personnel.

    On March 7, 1994, the Company and Don Wohl, a director of the Company, entered into a Consulting Agreement. Such agreement, which has since terminated, provided for Mr. Wohl to provide part-time financial consulting services to the Company in connection with the Company's plans for business expansion, at the Company's request, to the degree reasonably required to provide the services required under such agreement. For such services, the Company granted Mr. Wohl a warrant to purchase 200,000 shares of the Company's Common Stock at a price of $6.00 per share. The warrants become exercisable at the rate of 33.3% per year beginning one year from the date of grant.

    On November 28, 1994, in furtherance and expansion of Don Wohl's existing financial consulting arrangement, the Company entered into a Non-Qualified Stock Option Agreement with Mr. Wohl, whereby the Company granted him an option to purchase 100,000 shares of the Company's Common Stock at a price of $5.00 per share. These options become exercisable at the rate of 33.3% per year and expire 10 years from the date of grant.

    On June 5, 1995, in recognition of Don Wohl's continuing role in financing the Company, the Company entered into a Warrant Agreement with Mr. Wohl, whereby the Company granted him the right to purchase 100,000 shares of the Company's Common Stock at a price of $5.875 per share. The warrant becomes exercisable beginning August 15, 1996 and expires on August 15, 2000.

    Mr. Wohl is also the Managing General Partner of KKRO Partners, L.P., which partnership previously owned a minority interest in the Santa Monica, Brentwood and Beverly Hills Koo Koo Roo restaurants. (the "Partnership"). On September 26, 1995, the Company agreed to purchase the limited partners' interest in the Partnership. As consideration for the purchase, which closed in November 1995, the Company issued 275,848 shares of Common Stock in payment of a purchase price of approximately $2 million (approximately equal to such partners' investment in the Partnership). At the time of the transaction, said shares of stock had a value of approximately $2,000,000, which amount was substantially the same as the Partnership's investment in these restaurants.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

    The following table sets forth certain information as of May 15, 1996 with respect to the beneficial ownership of the Company's Common Stock, which constitutes the Company's only outstanding class of voting securities, by (i) each person who, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock, (ii) each director of the Company, (iii) the Named Executive Officers and (iv) all executive officers and directors of the Company as a group:


                                                             AMOUNT OF               PERCENT
          NAME OF BENEFICIAL OWNER/(1)/              BENEFICIAL OWNERSHIP/*//*/   OF CLASS/(2)/
- --------------------------------------------------   --------------------------   --------------
Kenneth Berg                                                   3,496,783  /(3)/        22.7%
Donna S. Guido                                                    52,400  /(4)/          *
Michael D. Mooslin                                               264,050  /(5)/         1.8%
Morton J. Wall                                                    15,700  /(6)/          *
Robert F. Kautz                                                   90,000  /(7)/          *
Kory L. Berg                                                     144,000  /(8)/         1.0%
Lee A. Iacocca                                                   309,000  /(9)/         2.1%
Jess M. Ravich                                                    18,250 /(10)/          *
Don Wohl                                                         171,666 /(11)/         1.1%
All Directors and Executive Officers as a Group
  (9 persons)                                                  4,561,849 /(12)/        28.0%

- ----------------------
*   Represents less than 1% of the outstanding Common Stock.

** To the best knowledge of the Company, as of the date of the table no director, executive officer or 5% stockholder beneficially owned any shares of Convertible Preferred Stock except for Mr. Ravich as described in footnote (10) below. Separately, each of the Company's executive officers and directors (other than Mr. Ravich) has agreed not to sell any shares of Common Stock during the 13-month period ending April 20, 1997, except that with the approval of the Chairman of the Board of the Company and prior notice to the Placement Agents, each of them may sell up to ten percent (10%) of his or her holdings of Common Stock as of such date, and may sell amounts in excess thereof with the approval of both Placement Agents.


(1) The address of Kenneth Berg, Donna S. Guido, Michael D. Mooslin, Don Wohl, Kory L. Berg, Robert F. Kautz is in care of the Company, 11075 Santa Monica Boulevard, Suite 225, Los Angeles, California 90025. The address of Lee A. Iacocca is 1440 South Sepulveda Blvd., Third Floor, Los Angeles, California 90025. The address of Morton J. Wall is in care of the Company, 75 Route #27, Iselin, New Jersey 08830-0411. The address of Jess M. Ravich is 11766 Wilshire Boulevard, Suite 870, Los Angeles, California 90025.
(2) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of a specified date as provided for in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Each beneficial owner's percentage is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of the above table have been exercised. Further, the amounts do not give effect to any conversion of shares of Convertible Preferred Stock because the number of shares of Common Stock deemed to be beneficially owned by such persons can not be estimated. The number of shares of Common Stock issuable is dependent on future trading prices of the Common Stock. As of the date of the table, there were outstanding 1,200,000 shares of Convertible Preferred Stock.
(3) Kenneth Berg's holdings include: (a) 950,000 shares of Common Stock held by his spouse which Mr. Berg has the right to vote pursuant to a proxy (Mr. Berg disclaims beneficial ownership of such shares) and (b) 613,333 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of the table.
(4) Includes 50,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of the table.
(5) Includes 262,800 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of the table.

(6) Includes 50 shares of Common Stock held by his spouse (Mr. Wall disclaims beneficial ownership of such shares). Includes 15,600 shares of Common Stock issuable upon exercise of options within 60 days of the date of the table.
(7) Includes 90,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of the table.
(8) Includes 24,000 shares of Common Stock issuable upon exercise of options within 60 days of the date of the table.
(9) Includes 250,000 shares of Common Stock issuable upon exercise of options within 60 days of the date of the table.

(10) Includes 18,250 shares of Common Stock issuable upon exercise of Warrants exercisable within 60 days of the date of the table. Excludes (i) 10,000 shares of Convertible Preferred Stock and Warrants to purchase 18,000 shares of Convertible Preferred Stock owned by Mr. Ravich and (ii) Warrants to purchase 18,000 shares of Convertible Preferred Stock owned by Libra Investments, Inc. that Mr. Ravich may be deemed to beneficially own in his capacity as Chief Executive Officer and majority shareholder of such firm. Mr. Ravich disclaims such beneficial ownership. The shares of Convertible Preferred Stock and related warrants may be converted into, or exercised and converted into, shares of Common Stock upon the terms of the Convertible Preferred Stock. The actual number of shares of Common Stock issuable is dependent on factors that cannot be predicted at this time including, among others, the future market price of the Common Stock. See "Description of Capital Stock."

(11) Includes 171,666 shares of Common Stock issuable upon exercise of warrants and options within 60 days of the date of the table.

(12) Includes 1,060,733 shares of Common Stock reserved for issuance pursuant to the Company's Stock Awards Plan and non-plan options and warrants to purchase 434,916 shares of Common Stock, all of which are exercisable within 60 days of the date of the table.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Pursuant to the employment agreement with Donna S. Guido, the Vice Chairman of the Board, the Company has agreed to hire DSG Associates, Inc. ("DSG"), a consulting firm founded by Ms. Guido and in which she has an ownership interest, to provide consulting services to the Company. DSG will provide such services to the Company as long as DSG's prices are competitive with those of companies providing similar services. Such services include, but are not be limited to, secret shopper services, provision of Company training manuals and other operations and marketing services, and the production of a company newsletter. The Company made payments of $327,603 in the twelve months ended December 31, 1995 for such services.

   On March 7, 1994, the Company and Don Wohl, a director of the Company, entered into a Consulting Agreement. Such agreement, which has since terminated, provided for Mr. Wohl to provide part-time financial consulting services to the Company in connection with the Company's plans for business expansion, at the Company's request, to the degree reasonably required to provide the services required under such agreement. For such services, the Company granted Mr. Wohl a warrant to purchase 200,000 shares of the Company's Common Stock at a price of $6.00 per share. The warrants become exercisable at the rate of 33.3% per year beginning one year from the date of grant.

   On November 28, 1994, in furtherance and expansion of Don Wohl's existing financial consulting arrangement, the Company entered into a Non-Qualified Stock Option Agreement with Mr. Wohl, whereby the Company granted him an option to purchase 100,000 shares of the Company's Common Stock at a price of $5.00 per share. These options become exercisable at the rate of 33.3% per year and expire 10 years from the date of grant.

   On June 5, 1995, in recognition of Don Wohl's continuing role in financing the Company, the Company entered into a Warrant Agreement with Mr. Wohl, whereby the Company granted him the right to purchase 100,000 shares of the Company's Common Stock at a price of $5.875 per share. The warrant becomes exercisable beginning August 15, 1996 and expires on August 15, 2000.

   Mr. Wohl is also the Managing General Partner of KKRO Partners, L.P., which partnership previously owned a minority interest in the Santa Monica, Brentwood and Beverly Hills Koo Koo Roo restaurants. (the "Partnership"). On September 26, 1995, the Company agreed to purchase the limited partners' interest in the Partnership. As consideration for the purchase, which closed in November 1995, the Company issued 275,848 shares of Common Stock in payment of a purchase price of approximately $2 million (approximately equal to such partners' investment in the Partnership). At the time of the transaction, said shares of stock had a value of approximately $2,000,000, which amount was substantially the same as the Partnership's investment in these restaurants.

   On November 28, 1994, the Company entered into a Non-Qualified Stock Option Agreement with Kenneth Berg, whereby the Company granted him stock options to purchase 700,000 shares of the Company's Common Stock at a price of $5.00 per share. These options become exercisable at the rate of 33.3% per year and expire 10 years from the date of grant.

   On February 24, 1995, the Company entered into a Non-Qualified Stock Option Agreement with Robert F. Kautz, whereby the Company granted him an option to purchase 200,000 shares of the Company's Common Stock at a price of $5.72 per share. These options become exercisable at the rate of 20% per year and expire 10 years from the date of grant.

   On March 25, 1995, the Company entered into a Non-Qualified Stock Option Agreement with Donna S. Guido, whereby the Company granted her an option to purchase 250,000 shares of the Company's Common Stock at a price of $5.50 per share. These options become exercisable at the rate of 20% per year and expire 10 years from the date of grant.

   On April 6, 1995, the Company entered into a Non-Qualified Stock Option Agreement with Kory L. Berg, whereby the Company granted him an option to purchase 10,000 shares of the Company's Common Stock at a price of $4.9375 per share. These options become exercisable at the rate of 20% per year and expire 10 years from the date of grant.

   On July 12, 1995, the Company entered into a Non-Qualified Stock Option Agreement with Morton J. Wall, whereby the Company granted him an option to purchase 18,000 shares of the Company's Common Stock at a price of $6.75 per share. These options become exercisable at the rate of 20% per year and expire 10 years from the date of grant.

   On August 2, 1995, the Company entered into a Non-Qualified Stock Option Agreement with Lee A. Iacocca, a director of the Company, whereby the Company granted him an option to purchase up to 500,000 shares of the Company's Common
Stock: (i) 250,000 of such shares are currently exercisable at a price of $6.56 per share and expire four years from the date of grant; (ii) 75,000 of such shares become exercisable one year from the date of grant at a price of $7.50 per share and expire five years from the date of grant; (iii) 75,000 of such shares become exercisable two years from the date of grant at a price of $8.50 per share and expire six years from the date of grant; and (iv) 100,000 of such shares become exercisable three years from the date of grant at a price of $10.00 per share and expire seven years from the date of grant. Also see "Management--Directors' Stock Option Plan."

   On November 16, 1995, the Company entered into a Non-Qualified Stock Option Agreement with Mr. Kautz, whereby the Company granted him an option to purchase 50,000 shares of the Company's Common Stock at a price of $7.25 per share. These options became exercisable on February 24, 1996 and expire 10 years from the date of grant.

   On April 15, 1996, the Company entered into a Non-Qualified Stock Option Agreement with Kennerth Berg whereby the Company granted him an option to purchase 500,000 shares of the Company's Common Stock at a price of 8.50 per share. These options became exercisable on April 15, 1996 and expire 10 years from the date of grant.

   During the twelve months ended December 31, 1995, the Company obtained certain accounting, bookkeeping, occupancy and other office services from a corporation controlled by Kenneth Berg in return for aggregate payments of $77,576. Additional payments are anticipated for the upcoming fiscal year which are expected to be a lesser amount due to a reduction in office space and personnel.

   Mr. Ravich is an executive of Libra Investments, Inc., which acted as a Placement Agent for the 1996 Private Placements and received one-half of the compensation paid by the Company in connection therewith. The aggregate compensation paid by the Company to both of its Placement Agents consisted of 7-1/2% of the aggregate cash proceeds received by the Company and warrants to acquire (i) 40,500 shares of Common Stock for a purchase price of $7.75 per share (subject to adjustment) and (ii) 108,000 shares of Convertible Preferred Stock for a purchase price of $25.00 per share. Also see "Management-- Directors' Stock Option Plan."

                              SELLING STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of the Common Shares to be offered hereby as of May 15, 1996, and as adjusted to reflect the sale of the securities offered hereby, by the Selling Stockholders. Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their securities, except to the extent that authority is shared by spouses under applicable law or as otherwise noted below. The information in the table concerning the Selling Stockholders who may offer Common Shares hereunder from time to time is based on information provided to the Company by such securityholders, except for the assumed conversion ratio of shares of Convertible Preferred Stock into Common Stock, which is based solely on the assumptions discussed or referenced in footnote (1) to the table. Information concerning such Selling Stockholders may change from time to time and any changes of which the Company is advised will be set forth in a Prospectus Supplement to the extent required. See "Plan of Distribution."

                                           COMMON SHARES                                COMMON SHARES
                                           BENEFICIALLY          COMMON SHARES          BENEFICIALLY
                                          OWNED PRIOR TO           TO BE SOLD            OWNED AFTER
                                         THE OFFERING/(1)/    IN THE OFFERING/(1)/      THE OFFERING
               NAME OF                 --------------------   --------------------   -------------------
         SELLING STOCKHOLDER            NUMBER     PERCENT           NUMBER          NUMBER      PERCENT
- -------------------------------------  -------     --------   --------------------   ------      -------
Anvil Investment Partners, L.P.         83,908         *              83,908            0           0

W. Jeffrey Baxter & Melanie              6,992         *               6,992            0           0
  Baxter Ttees, FBO Baxter
  Living Trust Dated 8/21/92

The Canyon Value Realization            34,962         *              34,962            0           0
  Fund (Cayman), Ltd.

The Value Realization Fund, L.P.        34,962         *              34,962            0           0

Cerberus International, Ltd.            50,345         *              50,345            0           0

Ultra Cerberus Ltd.                      6,992         *               6,992            0           0

Ariel Fund, Ltd.                        82,510         *              82,510            0           0

Robert A. Davidow and Diana R.
  Davidow                               34,962         *              34,962            0           0

The Copernicus Fund, L.P.              104,885         *             104,885            0           0

The Galileo Fund, L.P.                 174,809        1.2%           174,809            0           0

Dickstein & Co., L.P.                  122,366         *             122,366            0           0

Dickstein International Limited         17,481         *              17,481            0           0

Dorchester Partners L.P.               139,847         *             139,847            0           0

The Jay Goldman Master
   Limited Partnership                 139,847         *             139,847            0           0

Gotham Capital III, L.P.                75,378         *              75,378            0           0

Gotham Capital IV, L.P.                 20,977         *              20,977            0           0

Alfred Partners, L.L.C.                 43,492         *              43,492            0           0

JMG Capital Partners, L.P.             132,855         *             132,855            0           0

                                           COMMON SHARES                                COMMON SHARES
                                           BENEFICIALLY          COMMON SHARES          BENEFICIALLY
                                          OWNED PRIOR TO           TO BE SOLD            OWNED AFTER
                                         THE OFFERING/(1)/    IN THE OFFERING/(1)/      THE OFFERING
               NAME OF                 --------------------   --------------------   -------------------
         SELLING STOCKHOLDER            NUMBER     PERCENT           NUMBER          NUMBER      PERCENT
- -------------------------------------  -------     --------   --------------------   ------      -------
JMG Capital Management, Inc.
  Money Purchase Pension Plan            6,992         *               6,992            0           0

James Lippman                           13,985         *              13,985            0           0

Steve Jackson Family Trust              13,985         *              13,985            0           0

Metropolis Partners, L.P.              139,847         *             139,847            0           0

Newberg Family Trust UTD               139,847         *             139,847            0           0
  12/18/90

Opus Capital Partners, L.P.             41,954         *              41,954            0           0

Ravich Revocable Trust of 1989          34,962         *              34,962            0           0

Salomon Brothers Inc                   139,847         *             139,847            0           0

Seneca Capital L.P.                     83,908         *              83,908            0           0

Seneca Capital International, Ltd.      15,103         *              15,103            0           0

Palamundo LDC                           11,747         *              11,747            0           0

ZPB Securities, LLC                     12,307         *              12,307            0           0

DFG Corporation                         16,782         *              16,782            0           0

DeWind Partners, L.P.                   34,962         *              34,962            0           0

TCW Shared Opportunity
  Fund II, L.P.                         69,924         *              69,924            0           0

Upchurch Living Trust
  UAD 12/14/90                          13,985         *              13,985            0           0

Steven A. Amos                          34,962         *              34,962            0           0

Nutmeg Partners, L.P.                   41,954         *              41,954            0           0

GAM Arbitrage Investments, Inc.         41,954         *              41,954            0           0

Leonardo, L.P.                          55,939         *              55,939            0           0

AG Super Fund, L.P.                     55,939         *              55,939            0           0

AG Arb Partners, L.P.                   55,939         *              55,939            0           0

AG Super Fund International
  Partners, L.P.                        41,954         *              41,954            0           0

Angelo, Gordon & Co., L.P.              41,954         *              41,954            0           0

Raphael, L.P.                           55,939         *              55,939            0           0

Michael Angelo, L.P.                    27,969         *              27,969            0           0

NY-DBL Diamond Group                    27,969         *              27,969            0           0

Licap Partners                          41,954         *              41,954            0           0

                                           COMMON SHARES                                COMMON SHARES
                                           BENEFICIALLY          COMMON SHARES          BENEFICIALLY
                                          OWNED PRIOR TO           TO BE SOLD            OWNED AFTER
                                         THE OFFERING/(1)/    IN THE OFFERING/(1)/      THE OFFERING
               NAME OF                 --------------------   --------------------   -------------------
         SELLING STOCKHOLDER            NUMBER     PERCENT           NUMBER          NUMBER      PERCENT
- -------------------------------------  -------     --------   --------------------   ------      -------
Linda Cappello                          98,232         *              98,232            0           0
                                         9,113/(2)/                    9,113

Gerard K. Cappello                      63,158         *              63,158            0           0
                                         6,075/(2)/                    9,113

Nelson Partners                        209,771        1.4%           209,771            0           0

Olympus Securities, Ltd.               139,847         *             139,847            0           0

Fayerweather Associates                 27,969         *              27,969            0           0

Lisa G. Shine                            4,195         *               4,195            0           0

Loretta Hirsh Shine                     9,789          *               9,789            0           0
Lawrence Kaplan                         6,992          *               6,992            0           0
Arbco Associates, L.P.                100,690          *             100,690            0           0
Offense Group Associates, L.P.        100,690          *             100,690            0           0
Kayne Anderson Non-Traditional        218,162          1.5%          218,162            0           0
  Investments, L.P.
Kessler Asher Group, Limited           55,939          *              55,939            0           0
  Partnership
KA Trading LP.                         13,985          *              13,985            0           0
Ronald H. Means                         6,992          *               6,992            0           0
Barry Meisel                            6,992          *               6,992            0           0
Natalie Meisel                          3,496          *               3,496            0           0
Stuart Meisel                           2,297          *               2,297            0           0
Theodore Meisel                        21,676          *              21,676            0           0
Silverton International Fund          139,847          *             139,847            0           0
 Limited
Kyneton Investments Ltd.              209,771          1.4%          209,771            0           0
Standard Global Equity Partners,       17,719          *              17,719            0           0
  L.P.
Scorpion Offshore Investment          149,238          1.0%          149,238            0           0
  Fund, Ltd.
Standard Pacific Capital Offshore      10,912          *              10,912            0           0
  Fund, Ltd.
The Common Fund Hedged Equity          10,523          *              10,523            0           0
  Fund
The & Trust                             9,933          *               9,933            0           0

                                           COMMON SHARES                                COMMON SHARES
                                           BENEFICIALLY          COMMON SHARES          BENEFICIALLY
                                          OWNED PRIOR TO           TO BE SOLD            OWNED AFTER
                                         THE OFFERING/(1)/    IN THE OFFERING/(1)/      THE OFFERING
               NAME OF                 --------------------   --------------------   -------------------
         SELLING STOCKHOLDER            NUMBER     PERCENT           NUMBER          NUMBER      PERCENT
- -------------------------------------  -------     --------   --------------------   ------      -------
Chestnut Pacific Limited                 12,845        *                    12,845        0            0
  Partnership
Daniel S. Martin                         26,571        *                    26,571        0            0
Jeffrey Ullman                           34,962        *                    34,962        0            0
Small Company Subtrust of DFA      227,000/(2)/        1.5%                227,000        0            0
  Group Trust
U.S. 9-10 Small Company            120,000/(2)/        *                   120,000        0            0
  Portfolio
6-10 Subtrust of DFA Group Trust    94,700/(2)/        *                    94,700        0            0
U.S. 6-10 Small Company Series       8,300/(2)/        *                     8,300        0            0
Libra Investments, Inc.                  62,931        *                    62,931        0            0
Ravich Revocable Trust                   62,931        *                    62,931        0            0
                                    18,250/(2)/                             18,250
Upchurch Living Trust UAD                20,977        *                    20,977        0            0
  12/14/90                           2,000/(2)/                              2,000
Mark Zucker                              17,481        *                    17,481        0            0
Robert G. Morrish                        13,985        *                    13,985        0            0
Charles A. Yamarone                      10,489        *                    10,489        0            0
Dan Dominguez                       10,000/(2)/        *                    10,000        0            0
M. Viner                            10,000/(2)/        *                    10,000        0            0
Martin Mick                         10,000/(2)/        *                    10,000        0            0
Stewart Hacker                       5,000/(2)/        *                     5,000        0            0
Louis Gonda                         39,409/(2)/        *                    39,409        0            0
Lawrence K. Fleischman                   46,807        *                    46,807        0            0
                                     5,062/(2)/                              5,062
Lorne A. Goldberg                    1,500/(2)/        *                     1,500        0            0
Stuart M. Isen                       1,500/(2)/        *                     1,500        0            0
Index Securities S.A.                     1,573        *                     1,573        0            0
George Levin                         7,000/(2)/        *                     7,000        0            0

- -------------------
*   Represents less than 1% of the outstanding Common Stock.

(1) Except in the case of Shares indicated with the footnote (2), such beneficial ownership represents an estimate of the number of shares of Common Stock issuable upon the conversion of shares of Convertible Preferred Stock beneficially owned by such person (either directly or through the exercise of Convertible Preferred Stock Warrants), assuming the last reported sales price of $9.00 per share of Common Stock on June 10, 1996 were used to determine the number of shares of Common Stock issuable as of the first date on which Convertible Preferred Stock may be converted. The actual number of shares of Common Stock offered hereby is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, application of the conversion provisions based on market prices prevailing at the actual date of conversion and whether or to what extent dividends are paid in Common Stock. In order to calculate the number of shares of Convertible Preferred Stock or Convertible Preferred Stock Warrants to purchase such shares beneficially held, multiply the amount included in the column captioned "Common Shares Beneficially Owned Prior to the Offering" (other than share amounts indicated with the footnote (2)), by 0.28603. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock. The shares of Convertible Preferred Stock and the Convertible Preferred Stock Warrants were issued in the 1996 Private Placements. See "Risk Factors--Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustment" and "Description of Capital Stock."
(2) Represents beneficial ownership of shares of Common Stock issued in the 1996 Private Placements or upon the exercise of Common Stock Warrants issued in connection therewith as well as certain shares of Common Stock issued in other private placements. The shares issued in connection with the 1996 Private Placements and the related Common Stock Warrants are subject to adjustment under circumstances. See "Risk Factors--Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustments" and "Description of Capital Stock."

                          DESCRIPTION OF CAPITAL STOCK

          The Company's Certificate of Incorporation, as amended, authorizes the issuance of 55,000,000 shares of capital stock, of which 50,000,000 shares are designated as Common Stock, par value $0.01 per share, and 5,000,000 shares are designated as Preferred Stock, par value $0.01 per share, 1,350,000 of which have been designated as shares of Convertible Preferred Stock. As of May 15, 1996, 14,766,999 shares of Common Stock (net of treasury shares) and 1,200,000 shares of Convertible Preferred Stock were issued and outstanding.

COMMON STOCK

          Holders of Common Stock are entitled to one vote for each share of Common Stock on all matters submitted to a vote of stockholders. There are no cumulative voting rights. The rights, privileges and preferences of the holders of Common Stock are subject to the rights of the holders of the Convertible Preferred Stock and of any shares of preferred stock that may be designated and issued by the Company in the future. Subject to the restrictions contained in preferred stock issued by the Company, holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of legally available funds. Upon any liquidation, dissolution or winding up of the Company, subject to the rights of holders of shares of preferred stock, holders of Common Stock are entitled to share pro rata in any distribution to the stockholders. Holders of Common Stock do not have preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

          Subject to certain exceptions, if, during the twelve-month period following the closing of the 1996 Private Placements, the Company sells any shares of Common Stock for an issue price less than $7.245 per share (the original issue price of the 450,000 shares placed in that transaction), the purchase price per share of such Common Stock shall be adjusted downward to equal such lower issue price (along with a similar adjustment to the Common Stock Warrants). The Company presently expects to satisfy such obligation, if any, by issuing additional shares of Common Stock. If such shares may not be issued for any reason, the adjustment will have to be paid in cash. As with the conversion price of the Convertible Preferred Stock, whether or not any adjustment will be necessary in the future will depend upon factors which cannot be predicted by the Company at this time including, among others, the future market price of the Common Stock and the time at which holders of Convertible Preferred Stock elect to convert or are forced by the Company to so convert such shares into Common Stock. The terms of the 1996 Private Placements do not provide for any limit on the number of shares of Common Stock which the Company may be required to issue in respect thereof. See "Risk Factors--Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustment."

          Pursuant to Section 2115 of the California Corporations Code (the "California Law"), a corporation incorporated in a State other than California (such as the Company, which is incorporated in Delaware) may nevertheless be subject to certain of the provisions of the California Law (as specified in Section 2115 of the California Law) applicable to California corporations (commonly designated a "Quasi-California Corporation") if more than one-half of its outstanding voting securities are owned of record by persons having addresses in California and more than half of its business is conducted in California (generally, if the average of its property factor, payroll factor and sales factor (as defined in Sections 25129, 25132 and 25134 of the California Revenue and Taxation Code) is more than 50 percent during its latest full income year). Such a foreign corporation will not be treated as a Quasi-California Corporation if, however, it has more than 800 holders of a class of securities qualified for trading on the Nasdaq National Market. Based on the stockholders list prepared for the Company's 1996 Annual Meeting of Stockholders, the Company exceeds this requirement by a significant amount and, accordingly, Section 2115 is not presently applicable to the Company.

PREFERRED STOCK

          The Company's Board of Directors, without the approval of the holders of the Common Stock, is authorized to designate for issuance up to 5,000,000 shares of Preferred Stock, in such series and with such rights, privileges and preferences as the Board of Directors may from time to time determine. As of the date of this Prospectus, 1,350,000 of such shares have been designated as Convertible Preferred Stock; 1,200,000 of such Shares are issued and outstanding and 108,000 are subject to the Convertible Preferred Stock Warrants. The Company has no current plans to issue any of the 42,000 shares of Convertible Preferred Stock that are unissued and not subject to Convertible Preferred Stock Warrants.

          Each share of Convertible Preferred Stock is entitled to receive dividends, payable quarterly, at the rate of 5% per annum in preference to any payment made on any other shares of capital stock of the Company. Any dividend payable commencing more than 90 days after the date of issuance of the Convertible Preferred Stock may be paid, at the option of the Company, either
(i) in cash or (ii) upon proper notice, in shares of Common Stock if such shares have been registered for resale under the Securities Act (as provided for hereunder). If a dividend is paid in Common Stock, the shares to be issued as a dividend shall be valued at the average of the daily means between the low trading price and the closing price of the Common Stock over the three consecutive trading days prior to the related dividend record date. Each share of Convertible Preferred Stock is also entitled to a liquidation preference of $25.00 per share, plus any accrued but unpaid dividends, in preference to any other class or series of capital stock of the Company. Except as otherwise provided by applicable law, holders of shares of Convertible Preferred Stock have no voting rights.

          Commencing 91 days after the March 20, 1996 date of issuance, 10% (or such larger percentage as is determined by the Company in its sole discretion) of the number of shares of Convertible Preferred Stock held of record by each holder on such 91st day shall become convertible into shares of Common Stock, and thereafter on the successive monthly anniversaries of such 91st day an equal number of such shares shall become convertible so that, approximately 13 months after original issuance, all shares of Convertible Preferred Stock will be convertible into shares of Common Stock. The number of shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock will equal the liquidation preference of the shares being converted divided by the then-effective conversion price applicable to the Common Stock (the "Conversion Price"). The Conversion Price, as of any date, shall be the lesser of (i) the actual selling price at which the holder converting has sold shares of Common Stock (if any) during the three trading days prior to conversion in a bona fide trade with an unaffiliated third party (which may not be less than the lowest trading price on the date of such trade as reported by the Nasdaq National Market) or (ii) the average of the daily means between the low trading price and the closing price of the Common Stock for the three consecutive trading days prior to conversion, in either case reduced by the Applicable Percentage (as defined herein). The "Applicable Percentage" is dependent upon the amount of time which has passed from original issuance to the date of measurement, being 13% up to the fourth month and from the fourth month to thirteenth month being 14%, 15 1/4%, 17%, 19 1/2%, 21%, 23%, 25%, 27% and 27 1/2% during each such month, and 29% thereafter. At any date more than 13 months after the date of issuance, the Conversion Price will be the lesser of (a) 71% of the average of the daily means between the low trading price of the Common Stock and the closing price of the Common Stock for all the trading days during the 13th month or (b) 71% of the average of the daily means between the low trading price and the closing price of the Common Stock during the three days immediately preceding the date of conversion. The Conversion Price is at all times also subject to adjustment for customary anti-dilution events such as stock splits, stock dividends, reorganizations and certain mergers affecting the Common Stock. The shares of Convertible Preferred Stock were originally placed in March 1996.

          The Convertible Preferred Stock may be redeemed in whole or in part at any time beginning 14 months after the date of issuance, on at least 30 days' notice, at a redemption price equal to $25.00 per share plus accrued and unpaid dividends if (i) the average closing price of the Common Stock for the 20 consecutive trading days prior to the date of such notice exceeds $18.00 per share and (ii) the shares of Common Stock issuable upon conversion are subject to an effective resale registration statement under the Securities Act (as provided for hereunder) or may otherwise be sold pursuant to Rule 144(k) under such act. Further, the Company may require holders of Convertible Preferred Stock to convert such shares into shares of Common Stock if the Company sells Common Stock for cash in a registered underwritten public offering and the underwriters agree to sell all shares of Common Stock that holders of Convertible Preferred Stock desire to sell in the offering. In such event, the conversion price for such shares will be the public offering price, less the underwriters' gross spread, reduced by the Applicable Percentage set forth above.

          The exact number of shares issuable upon conversion of all of the Convertible Preferred Stock and offered hereby cannot currently be estimated but, generally, such issuances of Common Stock will vary inversely with the market price of the Common Stock. The holders of Common Stock ownership interest will be materially diluted by conversion of the Convertible Preferred Stock, which dilution will depend on the future market price of the Common Stock. Investors should review carefully the material under "Risk Factors-- Effect of Convertible Preferred Stock; Potential Common Stock Adjustment" and "Securities Market Factors" as well as the other information contained in this Prospectus.

          Under applicable Delaware law and the Company's Certificate of Incorporation, the Company's Board of Directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any series of unissued preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. Issuance of preferred stock may adversely affect the rights, privileges and preferences afforded the holders of Common Stock, including a decrease in the amount available for distribution to holders of the Common Stock in the event of a liquidation or payment of preferred dividends. The issuance of additional shares of preferred stock, and shares of Common Stock into which such preferred stock may be converted, may, among other things, have the effect of delaying, deferring or preventing a change in control of the Company, discouraging tender offers for the Company and inhibiting certain equity issuances until substantially all such shares are converted or redeemed. The Company currently has no plans to designate and/or issue any additional shares of preferred stock, except those issuable pursuant to the Convertible Preferred Stock Warrants.

WARRANTS AND OPTIONS

          In connection with the 1996 Private Placements, the Company agreed to issue to the placement agents in the transaction the Convertible Preferred Stock Warrants to purchase 108,000 shares of Convertible Preferred Stock at $25.00 per share and the Common Stock Warrants to purchase 40,500 shares of Common Stock at $7.75 per share. Such warrants will be exercisable for a period of five years from the date of issuance for securities that are substantially identical to those issued in the 1996 Private Placements. Pursuant to its terms, the Convertible Preferred Stock becomes convertible ratably over the fourth through thirteenth month after issuance at discounts to the future market price of Common Stock increasing from 13% to 29% over the same period. The number of shares of Common Stock issuable is also subject to adjustment. See "Risk Factors--Effect of Convertible Preferred Stock; Adjustment to Common Stock," "-- Common Stock" and "--Preferred Stock."

          In addition to the warrants issued in connection with the 1996 Private Placements, the Company had outstanding as of May 15, 1996 warrants to purchase an aggregate of approximately 2.4 million shares of Common Stock at an average exercise price of $6.06 and presently outstanding options to purchase an aggregate of approximately 7.4 million shares of Common Stock at an average exercise price of $5.66. Of these, approximately 300,000 shares of Common Stock issuable upon exercise of warrants and approximately 3.2 million shares of Common Stock issuable upon the exercise of stock options, beneficially owned by certain of the Company's executive officers and directors, are subject to a lock-up agreement. See footnotes to the table under the caption "Security Ownership of Certain Beneficial

Holders and Management." Also see "Risk Factors--Dilutive Effect of Options and Warrants; Shares Available for Future Sale" and Note 7 to the Consolidated Financial Statements.

DELAWARE LAW AND LIMITATIONS ON CHANGES IN CONTROL

          Section 203 of the Delaware General Corporation Law (the "DGCL") prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66-2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

          The Company's bylaws require advance notice of any action (including nomination of directors) to be proposed at any annual or special meeting of stockholders and set forth other specific procedures that a stockholder must follow to properly bring any business in front of such a meeting. In addition, the bylaws provide that a special meeting of the Company's stockholders may only be called by the Chairman of the Board of Directors of the Company or by a majority of the total number of directors which the Company would have if there were no vacancies; no such meeting may be called by the stockholders. A director may be removed from office at any time, with or without cause by stockholders, but only by the affirmative vote of the holders of at least 75% of the then-outstanding shares of voting stock of the Company. Any amendment of the bylaws or certain provisions of the Certificate of Incorporation by stockholders will require the affirmative vote of the holders of at least 75% of the shares of Common Stock then outstanding.

          These bylaw provisions, the provisions authorizing the Board of Directors to issue preferred stock without stockholder approval and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

          The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law. This provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its directors from compliance with federal or state securities laws. The Certificate of Incorporation also provides that each person who is or was or had agreed to become a director or officer of the Company or of certain affiliated entities shall be indemnified by the Company, in accordance with its Bylaws, to the full extent permitted from time to time by the Delaware General Corporation Law and that the Company may enter into one or more agreements with any person which provide for indemnification greater or different therefrom. The bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law. The bylaws also provide for advancement of expenses. Following any "change in control" of the Company of the type required to be reported under Item 1 to Form 8-K promulgated under the Exchange Act, any determination of entitlement to indemnification under the Company's Bylaws must be made by independent legal counsel.

TRANSFER AGENT AND REGISTRAR

          The Transfer Agent and Registrar for the Common Stock is Continental Stock Transfer Company.

                        SHARES AVAILABLE FOR FUTURE SALE

          In general, Rule 144 under the Securities Act, as currently in effect ("Rule 144"), provides that a person (or persons whose sales are aggregated) who is an affiliate of the Company or who has beneficially owned shares that were issued and sold in reliance upon exemptions from registration under the Securities Act ("Restricted Shares") for at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the then outstanding shares of Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a notice of intent to sell. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is not deemed to have been an "affiliate" of the Company at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for at least three years, is entitled to sell such shares under Rule 144 without regard to volume limitations, manner-of-sale provisions, notice requirements or the availability of current public information about the Company. In June of 1995, the Commission published a notice of proposed rulemaking to amend the holding period requirements discussed above contained in Rule 144(d) and (k) which, if adopted as proposed, would permit resales of Restricted Shares after one and two years, respectively (other than after two and three years, respectively, as described above). The Company cannot predict whether such amendments will be adopted or the effect thereof on the trading market for its Common Stock.

          Of the approximately 20.1 million shares of Common Stock estimated to be outstanding upon completion of this offering (subject to the assumptions set forth or referred to on the cover page of this Prospectus related to future market prices of the Common Stock), approximately 17.1 million shares have been registered under the Securities Act and are freely tradeable, and approximately
2.1 million shares are tradeable subject to compliance with the requirements of Rule 144. The remaining approximately 900,000 shares of Common Stock, and the approximately 2.4 million shares of Common Stock issuable upon the exercise of presently outstanding warrants, will be tradeable subject to the holding period restrictions under, and compliance with the other requirements of, Rule 144 discussed above. Of the approximately 7.4 million shares of Common Stock issuable upon the exercise of presently outstanding options, approximately 4.2 shares will be freely tradeable upon exercise thereof, and the remaining shares will be tradeable subject to the holding period restrictions under, and compliance with the other requirements of, Rule 144 discussed above. See "Summary--The Offering."

          In addition, the approximately 2.4 million shares of Common Stock issuable upon exercise of presently outstanding warrants (excluding the warrants issued in connection with the 1996 Private Placements), and the approximately
7.4 million shares of Common Stock issuable upon exercise of presently outstanding options, are entitled to certain registration rights, and upon the effectiveness of a registration statement covering such shares, will be eligible for resale in the public market without restrictions under the Securities Act. Of these, approximately 300,000 shares of Common Stock issuable upon exercise of warrants and approximately 3.2 million shares of Common Stock issuable upon the exercise of stock options beneficially owned by certain of the Company's directors and executive officers are subject to a lock-up agreement. See footnotes to the table under the caption "Security Ownership of Certain Beneficial Holders and Management."

     No predictions can be made as to the effect that sales of Common Stock under Rule 144, pursuant to a registration statement or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Dilutive Effect of Option and Warrants; Shares Available for Future Sale" and "--Effect of Conversion of Convertible Preferred Stock; Potential Common Stock Adjustment."

                              PLAN OF DISTRIBUTION

     The Selling Stockholders have advised the Company that the sale or distribution of the Common Stock may be effected directly to purchasers by the Selling Stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on any stock exchange, in the Nasdaq National Market, or in the over-the-counter market, (ii) in transactions otherwise than on any stock exchange or in the over-the-counter market, or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Common Stock. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case a determined by the Selling Stockholder or by agreement between the Selling Stockholder and underwriters, brokers, dealers or agents, or purchasers. If the Selling Stockholders effect such transactions by selling Common Stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchaser of Common Stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholders and any brokers, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters, and any profit on the sale of Common Stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     Under the securities laws of certain states, the Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The Company will pay all of the expenses incident to the registration, offering and sale of the Common Stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. The Company estimates that the expenses of the offering to be borne by it will be approximately $175,000. The Company will not receive any proceeds from the sale of any of the Common Stock by the Selling Stockholders.

     Cappello Capital Corp. and Libra Investments, Inc. acted as placement agents in connection with the placement of the Convertible Preferred Stock which has been or will be converted into the Common Stock offered hereby, and said firms received a fee and warrants from the Company in connection therewith.

     The Company has informed the Selling Stockholders that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Exchange Act may apply to purchases and sales of Common Stock by the Selling Stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the Common Stock. The Company has also advised the Selling Stockholders that if a particular offer of Common Stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a Prospectus Supplement must be distributed setting forth such terms and related information as required.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby has been passed upon for the Company by McKenna & Stahl, Irvine, California. Harry S. Stahl, a partner in McKenna & Stahl, owns options to acquire 30,000 shares of Common Stock.


                                    EXPERTS

     The consolidated financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                    Page
                                                                    ----
 AUDITED FINANCIAL STATEMENTS

 Report of Independent Certified Public Accountants                 F-2

 Consolidated Balance Sheets as of
   December 31, 1994 and 1995                                       F-3

 Consolidated Statements of Operations for the
   years ended December 31, 1993, 1994 and 1995                     F-4

 Consolidated Statements of Stockholders' Equity for the
   years ended December 31, 1993, 1994 and 1995                     F-5

 Consolidated Statements of Cash Flows for the
   years ended December 31, 1993, 1994 and 1995                     F-6

 Notes to Consolidated Financial Statements                         F-8

 UNAUDITED FINANCIAL STATEMENTS

 Condensed Consolidated Balance Sheets as of
   December 31, 1995 and March 31, 1996                             F-23

 Condensed Consolidated Statements of Operations for the
   three months ended March 31, 1995 and 1996                       F-24

 Condensed Consolidated Statements of Stockholders' Equity
   for the three months ended March 31, 1996                        F-25

 Condensed Consolidated Statements of Cash Flows for the
   three months ended March 31, 1995 and 1996                       F-26

 Notes to Condensed Consolidated Financial Statements               F-27

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Koo Koo Roo, Inc.
Los Angeles, California

We have audited the accompanying consolidated balance sheets of Koo Koo Roo, Inc. and subsidiaries as of December 31, 1994 and 1995 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Koo Koo Roo, Inc. and its subsidiaries and Color Me Mine, Inc., which has been accounted for as a pooling of interests as described in Note 14 to the consolidated financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Koo Koo Roo, Inc. and subsidiaries as of December 31, 1994 and 1995 and the results of their operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                  BDO SEIDMAN, LLP


Los Angeles, California
March 8, 1996, except for Note 14
 which is as of March 22, 1996

                       KOO KOO ROO, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    December 31,
                                                            -----------------------------
                                                                 1994            1995
                                                            --------------  -------------
                                                              (Restated)      (Restated)
                                    ASSETS
                                    ------
Current Assets:
 Cash and cash equivalents                                     $  544,185    $ 3,501,815
 Marketable securities (Note 3)                                         -      3,663,111
 Inventories                                                      106,180        186,742
 Prepaid expense and other                                        334,489        680,703
                                                               ----------    -----------

       Total current assets                                       984,854      8,032,371

Property and equipment, net (Note 4)                            5,777,203     14,270,703

Intangibles and other assets (Note 5)                           1,594,350      4,251,586
                                                               ----------    -----------

                                                                8,356,407    $26,554,660
                                                               ==========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
Current Liabilities:
 Accounts payable                                            $    535,767    $  1,660,899
 Accrued payroll                                                  215,934         491,169
 Accrued store closing costs (Notes 10 and 11)                    312,920         546,463
 Other accrued liabilities                                        704,819       1,416,236
 Deferred franchise revenue                                       610,000               -
                                                             ------------    ------------
       Total current liabilities                                2,379,440       4,114,767
                                                             ------------    ------------

Notes and loans payable - long term                                75,000         178,646
                                                             ------------    ------------
Minority interest (Note 6)                                      2,154,323         718,109
                                                             ------------    ------------

Commitments and contingencies (Notes 3, 10, 11 and 12)

Stockholders' Equity (Notes 6, 7, 10 and 14)
 Preferred stock, $.01 par value, 5,000,000
   shares authorized; none issued or outstanding                        -               -
Common stock, $.01 par value, 25,000,000
   shares authorized; 8,901,339 and
   14,329,851 shares issued and outstanding                        89,013         143,299
 Additional paid-in capital                                    14,998,672      40,467,687
 Accumulated deficit                                          (11,339,441)    (18,274,719)
 Treasury stock, 60,000 and 84,352 shares, at cost                   (600)         (2,242)
 Common stock issued for unearned compensation                          -        (790,887)
                                                             ------------    ------------

       Total stockholders' equity                               3,747,644      21,543,138
                                                             ------------    ------------

                                                             $  8,356,407    $ 26,554,660
                                                             ============    ============

          See accompanying notes to consolidated financial statements.

                       KOO KOO ROO, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               Year ended December 31,
                                                    --------------------------------------------
                                                        1993           1994            1995
                                                    ------------   ------------   --------------
                                                                                    (Restated)
Revenues:
 Sales                                              $ 4,806,615    $ 8,772,251      $20,298,583
 Other                                                  275,000        210,938          597,697
                                                    -----------    -----------      -----------

   Total                                              5,081,615      8,983,189       20,896,280
                                                    -----------    -----------      -----------

Cost of sales:
 Food and paper                                       1,768,092      3,367,400        7,323,220
 Labor costs                                          1,589,788      3,089,820        7,199,229
                                                    -----------    -----------      -----------

   Total                                              3,357,880      6,457,220       14,522,449
                                                    -----------    -----------      -----------

   Gross profit                                       1,723,735      2,525,969        6,373,831
                                                    -----------    -----------      -----------

Operating expenses:
 Loss on store closings (Note 10)                       485,508        424,633          586,605
 Occupancy expense (Note 11)                            752,162      1,236,910        1,858,730
 Other operating expenses                             2,705,481      5,727,696       10,979,552
                                                    -----------    -----------      -----------

   Total                                              3,943,151      7,389,239       13,424,887
                                                    -----------    -----------      -----------

   Loss before minority interest                     (2,219,416)    (4,863,270)      (7,051,056)

Minority interest in loss (Note 6)                            -         81,731          140,221
                                                    -----------    -----------      -----------

Net loss                                            $(2,219,416)   $(4,781,539)     $(6,910,835)
                                                    ===========    ===========      ===========

Net loss per common share                                 $(.48)         $(.63)          $ (.57)
                                                    ===========    ===========      ===========

Weighted average number of common
 and common equivalent shares                         4,611,278      7,626,788       12,093,539
                                                    ===========    ===========      ===========

          See accompanying notes to consolidated financial statements.

                       KOO KOO ROO, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                              Common Stock          Additional
                                       -------------------------     Paid-in      Accumulated    Treasury      Unearned
                                          Shares        Amount       Capital        Deficit        Stock     Compensation
                                       -------------   ---------   -----------   -------------   ---------   -------------

Balance, January 1, 1993                  4,210,000    $ 42,100    $ 6,065,563   $ (4,351,854)    $     -       $       -
Stock Issuances:
 Private placement (Note 7)               1,114,295      11,143      3,097,387              -           -               -
 Exercise of stock options                  108,000       1,080        512,920              -           -               -
 Payment of expenses                        434,730       4,347        610,800              -           -               -
 Payment of stockholders'
  loans                                     700,000       7,000        343,000              -           -               -
 Acquisition of assets (Note 8)           1,000,000      10,000        326,870              -           -               -
Cancellation of outstanding
 shares (Note 7)                           (400,000)     (4,000)         4,000              -           -               -
Other                                             -           -         50,919              -           -               -
Net loss for the year                             -           -              -     (2,219,416)          -               -
                                         ----------    --------    -----------   ------------    --------    ------------
Balance, December 31, 1993                7,167,025      71,670     11,011,459     (6,571,270)          -               -
Stock Issuances:
 Private placement
  warrants (Note 7)                         600,005       6,000      2,394,020              -           -               -
 Exercise of stock options                  489,444       4,895        765,271              -           -               -
 Exercise of warrants                       511,228       5,112        265,388              -           -               -
 Payment of certain expenses                 11,448         114         59,386              -           -               -
 Sale and repurchase regarding
  proposed financing
  transaction (Note 10)                      60,000         600              -              -        (600)              -
 Acquisition of assets                       85,189         852        499,148              -           -               -
Cancellation of outstanding
 shares (Note 7)                           (400,000)     (4,000)         4,000              -           -               -
Net loss for the year                             -           -              -     (4,781,539)          -               -
                                         ----------    --------    -----------   ------------    --------    ------------
Balance, December 31, 1994                8,524,339      85,243     14,998,672    (11,352,809)       (600)              -
 Acquisition (Note 14)                      377,000       3,770              -         13,368           -               -
                                         ----------    --------    -----------   ------------    --------    ------------
Balance, December 31, 1994
 as restated                              8,901,339      89,013     14,998,672    (11,339,441)       (600)              -

Stock Issuances:
 Private placements                       3,985,821      39,858     17,621,767              -           -               -
 Exercise of stock options                   61,722         617        221,216              -           -               -
 Exercise of warrants                       480,000       4,801      1,987,200              -           -               -
 Acquisition of minority interest           300,000       3,000      1,908,735              -        (242)              -
 Payment of expenses                        159,560       1,596        862,261              -           -               -
 Acquisition of assets                      241,409       2,414      1,924,836              -           -               -
 Employment contract
  extension (Note 12)                       200,000       2,000        943,000              -           -        (945,000)
 Acquisition of treasury stock                    -           -              -              -      (1,400)              -
Distributions to shareholders                     -           -              -        (24,443)          -               -
Amortization of deferred
 compensation                                     -           -              -              -           -         154,113
Net loss for the year                             -           -              -     (6,910,835)          -               -
                                         ----------    --------    -----------   ------------    --------    ------------
Balance, December 31, 1995               14,329,851    $143,299    $40,467,687   $(18,274,719)    $(2,242)      $(790,887)
                                         ==========    ========    ===========   ============    ========    ============

          See accompanying notes to consolidated financial statements.

                       KOO KOO ROO, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                    Year ended December 31,
                                                           --------------------------------------------
                                                               1993           1994           1995
                                                           ------------   ------------   --------------
                                                                                           (Restated)

Cash Flows From Operating Activities:
 Net loss                                                  $(2,219,416)   $(4,781,539)     $(6,910,835)
 Adjustments to reconcile net loss to
   net cash used in operating activities:
     Depreciation and amortization                             312,444        640,259        2,153,116
     Deferred franchise revenue                                120,000        490,000          (80,000)
     Other                                                     218,115         34,500          190,733
     Minority interest in net loss                                   -        (81,731)        (140,221)
     Assets written off or abandoned                           438,781        164,993          695,104
     Changes in operating assets and
       liabilities:
     Inventories                                                (2,189)       (31,503)         (80,562)
     Prepaid expenses and other                               (624,163)       401,873         (347,614)
     Accounts payable                                           60,523        202,583        1,125,132
     Accrued expenses and other
       liabilities                                             213,656        361,938        1,220,195
                                                           -----------    -----------      -----------

 Net cash used in operating activities                      (1,482,249)    (2,598,627)      (2,174,952)
                                                           -----------    -----------      -----------

Cash Flows From Investing Activities:
 Sale (acquisition) of marketable
   securities                                                        -              -       (3,663,111)
 Acquisition of property and equipment                        (509,663)    (3,756,883)     (10,155,235)
 Lease acquisition and other costs                            (558,803)      (280,503)        (126,660)
 Pre-opening costs                                                   -              -       (1,286,662)
 Lease security deposits                                       (14,734)       (48,845)         (90,911)
                                                           -----------    -----------      -----------

 Net cash used in investing activities                      (1,083,200)    (4,086,231)     (15,322,579)
                                                           -----------    -----------      -----------

                       KOO KOO ROO, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONCLUDED)



                                                                  Year ended December 31,
                                                         -----------------------------------------
                                                            1993         1994           1995
                                                         ----------   -----------   --------------
                                                                                      (Restated)

Cash Flows From Financing Activities:
 Proceeds from loans payable                               888,000       115,000        103,646
 Payments on loans payable                                (538,000)            -       (115,000)
 Minority capital contributions                                  -     2,234,150        615,500
 Proceeds of private placements                          3,108,530     2,400,020     17,661,625
 Exercise of common stock options and
   warrants                                                514,000     1,040,666      2,213,833
 Other                                                       1,500             -        (24,443)
                                                        ----------    ----------    -----------

 Net cash provided by financing
   activities                                            3,974,030     5,789,836     20,455,161
                                                        ----------    ----------    -----------

Net Increase (Decrease) in Cash
 and Cash Equivalents                                    1,408,581      (895,022)     2,957,630
Cash and Cash Equivalents,
 beginning of period                                        30,626     1,439,207        544,185
                                                        ----------    ----------    -----------

Cash and Cash Equivalents,
 end of year                                            $1,439,207    $  544,185    $ 3,501,815
                                                        ==========    ==========    ===========

          See accompanying notes to consolidated financial statements.

                      KOO KOO ROO, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    Business

    Koo Koo Roo, Inc. (the "Company") operates under the name Koo Koo Roo California Kitchen casual dining restaurants featuring flame-broiled skinless chicken, rotisserie chicken, hand-carved turkey, salads, sandwiches and fresh-baked goods. To complement its principal business, the Company has expanded to provide, under the name Arrosto Coffee Company, a variety of fresh-roasted coffees, pastries and other coffee-related products and merchandise.

    Principles of Consolidation

    The consolidated financial statements include the accounts of the Company, its subsidiaries and limited partnerships in which the Company held a controlling interest. All significant intercompany transactions and balances are eliminated.

    Accounting Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Cash and Cash Equivalents

    The Company considers all highly liquid investments purchased with initial maturities of three months or less to be cash equivalents. The Company maintains a significant portion of its cash balance in two financial institutions.

    Marketable Securities

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company classifies its investments in debt and equity securities into three categories: held-to-maturity, available-for-sale, or trading. Held-to-maturity investments are valued at amortized cost. Available-for-sale investments are valued at fair value with the net unrealized gains or losses shown as a separate component of stockholders' equity until realized. Trading investments are also valued at fair value but net unrealized gains or losses are included in earnings.

                      KOO KOO ROO, INC. AND SUBSIDIARIES

NOTE 1 - BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

    Concentration of Credit Risks

    The Company maintains cash balances at various financial institutions. Deposits not to exceed $100,000 for each institution are insured by the Federal Deposit Insurance Corporation. At December 31, 1995, the Company has uninsured cash and cash equivalents in the amount of $4,100,000.

    Inventories

    Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out method. Inventories are comprised of food and restaurant supplies.

    Equipment and Depreciation

    Equipment is recorded at cost and is depreciated over estimated useful lives of 5 to 7 years using the straight-line method. Leasehold improvements are recorded at cost and are amortized over the lesser of the estimated useful lives of the property or the lease term using the straight line method.

    Change of Fiscal Year

    Effective December 31, 1995, the Company changed its fiscal year from June 30 to December 31. Accordingly, the Company has elected to restate prior financial statements solely to conform to a 12 month period ending December 31 (see Note 2).

    Store Locations

    The following is an analysis of Company-owned and franchised restaurants opened and operated during the periods (not including six Arrosto Coffee Company locations and four Color Me Mine studios open as of December 31, 1995. Each of the Arrosto locations is located in a Koo Koo Roo restaurant identified in the table):

                                   Year Ended December 31,
                                 ---------------------------
                                  1993      1994      1995
                                 -------   ------   --------
    Numbers of Restaurants:
    At beginning of period:
      Company-owned                6            6       8
      Franchised                   3            1       -
    Opened during period:
      Company-owned                2 (A)        2       9 (C)
      Franchised                   1 (B)        -       1
    Closed during period:
      Company-owned                2 (B)        -       1
      Franchised                   3 (A)        1       1 (C)
    At end of period:
      Company-owned                6            8      16
      Franchised                   1            -       -

    (A) One franchised restaurant was acquired as a Company-owned restaurant in June 1993.
    (B) One Company-owned restaurant was sold to a franchisee in November, 1993.
    (C) One franchised restaurant was acquired as a Company-owned restaurant in August 1995.

                      KOO KOO ROO, INC. AND SUBSIDIARIES

NOTE 1 - BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

    Pre-Opening Costs

    Pre-Opening costs consisting primarily of occupancy costs, salaries and related expenses are incurred by the Company prior to the opening of new restaurants. These expenses are capitalized and are amortized over a 12 month period beginning with the month in which the restaurant opens.

    Lease Acquisition Costs

    Lease acquisition costs are being amortized over the term of each respective lease beginning with the opening month of the restaurant's operation.

    Income Taxes

    The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets using enacted rates in effect in the years in which the differences are expected to reverse.

    Net Loss Per Common Share

    Net loss per common share has been computed based on the weighted average number of common and common equivalent shares outstanding. Common equivalent shares representing the common shares that would be issued on exercise of convertible securities and outstanding stock options and warrants reduced by the number of shares which could be purchased from the related exercise proceeds are not included since their effect would be anti-dilutive.

    New Accounting Pronouncements

    Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" (SFAS No. 121) issued by the Financial Accounting Standards Board (FASB) is effective for financial statements for fiscal years beginning after December 15, 1995. The new standard establishes new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The Company does not expect adoption to have a material effect on its financial position or results of operations.

    Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) issued by the Financial Accounting Standards Board (FASB) is effective for specific transactions entered into after December 15, 1995, while the disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning no later than December 15, 1995. The new standard establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from nonemployees in exchange for equity instruments. At the present time, the Company has not determined if it will change its accounting policy for stock based compensation or only provide the required financial statement disclosures. As such, the impact on the Company's financial position and results of operations is currently unknown.

                      KOO KOO ROO, INC. AND SUBSIDIARIES

NOTE 2 - TRANSITION REPORT

    During 1995 the Company amended its By-laws to change its fiscal year end from June 30 to December 31 commencing with the period ended December 31, 1995. In accordance with this change in year end the Company has reported its financial results for the years ended December 31, 1993, 1994 and 1995 on a 12 month basis.

    The restated financial results involve only a re-combination of previously reported results in order to accomplish the change from a June 30th to a December 31st year end. There are no changes to the Company's historical financial results.


NOTE 3 - MARKETABLE SECURITIES

    At December 31, 1995 marketable securities consist of $3,663,111 face value (which approximates market value) of U.S. Treasury Notes maturing at various dates from August 31, 1996 to February 29, 2000. Interest rates on these notes
range from 6.125% to 7.75%.   These securities are classified as "Available-for-
sale" and included within current assets since management intends to convert these investments to cash during the fiscal year ending December 31, 1996.


NOTE 4 - PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                            December 31,
                                    ---------------------------
                                        1994           1995
                                    -------------   -----------
    Leasehold improvements            $2,973,990    $ 7,997,098
    Machinery and equipment            2,659,155      5,144,284
    Furniture and fixtures             1,032,306      2,021,527
    Construction-in-progress             299,022      1,248,244
                                      ----------    -----------
                                       6,964,473     16,411,153
    Accumulated depreciation
     and amortization                 (1,187,270)    (2,140,450)
                                      ----------    -----------
    Net Property and equipment        $5,777,203    $14,270,703
                                      ==========    ===========

    As of December 31, 1995, the estimated cost to complete construction-in-progress is approximately $4.2 million.

                      KOO KOO ROO, INC. AND SUBSIDIARIES

NOTE 5 - INTANGIBLES AND OTHER ASSETS

    Intangibles and other assets consists of the following:

                                                               December 31,
                                                         -------------------------
                                                             1994          1995
                                                         ------------   ----------
        Lease security deposits                            $  192,164   $  275,240
        Lease acquisition costs, net of accumulated
          amortization of $19,654 and $81,481                 934,842    1,511,328
        Pre-opening costs, net of accumulated
          amortization of $184,629 and $454,455                     -      840,891
        Other intangibles, net of accumulated
          amortization of $126,579 and $394,535               467,344    1,624,127
                                                           ----------   ----------
        Net Intangible and other assets                    $1,594,350   $4,251,586
                                                           ==========   ==========

NOTE 6 - MINORITY INTEREST IN SUBSIDIARIES

    Minority interest represents i) the limited partners' interest in three partnerships, which are controlled by the Company, formed to establish new Koo Koo Roo restaurants; and ii) a 10% ownership interest in Color Me Mine held by its founders. Pursuant to the partnership agreements, profits and losses are allocated based on various factors including historical profits and losses and cash distributions. The financial results of these partnerships have been consolidated into those of the Company. The Company shares the general and limited partnership interest in one remaining partnership. The other partners' equity is shown as minority interest on the accompanying consolidated balance sheet.

    On September 26, 1995, the Company agreed to purchase the limited partner's minority interest in three Los Angeles restaurants. As consideration for this purchase, the Company issued 300,000 shares of its unregistered common stock of which 24,152 shares were returned to the Company as treasury stock.

NOTE 7 - STOCKHOLDERS' EQUITY

    Private Placement Offerings

    In September 1993, the Company completed a private placement offering and received a total of $3,108,530 (net of related costs and expenses of $491,500). The offering consisted of common stock, convertible debentures and warrants. In connection with this offering, the Company issued 600,005 shares of its common stock, as well as warrants for the same number of shares and issued convertible debentures amounting to $1,800,015. The warrants were exercisable at a price of $4.00 per share for a period of one year. The debentures paid interest monthly at an annual rate of 8% and were subordinate to all existing and future senior indebtedness of the Company. On November 24, 1993, the debentures were converted into 514,290 shares of the Company's common stock. During 1994 all warrants from the private placement were exercised and the Company received a total of $2,400,020 and issued 600,005 shares of its common stock.

                      KOO KOO ROO, INC. AND SUBSIDIARIES

NOTE 7 - STOCKHOLDERS' EQUITY (Continued)

    In late January and early February 1995, the Company completed a private placement offering and received a total of $4,243,500. In connection with this offering the Company issued 942,999 shares of its common stock. The offering also included Warrants to purchase 471,499 shares of common stock at an exercise price of $5.00 per share and expiring on January 31, 1998. The Company has the right, under certain conditions, to request the mandatory exercise of these warrants after January 1, 1996.

    In June 1995, the Company completed a private placement offering and received a total of $13,418,125, net of related costs and expenses of $854,256. In connection with this offering, the Company issued 3,042,812 shares of common stock. The offering also included warrants to purchase 1,197,863 shares of common stock at exercise prices of $5.70 or $5.75 per share, exercisable after August 15, 1996 and expiring May 31, 1998. The Company has the right, under certain conditions, to request the mandatory exercise of these warrants after August 15, 1996.

    Stock Awards Plan

    The Company has established a Stock Awards Plan (the "Awards Plan") that has been adopted by the Board of Directors and approved by the stockholders on behalf of selected eligible employees and consultants. The Awards Plan covers an aggregate of 4,250,000 shares of common stock as amended on January 18, 1995, and is administered by a committee appointed by the Board of Directors. The Awards Plan provides for the issuance of stock options, stock appreciation rights ("SARs"), restricted stock and other awards (collectively, "Awards").

    Two types of stock options may be granted under the Awards Plan: incentive stock options ("ISOs") which are intended to qualify under Section 422 of the Internal Revenue Code ("IRC"), and non-qualified stock options ("NQSOs"). The option price of each NQSO granted under the Awards Plan may not be less than the par value of a share of common stock. The option price of each ISO granted under the Awards Plan must be at least equal to the stock's fair market value on the date the ISO is granted. The Stock Awards Committee determines the option exercise period of each option. The period may not exceed ten years from the date of grant. The aggregate fair market value of the shares covered by ISOs granted under all stock option plans of the Company that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit. The NQSOs granted under the Awards Plan have been granted at an exercise price which is no less than the fair market value at the date of grant.

                      KOO KOO ROO, INC. AND SUBSIDIARIES

NOTE 7 - STOCKHOLDERS' EQUITY (Continued)

    The following table summarizes the activity in the Awards Plan:

                                                     Number of shares         Price range
                                                     -----------------   ----------------------
        Shares under option - January 1, 1993              671,000       $0.6250   -    $2.8100
          Granted                                          898,500        1.2500   -     7.6875
          Exercised                                         (8,000)       1.7500   -
          Terminated                                       (46,500)       1.2500   -     7.3750
                                                         ---------
        Shares under option - December 31, 1993          1,515,000        0.6250   -     7.6875
          Granted                                        1,854,000        4.0625   -     8.0000
          Exercised                                        (45,000)       1.7500   -     2.4000
          Terminated                                      (860,800)       1.7500   -     8.0000
                                                         ---------
        Shares under option - December 31, 1994          2,463,200        0.6250   -     8.0000
          Granted                                        1,108,000        4.0625   -     9.2500
          Exercised                                         (4,500)       1.7500   -
          Terminated                                      (472,500)       1.7500   -     8.8750
                                                         ---------
        Shares under option - December 31, 1995          3,094,200       $0.6250   -    $9.2500
                                                         =========

    The number of shares of common stock available for granting future options was 1,227,000, 233,800 and 1,098,300 at December 31, 1993, 1994 and 1995. At
December 31, 1995, options were  exercisable to purchase 955,533 shares.

    Non-Plan Options and Warrants
    The Company has from time to time awarded stock options or granted warrants to certain non-employees. These options and warrants have terms varying from 1 to 10 years, are exercisable over periods up to 5 years, and have prices that approximated the fair value on the date granted.

                      KOO KOO ROO, INC. AND SUBSIDIARIES

NOTE 7 - STOCKHOLDERS' EQUITY (Continued)

    The following table summarizes the activity of non-plan options and warrants:

                                                     Number of shares          Price range
                                                     -----------------   -----------------------

        Shares under option - January 1, 1993               225,000      $0.5000    -   $ 5.7500
          Granted                                           930,266       1.5000    -     6.3750
          Exercised                                        (100,000)      5.0000
                                                          ---------
        Shares under option - December 31, 1993           1,055,266       0.5000    -     6.3750
          Granted                                         1,485,000       0.5000    -     7.5000
          Exercised                                        (964,444)      0.5000    -     4.1500
          Terminated                                       (185,000)      2.7500    -     5.7500
                                                          ---------
        Shares under option - December 31, 1994           1,390,822       1.5000    -     7.5000
          Granted                                         1,700,000       4.5000    -    10.0000
          Exercised                                        (537,222)      1.5000    -     5.1875
                                                          ---------
        Shares under option - December 31, 1995           2,553,600      $1.5000    -   $10.0000
                                                          =========

        Shares exercisable - December 31, 1995            1,576,599
                                                          =========

    Directors' Stock Option Plan

    The Company has established a Directors' Stock Option Plan (the "Directors' Plan") that has been adopted by the Board of Directors and approved by the stockholders on behalf of each non-employee director. The Directors' Plan covers an aggregate of 60,000 shares of common stock and will expire in 2001.

    The Directors' Plan provides that each non-employee director would receive an option to purchase 10,000 shares (amended to 20,000 shares) at the fair market value, subject to the overall limit of the number of shares issuable under the Directors' Plan. The maximum term of each option is ten years from the date the option is granted and automatically terminates upon leaving office.

                      KOO KOO ROO, INC. AND SUBSIDIARIES

NOTE 7 - STOCKHOLDERS' EQUITY (Continued)

    On October 15, 1991, the Company granted options to a director to purchase 10,000 shares of common stock at $5.00 per share, pursuant to the Directors' Plan. On December 28, 1993, the Company granted options to a director to purchase 10,000 shares of common stock at $6.625 per share, pursuant to the Directors' Plan. On August 2, 1995 the Company granted options to a director to purchase 10,000 shares at $6.56 per share pursuant to the Directors' Plan. On November 29, 1995 the Company granted options to a director to purchase 10,000 shares at $6.875 per share pursuant to the Directors' Plan. The term of each option commences on the date of grant and terminates no later than ten years from such date. Twenty-five percent of each optionee's shares will become exercisable each year commencing on the first anniversary of the date of grant. At December 31, 1994, 10,000 shares were exercisable; 7,500 at $5.00 per share and 2,500 at $6.625 per share and at December 31, 1995 15,000 shares were exercisable; 10,000 shares at $5.00 per share and 5,000 shares at $6.625 per share.

    Escrow Shares
    Upon the consummation of its initial public offering in 1991, the Company's stockholders prior to the offering placed on a pro-rata basis an aggregate of 800,000 shares of common stock in escrow (the"Escrow Shares"), pursuant to an agreement by and among such stockholders, the Company, the escrow agent and the underwriter. The Escrow Agreement permitted the release of the Escrow Shares only upon attaining certain net income requirements. The Company did not meet the net income requirements and, consequently, the 800,000 shares were cancelled and returned to authorized but unissued status (400,000 shares in 1993 and 400,000 shares in 1994).

NOTE 8 - RELATED PARTY TRANSACTIONS

    On May 25, 1993, the Company entered into an Asset Purchase Agreement with Good Chick, Inc., which was 70% owned by the Company's principal stockholder, for the acquisition by the Company of the business and majority of the assets of Good Chick, Inc., which operated as a franchise of the Company and was party to a Special Area Development Agreement. The purchase price for the assets of Good Chick, Inc. was 1,000,000 shares of the Company's common stock valued as of April 15, 1993 (the effective date), which approximated the historical cost of the assets acquired amounting to $330,000. Since the transaction was between parties under common control, it was accounted for in a manner similar to a pooling of interests. Historical results of operations would not have been significantly different had the acquisition occurred as of the beginning of the year or the preceding period. Good Chick, Inc. assigned its right to these 1,000,000 shares to the Company's principal stockholder as partial repayment of Good Chick, Inc.'s existing debt. As a result of this transaction, the existing Special Area Development Agreement and Franchise Agreement were cancelled.

    During the years ended December 31, 1993, 1994 and 1995 a corporation in which the Company's principal stockholder has a controlling interest provided various services to the Company. These services included accounting, bookkeeping, occupancy and various other office services. The Company paid $29,146, $84,148 and $77,576, respectively, for these services during the years ended December 31, 1993, 1994 and 1995.

                      KOO KOO ROO, INC. AND SUBSIDIARIES

NOTE 8 - RELATED PARTY TRANSACTIONS (Continued)

    During the year ended December 31, 1993, the Company borrowed a total of $888,000 from its principal stockholder to pay for capital improvements and equipment of company-owned stores and certain other costs. Prior to December 31, 1993, the Company issued 700,000 shares of its common stock in repayment of $350,000 of this debt. Interest accrued on these borrowings at 8% per annum together with the remaining loan balance of $538,000 was repaid in September, 1993 from the proceeds of a private placement of debt and equity securities. The Company also issued 200,000 common shares to the principal stockholder as payment for various expenses incurred by such stockholder.

    During the years ended December 31, 1994 and 1995 a corporation in which an officer has controlling interest provided the company training manuals and other operations, recruiting and marketing services. The Company made payments of $59,967 and $327,603 during the years ended December 31, 1994 and 1995.

    On March 21, 1995, the Company issued 200,000 shares of its common stock, subject to certain restrictions, to its principal stockholder in connection with the amendment and extension of his employment agreement (see Note 12). The value assigned to these shares is being amortized over the term of the employment agreement, the unamortized portion is shown as a reduction to stockholders' equity.

NOTE 9 - INCOME TAXES

    Deferred tax assets consist of the following and the Company has provided valuation allowances to offset the benefit of any net operating loss carryforwards or deductible temporary differences as a result of adopting SFAS 109:

                                                  December 31,
                                           ---------------------------
                                               1994           1995
                                           ------------   ------------
    Deferred Tax Assets:
     Net operating loss carryforwards      $ 4,170,000    $ 7,060,000
     Other                                      16,000              -
                                           -----------    -----------
    Total Deferred Tax Assets                4,186,000      7,060,000
                                           -----------    -----------
    Deferred Tax Liabilities:
    Capitalized pre-opening costs                    -       (336,000)
    Excess depreciation                              -        (48,000)
                                           -----------    -----------
    Total Deferred Tax Liabilities                   -       (384,000)
                                           -----------    -----------
                                             4,186,000      6,676,000

    Valuation Allowance                     (4,186,000)    (6,676,000)
                                           -----------    -----------
    Net Deferred Tax Assets                $         -    $         -
                                           ===========    ===========

                      KOO KOO ROO, INC. AND SUBSIDIARIES

NOTE 9 - INCOME TAXES  (Continued)

    Since inception the Company has reported losses for income tax and financial reporting purposes. Accordingly, no provisions for Federal or state income taxes were provided. A 100% valuation allowance was provided at December 31, 1994 and 1995 since management could not determine that it was more likely than not that the net deferred tax asset would be realized.

    At December 31, 1995, the Company has available net operating loss carryforwards of approximately $19,600,000 for income tax purposes, subject to certain limitations, which expire in varying amounts through 2010. Federal tax rules, as defined by IRC Section 382, impose limitations on the use of net operating losses following certain changes in ownership. Such a change occurred during 1995, the limitation reduced the amount that such benefits would be available to offset future taxable income each year commencing in 1995 in the amount of approximately $3.4 million per year.

NOTE 10 - OTHER ITEMS

    Store Closings
    On July 9, 1993, the Company closed its location in New York City. The loss on store closing amounted to $710,000, which included the net book value of fixed assets abandoned, estimated closing costs, and estimated damages due to its Landlord including the loss of the Company's security deposit. In December 1993, the Company sold this location and recognized a gain in the financial statements for the year ended December 31, 1993 of $322,000.

    On December 15, 1993, the Company sold its location in Long Beach, California to be operated as a Koo Koo Roo franchise. As part of the sale the Company received a promissory note for $275,000 secured by all furniture, fixtures and equipment. As a result of the sale, the Company recognized a loss of $97,000 for the year ended December 31, 1993. Beginning March 1994, the franchisee defaulted on current obligations that led to the closing of the location. As a result of the store closing, the Company recognized a loss during the year ended December 31, 1994 of $380,000 which includes the unpaid amount of the promissory note, the net amount of fixed assets abandoned, estimated damages due to the landlord and other associated costs. During June 1995 the estimated damages due to the landlord were increased and, accordingly, the Company recognized an additional loss of $150,000 in the year ending December 31, 1995.

    On December 26, 1995, the Company allowed an option to renew its lease to expire and closed its location in Miami Beach, Florida which had been opened in June 1991. The loss on store closing amounted to $367,000 and included the net book value of fixed assets abandoned, estimated closing costs and additional payments due in accordance with the store lease.

                      KOO KOO ROO, INC. AND SUBSIDIARIES

NOTE 10 - OTHER ITEMS (Continued)

    Aborted Financing
    During August 1994, the Company and Casual Dining Concepts ("CDC"), a privately held company formed to operate and control restaurants, executed a Letter of Intent pursuant to which CDC would provide the Company with $55 million of capital funds in exchange for senior secured notes, preferred stock, common stock and warrants to purchase the Company's common stock. In September 1994, the Company issued 60,000 shares of its unregistered common stock to CDC for the par value of $.01 per share. The Company immediately repurchased these shares from CDC at the same price to be held in its treasury and further pledged these shares as security for up to $300,000 of loans to be made by CDC to the Company. In October 1994, the Letter of Intent expired without any definitive agreements and, after careful consideration, the Company decided it was not in its stockholders' best interest to further pursue the above financing agreement. In connection with the terms of the original Letter of Intent, the Company incurred approximately $331,000 of expenses which are included in the caption Operating Expenses in the accompanying statement of operations for the year ended December 31, 1994.

    Area Franchise / Development Rights
    On August 18, 1995, the Company purchased the franchise rights for San Diego and Northern California (including certain counties in and around San Francisco), the assets of one existing franchise location including the assignment of the lease for this location and the assumption of certain related liabilities and certain other assets (including the assignment of the lease for an additional location and the assumption of liabilities for a third location). In connection with this purchase, the Company issued 200,000 shares of its unregistered common stock. The aggregate purchase price of $1,215,000 has been allocated as follows: $150,000 to property and equipment, $240,000 in satisfaction of deferred franchise revenue and $825,000 to the acquisition of franchise rights. The franchise rights are being amortized over a period of ten years.

    In August 1995, the Company acquired certain development and joint venture rights for possible future locations in the State of Florida and certain portions of Georgia. As consideration for this agreement, the Company granted a non-plan stock option to purchase 300,000 shares of common stock at $4.50 per share, a price lower than the quoted market price at the time the option was granted. The rights were recorded at the excess of the market value over the exercise price which amounted to $414,000 and is being amortized over a period of ten years.

                      KOO KOO ROO, INC. AND SUBSIDIARIES

NOTE 11 - COMMITMENTS AND CONTINGENCIES

    The Company leases restaurants, ceramic studios, a warehouse and an office facility under long-term operating leases. Future minimum lease payments under these noncancellable operating leases are as follows:

       Year             Amount
       ----           ----------
       1996           $2,747,350
       1997            2,789,983
       1998            2,821,412
       1999            2,660,129
       2000            2,330,358
      Thereafter       6,960,356

    In addition to the above amounts, the leases generally contain inflation escalation clauses and requirements for the payment of property taxes, insurance and maintenance expenses, and security deposits and certain leases call for additional payments based on sales volume. Rent expense was $752,162 for the year ended December 31, 1993, $1,236,910 for the year ended December 31, 1994 and $1,858,730 for the year ended December 31, 1995.

    In August 1994, an action was instituted, in the Superior Court of Los Angeles, against the Company by a party seeking monies due under a lease agreement. The Company vacated the premises making it available for a new tenant and filed a counterclaim. While the ultimate liability cannot be specifically determined at this time, it is management's opinion that the ultimate resolution of the aforementioned claims will not exceed $405,000. As of December 31, 1995 this estimated liability is included in accrued store closing costs on the consolidated balance sheet (see Note 10).

    The Company has become subject to various lawsuits, claims and other legal matters in the course of conducting its business. The Company believes that the outcome of such lawsuits, claims and other legal matters will not have a material impact on the Company's consolidated financial position.

                      KOO KOO ROO, INC. AND SUBSIDIARIES

NOTE 12 - EMPLOYMENT AGREEMENTS

    The Company entered into a 5 year employment agreement with its Chairman effective October 15, 1991. On January 9, 1995 this agreement was amended and restated, whereby the term was extended for an additional 6 years and 200,000 shares of common stock were issued to the Chairman. The agreement provides aggregate minimum annual compensation of $150,000.

    On March 16, 1992, the Company entered into a 3 year employment agreement with an individual to be President and Chief Operating Officer. On March 17, 1995, the agreement was amended and restated and the term was extended for an additional 2 years. The agreement provides for minimum annual compensation of $150,000.

NOTE 13 - SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental disclosures of cash flow information:

    Interest expense was $64,701 and $9,401 during the years ended December 31, 1994 and 1995.

    Supplemental noncash investing and financing activities:

    The Company issued common stock in payment for various expenses and the acquisition of certain assets. These issuances were recorded at their fair value of the shares at the dates of issuance as follows:

                                               Shares       Amount
                                               ------       ------
    During 1993
    -----------
    Principal stockholder:                     300,000   $  131,250
    Payment of expenses                        700,000      350,000
      Repayment of loans                     1,000,000      336,870
      Acquisition of assets                    134,730      483,897
    Payment of expense

    During 1994
    -----------                                 85,189      500,000
    Acquisition of assets                       11,448       59,500
    Payment of expenses

    During 1995
    -----------
    Principal stockholder:                     200,000      945,000
      Extension of employment agreement        241,409    1,927,250
    Acquisition of assets                      275,848    1,911,493
    Acquisition of minority interest           159,560      863,857
    Payment of expenses

                      KOO KOO ROO, INC. AND SUBSIDIARIES

NOTE 14 - SUBSEQUENT EVENTS

    In March 1996, the Company agreed to acquire 90% of the stock of a small chain of paint-your-own pottery studios located in Southern California. The consideration consisted solely of 377,000 shares of restricted, unregistered Koo Koo Roo common shares. Of this total, shares aggregating $900,000 in value are subject to registration at the end of one year, and 100,000 shares are subject to a lock-up to be released at the end of three years. Two founders of the acquired company have five year management contracts with annual compensation of $50,000 each plus profit sharing and certain change in control provisions. The acquisition was accounted for using the pooling of interest method of accounting. Accordingly, the financial statements have been restated to include the effects of the acquisition.

    In March 1996, the Company completed a private placement offering and received a total of $2,981,000 (net of related costs and estimated expenses of $280,000). The private placement offering consisted of 450,000 shares of the Company's common stock. The Company could be required to issue additional shares if during the first twelve months after issuance, the Company sold newly issued common stock at a price below that of the private placement. The placement agent in the transaction received a warrant to purchase 40,500 shares of the Company's common stock at $7.75 per share.

    In March 1996, the Company completed a private placement of 5% Series A Convertible Preferred Stock (the "Convertible Preferred") and received a total of $27,530,000 (net of related costs and estimated expenses of $2,470,000). The Convertible Preferred can be converted at the rate of 10% of each holders' shares, per month starting in the fourth month, into the Company's common stock at the market price, less a discount of 13% on the 91st day after issuance increasing to 29% at the end of 13 months. The conversion ratio will be based on the market price of the Company's stock at the time of the conversion. The placement agents in the transaction received a warrant to purchase 108,000 shares of the Company's Convertible Preferred at $25.00 per share.

    The following unaudited pro forma condensed consolidated balance sheet gives effect to the private placements, described above, as if they had occurred on December 31, 1995.

                                                         Pro Forma
                                         Historical     As Adjusted
                                        -------------   -----------
      Current assets                        8,032,000   $38,548,000
      Property and equipment               14,271,000    14,352,000
      Intangibles and other assets          4,252,000     4,238,000
                                          -----------   -----------
                                          $26,555,000   $57,138,000
                                          ===========   ===========

      Current liabilities                   4,115,000   $ 4,073,000
      Minority interest                       718,000       713,000
      Long-term debt                          179,000       195,000
      Stockholders' equity                 21,543,000    52,157,000
                                          -----------   -----------
                                          $26,555,000   $57,138,000
                                          ===========   ===========

                       KOO KOO ROO, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                                           December 31,    March 31,
                                                               1995           1996
                                                           ------------   ------------
                                     ASSETS
                                     ------
Current Assets:
 Cash and cash equivalents                                  $ 3,501,815    $31,960,509
 Marketable securities                                        3,663,111      1,499,767
 Inventories                                                    186,742        175,004
 Prepaid expense and other                                      680,703        743,603
                                                            -----------    -----------
       Total current assets                                   8,032,371     34,378,883

Property and equipment, net                                  14,270,703     17,408,750

Lease acquisition costs                                       1,511,328      1,785,059
Pre-opening costs                                               840,891        915,293
Intangibles and other assets                                  1,899,367      1,815,657
                                                            -----------    -----------
                                                            $26,554,660    $56,303,642
                                                            ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current Liabilities:
 Accounts payable                                          $  1,660,899    $  2,186,092
 Accrued payroll                                                491,169         249,772
 Accrued store closing costs                                    546,463         551,956
 Notes and loans payable - short term                            13,823         113,824
 Other accrued liabilities                                    1,402,413       1,861,731
                                                           ------------    ------------
       Total current liabilities                              4,114,767       4,963,375
                                                           ------------    ------------
Notes and loans payable - long term                             178,646         175,219
                                                           ------------    ------------
Minority interest                                               718,109         638,901
                                                           ------------    ------------
Stockholders' Equity
 Preferred stock, $.01 par value, 5,000,000
   shares authorized; 1,200,000 shares of 5%
   Convertible Preferred Stock issued and outstanding
   (liquidation preference $30,000,000)                               -          12,000
 Common stock, $.01 par value, 25,000,000
   shares authorized; 14,329,851 and
   14,844,351 shares issued and outstanding                     143,299         148,444
 Additional paid-in capital                                  40,467,687      71,145,946
 Accumulated deficit                                        (18,274,719)    (20,026,489)
 Treasury stock, 84,352 shares at cost                           (2,242)         (2,242)
 Common stock issued for unearned compensation                 (790,887)       (751,512)
                                                           ------------    ------------
       Total stockholders' equity                            21,543,138      50,526,147
                                                           ------------    ------------
                                                           $ 26,554,660    $ 56,303,642
                                                           ============    ============

                       KOO KOO ROO, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)



                                                    Three Months Ended
                                                --------------------------
                                                         March 31,
                                                --------------------------
                                                    1995           1996
                                                ------------   -----------
Revenues:
 Sales                                          $ 3,650,732    $ 7,357,373
 Interest and Other                                  49,740        118,630
                                                -----------    -----------
   Total                                          3,700,472      7,476,003
                                                -----------    -----------
Cost of Sales                                     2,707,728      5,145,408
                                                -----------    -----------
   Gross profit                                     992,744      2,330,595
                                                -----------    -----------
Operating expenses                                2,172,663      4,107,120
                                                -----------    -----------
   Loss before minority interest                 (1,179,919)    (1,776,525)

Minority interest in loss                            74,313         73,955
                                                -----------    -----------
 Net loss                                        (1,105,606)    (1,702,570)

Preferred Dividends                                       -        (49,200)
                                                -----------    -----------

Net Loss Applicable to Common Stockholders      $(1,105,606)   $(1,751,770)
                                                ===========    ===========

Net loss per common share                       $      (.12)   $      (.12)
                                                ===========    ===========

Weighted average number of common
 and common equivalent shares                     9,587,210     14,357,204
                                                ===========    ===========

                       KOO KOO ROO, INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)




                                     Common Stock           Preferred Stock      Additional
                                ---------------------  -----------------------    Paid-in     Accumulated    Treasury     Unearned
                                  Shares     Amount      Shares      Amount       Capital       Deficit       Stock     Compensation
                                ----------  ---------  ----------  -----------  -----------  -------------  ----------  ------------

Balance, January 1, 1996        14,329,851   $143,299  $        -    $     -    $40,467,687  $(18,274,719)   $(2,242)     $(790,887)

Stock Issuances:
 Private placement - common        450,000      4,500                             3,255,500             -          -              -
 Private placement - preferred           -          -   1,200,000     12,000     29,988,250             -          -              -
 Private placement - costs               -          -           -          -     (2,805,096)            -
 Exercise of options                13,000        130           -          -         75,620             -
 Payment of expenses                51,500        515           -          -        163,985             -          -              -

Dividends on preferred stock             -          -           -          -              -       (49,200)         -              -

Amortization of deferred
 compensation                            -          -           -          -              -             -          -         39,375

Net loss for the period                  -          -           -          -              -    (1,702,570)         -              -
                                ----------   --------  ----------    -------    -----------  ------------    -------      ---------

Balance, March 31, 1996         14,844,351   $148,444   1,200,000    $ 1,200    $71,145,946  $(20,026,489)   $(2,242)     $(751,512)
                                ==========   ========  ==========    =======    ===========  ============    =======      =========

          See accompanying notes to consolidated financial statements.

                       KOO KOO ROO, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                        Three Months Ended
                                                             March 31,
                                                   -----------------------------
                                                       1995            1996
                                                   -------------   -------------
Cash Flows From Operating Activities:
 Net loss                                           $(1,105,606)    $(1,702,570)
 Adjustments to reconcile net loss to
 net cash used in operating activities:
   Depreciation and amortization                        305,563         753,143
   Deferred franchise revenue                           (50,000)              -
   Minority interest in net loss                        (74,313)        (73,956)
   Common stock issued for expenses                     111,000          70,499
   Changes in operating assets and liabilities:
     Inventories                                          5,388          11,738
     Prepaid expenses and other current assets          (71,644)        (62,900)
     Accounts payable                                   161,534         525,193
     Accrued expenses and other liabilities            (280,433)        319,988
                                                    -----------     -----------

  Net cash used in operating activities                (998,511)       (158,865)
                                                    -----------     -----------

Cash Flows From Investing Activities:
  Sale of marketable securities                               -       2,163,344
  Acquisition of property and equipment              (1,132,873)     (3,515,786)
  Lease acquisition and other costs                    (209,697)       (315,036)
  Pre-opening costs                                           -        (285,416)
                                                    -----------     -----------

  Net cash used in investing activities              (1,342,570)     (1,952,894)
                                                    -----------     -----------

Cash Flows From Financing Activities:
  Minority capital contributions                         77,795               -
  Proceeds from notes payable                           175,000               -
  Proceeds from private placements, net               4,243,500      30,455,153
  Distributions to shareholders                         (19,847)        (49,200)
  Exercise of common stock options and warrants         448,333         164,500
                                                    -----------     -----------

  Net cash provided by financing activities           4,924,781      30,570,453
                                                    -----------     -----------

Net Increase in Cash and Cash Equivalents             2,583,700      28,458,694

Cash and Cash Equivalents,
  beginning of period                                   544,185       3,501,815
                                                    -----------     -----------

Cash and Cash Equivalents,
  end of period                                     $ 3,127,885     $31,960,509
                                                    ===========     ===========

                       KOO KOO ROO, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)


1. The consolidated financial statements include the accounts of the Company, its wholly-owned and majority-owned subsidiaries, and one limited partnership in which the Company has a controlling interest (see note 4 below). All significant intercompany transactions and balances are eliminated.

2. The Company received net proceeds of approximately $30.5 million from two private placements completed in March 1996. A Common Stock offering grossed $3,260,000 before transaction costs for 450,000 shares. Subject to certain exceptions, the Company would be required to issue additional shares if during the first twelve months following issuance, the company issued Common Stock at an effective price below that of the private placement ($7.245 per share). The Company also issued 1,200,000 shares of a newly established series of preferred stock designated as 5% Convertible Preferred Stock (the "Convertible Preferred Stock") for $25.00 per share resulting in gross proceeds to the Company of $30.0 million before transaction costs. The Convertible Preferred Stock has a liquidation preference of $25.00 per share, is non-voting and is entitled to receive dividends quarterly at the rate of 5% per annum, which dividends may be paid in cash or, subject to certain restrictions, by issuing shares of Common Stock. The Convertible Preferred Stock becomes convertible ratably over the fourth through thirteenth month after issuance at discounts to the future market price of Common Stock increasing from 13% to 29% over the same period. Accordingly, the exact number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock cannot be presently determined and will depend on the future market price of the Common Stock. The placement agents in the transaction were issued five-year warrants to purchase 108,000 shares of Convertible Preferred Stock at $25.00 per share and 40,500 shares of Common Stock at $7.75 per share and received 7.5% of the gross proceeds as cash consideration for such services. See "Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources."

3. On March 25, 1996, the Company acquired 90% of the outstanding stock of Color Me Mine, Inc. ("Color Me Mine") a chain of paint-your-own ceramics studios with three company and one franchise locations in Southern California. The consideration consisted solely of 377,000 shares of restricted, unregistered shares of Koo Koo Roo Common Stock. Of this total, shares aggregating $900,000 in value are subject to registration at the end of one year, and 100,000 shares are subject to a lock-up to be released at the end of three years. The founders of Color Me Mine will continue to manage the concept with their own separate management team and will develop it through franchised area development agreements and company-owned stores. The founders of Color Me Mine have five-year employment contracts. This acquisition has been accounted for utilizing the pooling of interests accounting method and accordingly, the historical financial statements have been restated for all periods during which Color Me Mine had material operations. As also required by the pooling of interest method, the Company expensed during the quarter ended March 31, 1996 approximately $175,000 in transaction costs related to this business combination.

4. Minority interest represents (i) the other partners' interest in one partnership formed to establish new Koo Koo Roo California Kitchen(TM) restaurants, which are controlled by the Company, and pursuant to the partnership agreement, profits and losses are allocated equally; and (ii) a 10% ownership interest in Color Me Mine held by its founders.

5. The accompanying unaudited consolidated financial statements were prepared on the accrual basis of accounting. In the opinion of management, all adjustments (consisting only of normal, recurring accruals) which are necessary for a fair presentation of the financial results for the periods presented have been made. The interim period results of operations are not necessarily indicative of the results of operation for the full year.

===============================================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS IN CONNECTION WITH THIS OFFERING MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                             ______________________

                               TABLE OF CONTENTS

                                                    PAGE

Available Information............................     2
Forward Looking Statements.......................     2
Prospectus Summary...............................     3
Risk Factors.....................................     5
Use of Proceeds..................................    10
Price Range of Common Stock......................    10
Dividend Policy..................................    11
Capitalization...................................    11
Selected Consolidated Financial Data.............    12
Management's Discussion and Analysis
   of Financial Condition and Results of
    Operations...................................    13
Business.........................................    21
Management.......................................    33
Security Ownership of Certain Beneficial
   Holders and Management........................    44
Certain Relationships and Related Transactions...    46
Selling Stockholders.............................    48
Description of Capital Stock.....................    53
Shares Available for Future Sale.................    58
Plan of Distribution.............................    59
Legal Matters....................................    60
Experts..........................................    60
Consolidated Financial Statements................   F-1




                               KOO KOO ROO, INC.



                                  COMMON STOCK
                           (Par Value $.01 per Share)



                              ___________________

                                   PROSPECTUS
                              ___________________



                                 June __, 1996


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. All of the costs identified below will be paid by the Company. Except for the SEC registration fee, all amounts are estimates.

SEC Registration Fee.............................   $ 15,954
Nasdaq Listing Fee...............................     18,865
Printing and Engraving Expenses..................     12,000
Legal Fees and Expenses..........................     75,000
Accounting Fees and Expenses.....................     30,000
Registrar and Transfer Agent Fees and Expenses...      5,000
Blue Sky Fees and Expenses.......................     10,000
Miscellaneous Expenses...........................      8,181
                                                    --------
  Total..........................................   $175,000
                                                    ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law. This provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its directors from compliance with federal or state securities laws. The Certificate of Incorporation also provides that each person who is or was or had agreed to become a director or officer of the Company or of certain affiliated entities shall be indemnified by the Company, in accordance with its Bylaws, to the fullest extent permitted from time to time by the Delaware General Corporation Law and that the Company may enter into one or more agreements with any person which provide for indemnification greater or different therefrom. The Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law. The Bylaws also provide for advancement of expenses. Following any "change in control" of the Company of the type required to be reported under Item 1 to Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any determination of entitlement to indemnification under the Company's Bylaws must be made by independent legal counsel.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In the past three years, the Registrant has engaged in the following issuance of its securities that were not registered under the Securities Act of 1933, as amended (the "Act"):

     In June 1993, the Registrant issued 500,000 shares of Common Stock to an executive officer for aggregate consideration of $250,000 in repayment of indebtedness. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In June 1993, the Registrant issued 1,000,000 shares of Common Stock to an executive officer of the Company in connection with the acquisition of assets valued at $336,890. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In August 1993, the Registrant issued 600,005 shares of Common Stock, and warrants to purchase 600,005 shares of Common Stock, to accredited investors for aggregate cash consideration of $1,554,265. Such securities were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In August 1993, the Company issued options to purchase 350,000 shares of Common Stock to an accredited investor. The options were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In October 1993, the Registrant issued 500 shares of Common Stock to an accredited investor for aggregate consideration of $1,437 for the payment of services. Such shares were issued upon reliance of the exemption provided in
Section 4(2) of the Act.

     In October 1993, the Registrant issued 1,000 shares of Common Stock to an accredited investor for aggregate consideration of $719 for the payment of services. Such shares were issued upon reliance of the exemption provided in
Section 4(2) of the Act.

     In October 1993, the Registrant issued 20,000 shares of Common Stock to an accredited investor for aggregate consideration of $15,000 for the payment of services. Such shares were issued upon reliance of the exemption provided in
Section 4(2) of the Act.

     In October 1993, the Registrant issued 5,385 shares of Common Stock to an accredited investor for aggregate consideration of $34,531 for the settlement of litigation. Such shares were issued upon reliance of the exemption provided in
Section 4(2) of the Act.

     In October 1993, the Company issued options to purchase an aggregate of 103,600 shares of Common Stock to two accredited investors. The options were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In November 1993, the Registrant issued 514,290 shares of Common Stock to accredited investors for aggregate cash consideration of $1,554,265. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In November 1993, the Company issued options to purchase 5,000 shares of Common Stock to an accredited investor. The options were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In December 1993, the Registrant issued 30,345 shares of Common Stock to an accredited investor for aggregate consideration of $203,975 for the settlement of litigation. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In December 1993, the Registrant issued 200,000 shares of Common Stock to an executive officer of the Company for aggregate consideration of $100,000 in the repayment of indebtedness. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In December 1993, the Registrant issued 2,500 shares of Common Stock to an accredited investor aggregate consideration of $3,235 for the payment of services. Such shares were issued upon reliance of the exemption provided in
Section 4(2) of the Act.

     In December 1993, the Registrant issued 100,000 shares of Common Stock to an accredited investor for aggregate cash consideration of $500,000 upon the exercise of options to purchase Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In January 1994, the Registrant issued 30,000 shares of Common Stock to two accredited investors in connection with the acquisition of assets valued at $150,000. Such shares were issued upon reliance of the exemption provided in
Section 4(2) of the Act.

     In January 1994, the Company issued options to purchase 100,000 shares of Common Stock to an accredited investor. The options were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In February 1994, the Company issued options to purchase 10,000 shares of Common Stock to an accredited investor. The options were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In March 1994, the Company issued options to purchase an aggregate of 70,000 shares of Common Stock to three accredited investors. The options were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In March 1994, the Company issued warrants to purchase an aggregate of 200,000 shares of Common Stock to a director of the Company. The warrants were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In April 1994, the Registrant issued 116,228 shares of Common Stock to an accredited investor for aggregate consideration of $62,500. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In June 1994, the Registrant issued 375,000 shares of Common Stock to an accredited investor for aggregate cash consideration of $187,500. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In June 1994, the Registrant issued 22,222 shares of Common Stock to an accredited investor for aggregate cash consideration of $33,333 upon exercise of options to purchase Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In June 1994, the Registrant issued 30,189 shares of Common Stock to two accredited investors in connection with the acquisition of assets valued at $200,000. Such shares were issued upon reliance of the exemption provided in
Section 4(2) of the Act.

     In June 1994, the Registrant issued 50,000 shares of Common Stock to an accredited investor for aggregate cash consideration of $150,000. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In June 1994, the Registrant issued 250,000 shares of Common Stock to an accredited investor for aggregate cash consideration of $412,500 upon the exercise of options to purchase Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In June 1994, the Registrant issued 434,000 shares of Common Stock to accredited investors for aggregate cash consideration of $1,736,000 upon the exercise of warrants to purchase Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In June 1994, the Registrant issued 10,000 shares of Common Stock to an accredited investor for aggregate cash consideration of $41,500 upon exercise of warrants to purchase Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In June 1994, the Registrant issued 22,222 shares of Common Stock to an accredited investor for aggregate cash consideration of $33,333 upon exercise of options to purchase Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In July 1994, the Registrant issued 50,000 shares of Common Stock to an accredited investor for aggregate cash consideration of $25,000 upon exercise of options to purchase Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In July 1994, the Company issued options to purchase 200,000 shares of Common Stock to an accredited investor. The options were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In July 1994, the Registrant issued 50,000 shares of Common Stock to an accredited investor for aggregate cash consideration of $25,000 upon the exercise of options to purchaser Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In September 1994, the Registrant issued 166,005 shares of Common Stock to accredited investors for aggregate cash consideration of $664,020. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In September 1994, the Registrant issued 60,000 shares of Common Stock to an accredited investor for aggregate cash consideration of $600. Such shares were issued upon reliance of the exemption provided in Regulation D promulgated under the Act.

     In October 1994, the Registrant issued 10,000 shares of Common Stock to an accredited investor for aggregate cash consideration of $41,500 upon the exercise of warrants to purchase Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In October 1994, the Registrant issued 3,448 shares of Common Stock to an accredited investor for aggregate cash consideration of $25,000 for the settlement of litigation. Such shares were issued upon reliance of the exemption provided in Regulation D promulgated under the Act.

     In October 1994, the Registrant issued 25,000 shares of Common Stock to an accredited investor in connection with the acquisition of assets valued at $150,000. Such shares were issued upon reliance of the exemption provided in
Section 4(2) of the Act.

     In November 1994, the Company issued options to purchase an aggregate of 100,000 shares of Common Stock to a director of the Company. The options were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In December 1994, the Registrant issued 8,000 shares of Common Stock to an accredited investor for aggregate cash consideration of $34,500 for the settlement of litigation. Such shares were issued upon reliance of the exemption provided in Regulation D promulgated under the Act.

     In January 1995, the Registrant issued 100,000 shares of Common Stock to a director of the Company for aggregate cash consideration of $415,000 upon the exercise of warrants to purchaser shares of Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In January 1995, the Registrant issued 22,222 shares of Common Stock to an accredited investor for aggregate cash consideration of $33,333 upon the exercise of options to purchase Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In January 1995, the Company issued options to purchase 150,000 shares of Common Stock to an accredited investor. The options were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In February 1995, the Registrant issued 45,000 shares of Common Stock to accredited investors for aggregate consideration of $253,125 in connection with cancellation of a contract. Such shares were issued upon reliance of the exemption provided in Regulation D promulgated under the Act.

     In February 1995, the Registrant issued 2,000 shares of Common Stock to an accredited investor in connection with the acquisition of assets valued at $13,250. Such shares were issued upon reliance of the exemption provided in
Section 4(2) of the Act.

     In February 1995, the Registrant issued 1,495 shares of Common Stock to an accredited investor for aggregate consideration of $9,985 for the payment of services. Such shares were issued upon reliance of the exemption provided in
Section 4(2) of the Act.

     In February 1995, the Registrant issued 2,772 shares of Common Stock to an accredited investor for aggregate consideration of $18,515 for the payment of services. Such shares were issued upon reliance of the exemption provided in
Section 4(2) of the Act.

     In March 1995, the Registrant issued 200,000 shares of Common Stock to an executive officer of the Company for aggregate consideration of $945,000 as compensation in connection with the extension of his employment contract. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In February through March 1995, the Registrant issued units comprising an aggregate of 942,999 shares of Common Stock and warrants to purchase an additional 471,499 shares of common stock to investors for aggregate cash consideration of $4,243,500. Such securities were issued upon reliance of the exemption provided by Regulation D under the Act.

     In April 1995, the Registrant issued 10,000 shares of Common Stock to an accredited investor for aggregate cash consideration of $41,500 upon the exercise of warrants to purchase Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In April 1995, the Registrant issued 489,000 shares of Common Stock to an accredited investor for aggregate cash consideration of $2,249,400. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In April 1995, the Registrant issued 20,000 shares of Common Stock to an accredited investor in for aggregate cash consideration of $83,000 upon the exercise of warrants to purchase Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In April 1995, the Registrant issued 8,000 shares of Common Stock to an accredited investor in for aggregate cash consideration of $33,200 upon the exercise of warrants to purchase Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In April 1995, the Company issued options to purchase 65,000 shares of Common Stock to an accredited investor. The options were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In May 1995, the Registrant issued 40,000 shares of Common Stock to an accredited investor for aggregate cash consideration of $166,000 upon the exercise of warrants to purchase Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In June 1995, the Registrant issued 50,000 shares of Common Stock to an accredited investor for aggregate cash consideration of $207,500 upon the exercise of warrants to purchase Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In June 1995, the Registrant issued units comprising an aggregate of 2,553,822 shares of Common Stock and warrants to purchase an additional 1,197,863 shares of Common Stock to accredited investors for aggregate cash consideration of $11,168,725 cash consideration, less commissions of $805,169. Such securities were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In June 1995, the Registrant issued 104,400 shares of Common Stock to accredited investors for aggregate cash consideration of $433,260 upon the exercise of warrants to purchase Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In June 1995, the Company warrants to purchase an aggregate of 350,000 shares of Common Stock to three accredited investors. The warrants were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In June 1995, the Company issued warrants to purchase 100,000 shares of Common Stock to a director of the Company. The warrants were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In June 1995, the Registrant issued 40,000 shares of Common Stock to an accredited investor for aggregate cash consideration of $166,000 upon the exercise of warrants to purchase Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In July 1995, the Registrant issued 92,600 shares of Common Stock to accredited investors for aggregate cash consideration of $384,290 upon the exercise of warrants to purchase Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In July 1995, the Registrant issued 15,000 shares of Common Stock to an accredited investor for aggregate cash consideration of $62,250 upon the exercise of warrants to purchase Common Stock. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In July 1995, the Registrant issued from treasury 2,600 shares of Common Stock to certain employees of the Company for aggregate cash of $17,225 in connection with an employee stock award. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In August 1995, the Registrant issued 200,000 shares of Common Stock to an accredited investor in connection with the acquisition of assets valued at $1,200,000. Such shares were issued upon reliance of the exemption provided in
Section 4(2) of the Act.

     In August 1995, the Company issued options to purchase 300,000 shares of Common Stock to an accredited investor. The options were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In August 1995, the Company issued options to purchase an aggregate of 500,000 shares of Common Stock to a director of the Company. The options were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In September 1995, the Registrant issued 300,000 shares of Common Stock to KKRO Partners, LP (24,152 of such shares from treasury) in connection with the acquisition of assets valued at $1,911,493. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In November 1995, the Registrant issued 39,409 shares of Common Stock to an accredited investor in connection with the acquisition of assets valued at $300,000. Such shares were issued upon reliance of the exemption provided in
Section 4(2) of the Act.

     In November 1995, the Registrant issued 7,693 shares of Common Stock to an accredited investor for aggregate consideration of $62,506 for the settlement of litigation. Such shares were issued upon reliance of the exemption provided in Regulation D promulgated under the Act.

     In November 1995, the Company issued options to purchase an aggregate of 35,000 shares of Common Stock to two accredited investors. The options were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In January 1996, the Registrant issued 10,000 shares of Common Stock to an accredited investor for aggregate consideration of $52,500 for payment of services. Such shares were issued upon reliance of the exemption provided in
Section 4(2) of the Act.

     In January 1996, the Company issued options to purchase an aggregate of 60,000 shares of Common Stock to four accredited investors. The options were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In January 1996, the Registrant issued 7,000 shares of Common Stock to an accredited investor in consideration of $40,000 for the settlement of litigation. Such shares were issued upon reliance of the exemption provided in
Section 4(2) of the Act.

     In February 1996, the Company issued options to purchase 10,000 shares of Common Stock to an accredited investor. The options were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In March 1996, the Registrant issued 450,000 shares of Common Stock to accredited investors for aggregate cash consideration of $3,260,250, less cash commissions of $244,519. Such shares were issued in reliance upon the exemption provided by Regulation D promulgated under the Act ("Regulation D").

     In March 1996, the Registrant issued 1,200,000 shares of 5% Convertible Preferred Stock to accredited investors for cash consideration of $30,000,000, less cash commissions of $2,250,000. Such shares were issued in reliance upon the exemption provided by Regulation D.

     In March 1996, the Registrant issued 3,000 shares of Common Stock to an accredited investor for aggregate consideration of $23,250 as a transaction fee in connection with an acquisition of an unaffiliated entity. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In March 1996, the Registrant issued 377,000 shares of Common Stock to two accredited investors in connection with the acquisition of capital stock of an unaffiliated entity. Such shares were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In April 1996, as partial consideration paid to the placement agents in connection with the March 1996 issuances of Common Stock and 5% Convertible Preferred Stock, the Registrant issued warrants to purchase 40,500 shares of Common Stock and warrants to purchase 108,000 shares of 5% Convertible Preferred Stock. Such warrants were issued in reliance upon the exemption provided by Regulation D.

     In May 1996, the Company issued options to purchase 1,000 shares of Common Stock to an accredited investor. The options were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In May 1996, the Company issued options to purchase 1,000,000 shares of Common Stock to an accredited investor in connection with a business development agreement. The options were issued upon reliance of the exemption provided in
Section 4(2) of the Act.

     In May 1996, the Company issued options to purchase 350,000 shares of Common Stock to an accredited investor in connection with an amendment to an area development agreement. The options were issued upon reliance of the exemption provided in Section 4(2) of the Act.

     In May 1996, the Company issued options to purchase 200,000 shares of Common Stock to an accredited investor in connection with an employment agreement. The options were issued upon reliance of the exemptions provided in
Section 4(2) of the Act.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.  Description of Exhibit
- ----------   ----------------------
     3.1     Restated Certificate of Incorporation of Registrant /1/

     3.2     Amended and Restated Bylaws of Registrant, as amended March
             1992 /2/

Exhibit No.  Description of Exhibit
- ----------   ----------------------
     3.3     Bylaw Amendment Changing year-end /3/

     3.4     Certificate of Amendment to the Restated Certificate of
             Incorporation of Koo Koo Roo, Inc. /10/

     3.5     Certificate of Designations of 5% Convertible Preferred Stock of
             Registrant /10/

     4.1     Form of Certificate for Common Stock of Registrant /1/

     4.2     Form of Certificate for 5% Convertible Preferred Stock of
             Registrant /10/

   **5.1     Opinion of McKenna & Stahl

   10.46     Settlement Agreement dated January 31, 1994 between the
             Registrant and Whale Securities Co., L.P. /4/

   10.47 Warrant Agreement dated January 31, 1994 between the Registrant and Whale Securities Co., L.P. /4/

   10.48 Amendment No. 1 to Warrant Agreement dated January 31, 1994 between Registrant and Whale Securities Co., L.P. /4/

   10.49     Agreement of Limited Partnership of KKRO Partners L.P. dated
             March 23, 1994 /4/

   10.50     Area Development Agreement dated August 19, 1993 between the
             Registrant and Mel Harris /5/

   10.51     Area Development Agreement dated November 15, 1993 between the
             Registrant and Joe Kowal and Taylor Fletcher /5/

   10.52     Area Development Agreement dated February 18, 1994 between the
             Registrant and Stephen G. De Decker /5/

   10.53     Area Development Agreement dated April 11, 1994 between the
             Registrant and Brad and Kenyon Jones /5/

   10.54     Area Development Agreement dated May 25, 1994 between the
             Registrant and SJS Group Inc. /5/

   10.55 Amended and Restated Employment Agreement of Kenneth Berg dated as of January 9, 1995 and related letter agreement /9/

   10.56 Amended and Restated Employment Agreement of Michael Mooslin dated as of March 17, 1995 /9/

   10.57     Employment Agreement of Donna Guido dated as of March 24, 1995 /9/

   10.58     Employment Agreement of Robert Kautz dated as of February 8,
             1995 /9/

Exhibit No.  Description of Exhibit
- ----------   ----------------------
   10.59     Stock Awards Plan /6/

   10.60     Form of Non-Qualified Stock Option Agreement Under the Stock
             Awards Plan /9/

   10.61     Directors' Stock Option Plan, as amended /7/

   10.62     First Amendment to the Harris Development Agreement dated as of
             August 25, 1995 /9/

   10.63     KKRO Partners, L.P. Purchase Agreement dated as of September 26,
             1995 by and between the Company and KKRO Partners, L.P. /9/

   10.64     KKRO Partners, L.P. Liquidation Agreement dated as of September
             28, 1995 by and between the Company and KKRO Partners, L.P. /9/

   10.65     Form of Warrant Agreement used in connection with the Company's
             February 1995 private placement of Company Common Stock and
             Warrants /9/

   10.66     Form of Warrant Agreement used in connection with the Company's
             June 1995 private placement of Company Common Stock and
             Warrants /9/

   10.67 Form of Stock Purchase Agreement dated March 12, 1996 by and among the Registrant and the purchasers named therein /10/

   10.68 Form of Preferred Stock Investment Agreement dated March 20, 1996 by and among the Registrant and the purchasers named therein /10/

   10.69     Agreement for Acquisition of Color Me Mine, Inc. /11/

   10.70     Canadian Letter of Intent /11/

 **10.71 Business Development Services Agreement, dated as of May 8, 1996, by and between the Registrant and Restaurant Marketing
             Corporation.

 **10.72     Non-Qualified Stock Option Agreement for Restaurant Marketing
             Corporation, dated as of May 8, 1996, by and between the Registrant and Restaurant Marketing Corporation.

 **10.73     Non-Qualified Stock Option Agreement for Restaurant Marketing
             Corporation, dated as of May 8, 1996, by and between the Registrant and Restaurant Acquisition Corporation.

 **10.74     Second Amendment to Area Development Agreement, dated as of May
             8, 1996, by and between the Registrant, Koo Koo Roo Licensing
             Systems, Inc. and Restaurant Acquisition Corporation.

 **10.75 Employment Agreement and Non-Qualified Stock Option Agreement, dated as of May 8, 1996, by and between the Registrant and Mel
             Harris.

Exhibit No.  Description of Exhibit
- ----------   ----------------------
 **21.1      Subsidiaries of Registrant

 **23.1      Consent of McKenna & Stahl (included in Exhibit 5.1 filed herewith)

 **23.2      Consent of BDO Seidman, LLP

  *24.1      Power of Attorney

- --------------------

*  Previously filed.

** Filed herewith.

/1/ Incorporated by reference to identical exhibit number in the Company's Registration Statement on Form S-18 (No. 33-42487-NY) declared effective on October 15, 1991.

/2/ Incorporated by reference to identical exhibit number in the Company's Transition Report on Form 10-K for the six months ended June 30, 1992.

/3/ Incorporated by reference to identical exhibit number in the Company's Current Report on Form 8-K dated December 14, 1995 (filed with the Commission on December 15, 1995).

/4/ Incorporated by reference to identical exhibit number in the Company's Annual Report on Form 10-K/A for the fiscal year ended June 30, 1993 (filed with the Commission on April 25, 1994).

/5/ Incorporated by reference to identical exhibit number in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994.

/6/ Incorporated by reference to identical exhibit number in the Company's Proxy Statement dated December 15, 1994.

/7/ Incorporated by reference to identical exhibit number in the Company's Proxy Statement dated November 15, 1993.

/8/ Incorporated by reference to identical exhibit number in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1993.

/9/ Incorporated by reference to identical exhibit number in the Company's Amendment No. 2 to its Annual Report on Form 10-K/A for the fiscal year ended June 30, 1995.

/10/ Incorporated by reference to identical exhibit number in the Company's Current Report on Form 8-K dated March 18, 1996.

/11/ Incorporated by reference to the exhibits filed with the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of is counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S) 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by (S) 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
(a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 ((S) 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or
(S) 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Los Angeles, State of California, as of the 11th day of June, 1996.

                              KOO KOO ROO, INC.


                                 By:   /s/ Kenneth Berg
                                     ------------------
                                 Kenneth Berg, Chairman of
                                 the Board and Chief Executive Officer

                                 Date:  June 11, 1996


          Pursuant to the requirements of the Securities Exchange Act of 1933, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                   Title                    Date
- ---------                   -----                    ----
/s/ Kenneth Berg            Chairman of the Board,   June 11, 1996
- ------------------------    Chief Executive
Kenneth Berg                Officer and Director
                            (Principal Executive
                            Officer)


/s/ Donna S. Guido*         Vice Chairman            June 11, 1996
- ------------------------    and Director
Donna S. Guido

/s/ Michael D. Mooslin*     President and            June 11, 1996
- ------------------------    Director
Michael D. Mooslin

/s/ Morton J. Wall*         Treasurer,               June 11, 1996
- ------------------------    Secretary and Director
Morton J. Wall              (Principal Accounting
                             Officer)


/s/ Robert F. Kautz         Chief Financial          June 11, 1996
- ------------------------    Officer and Director
Robert F. Kautz             (Principal Financial
                            Officer)

/s/ Kory L. Berg*           Director                 June 11, 1996
- ------------------------
Kory L. Berg

                            Director                 June   , 1996
- ------------------------
Lee A. Iacocca

Signature                   Title                    Date
- ---------                   -----                    ----
/s/ Donald Wohl*            Director                 June 11, 1996
- ------------------------
Donald Wohl

- ------------------------    Director                 June __, 1996
Jess M. Ravich

*  By /s/ Robert F. Kautz
      --------------------
      Attorney-in-fact

                                 EXHIBIT INDEX

                                                                               Sequential
Exhibit No.  Description of Exhibit                                             Page No.
- ----------   ----------------------                                            ----------
     3.1     Restated Certificate of Incorporation of Registrant /1/

     3.2     Amended and Restated Bylaws of Registrant, as amended March
             1992 /2/

     3.3     Bylaw Amendment Changing year-end /3/

     3.4     Certificate of Amendment to the Restated Certificate of
             Incorporation of Koo Koo Roo, Inc. /10/

     3.5     Certificate of Designations of 5% Convertible Preferred Stock of
             Registrant /10/

     4.1     Form of Certificate for Common Stock of Registrant /1/

     4.2     Form of Certificate for 5% Convertible Preferred Stock of
             Registrant /10/

   **5.1     Opinion of McKenna & Stahl

   10.46     Settlement Agreement dated January 31, 1994 between the
             Registrant and Whale Securities Co., L.P. /4/

   10.47 Warrant Agreement dated January 31, 1994 between the Registrant and Whale Securities Co., L.P. /4/

   10.48 Amendment No. 1 to Warrant Agreement dated January 31, 1994 between Registrant and Whale Securities Co., L.P. /4/

   10.49     Agreement of Limited Partnership of KKRO Partners L.P. dated
             March 23, 1994 /4/

   10.50     Area Development Agreement dated August 19, 1993 between the
             Registrant and Mel Harris /5/

   10.51     Area Development Agreement dated November 15, 1993 between the
             Registrant and Joe Kowal and Taylor Fletcher /5/

   10.52     Area Development Agreement dated February 18, 1994 between the
             Registrant and Stephen G. De Decker /5/

   10.53     Area Development Agreement dated April 11, 1994 between the
             Registrant and Brad and Kenyon Jones /5/

   10.54     Area Development Agreement dated May 25, 1994 between the
             Registrant and SJS Group Inc. /5/

   10.55 Amended and Restated Employment Agreement of Kenneth Berg dated as of January 9, 1995 and related letter agreement /9/

   10.56 Amended and Restated Employment Agreement of Michael Mooslin dated as of March 17, 1995 /9/

   10.57     Employment Agreement of Donna Guido dated as of March 24, 1995 /9/

                                                                                            Sequential
Exhibit No.  Description of Exhibit                                                          Page No.
- ----------   ----------------------                                                         ----------
   10.58     Employment Agreement of Robert Kautz dated as of February 8,
             1995 /9/

   10.59     Stock Awards Plan /6/

   10.60     Form of Non-Qualified Stock Option Agreement Under the Stock
             Awards Plan /9/

   10.61     Directors' Stock Option Plan, as amended /7/

   10.62     First Amendment to the Harris Development Agreement dated as of
             August 25, 1995 /9/

   10.63     KKRO Partners, L.P. Purchase Agreement dated as of September 26,
             1995 by and between the Company and KKRO Partners, L.P. /9/

   10.64     KKRO Partners, L.P. Liquidation Agreement dated as of September
             28, 1995 by and between the Company and KKRO Partners, L.P. /9/

   10.65     Form of Warrant Agreement used in connection with the Company's
             February 1995 private placement of Company Common Stock and
             Warrants /9/

   10.66     Form of Warrant Agreement used in connection with the Company's
             June 1995 private placement of Company Common Stock and
             Warrants /9/

   10.67 Form of Stock Purchase Agreement dated March 12, 1996 by and among the Registrant and the purchasers named therein /10/

   10.68 Form of Preferred Stock Investment Agreement dated March 20, 1996 by and among the Registrant and the purchasers named therein /10/

   10.69     Agreement for Acquisition of Color Me Mine, Inc. /11/

   10.70     Canadian Letter of Intent /11/

 **10.71 Business Development Services Agreement, dated as of May 8, 1996, by and between the Registrant and Restaurant Marketing
             Corporation.

 **10.72     Non-Qualified Stock Option Agreement for Restaurant Marketing
             Corporation, dated as of May 8, 1996, by and between the Registrant and Restaurant Marketing Corporation.

 **10.73     Non-Qualified Stock Option Agreement for Restaurant Marketing
             Corporation, dated as of May 8, 1996, by and between the Registrant and Restaurant Acquisition Corporation.

 **10.74     Second Amendment to Area Development Agreement, dated as of May
             8, 1996, by and between the Registrant, Koo Koo Roo Licensing
             Systems, Inc. and Restaurant Acquisition Corporation.

                                                                                            Sequential
Exhibit No.  Description of Exhibit                                                          Page No.
- ----------   ----------------------                                                         ----------
 **10.75     Employment Agreement and Non-Qualified Stock Option Agreement,
             dated as of May 8, 1996, by and between the Registrant and Mel
             Harris.

 **21.1      Subsidiaries of Registrant

 **23.1      Consent of McKenna & Stahl (included in Exhibit 5.1 filed herewith)

 **23.2      Consent of BDO Seidman, LLP

  *24.1      Power of Attorney

- --------------------

*    Previously filed.

**   Filed herewith.

/1/ Incorporated by reference to identical exhibit number in the Company's Registration Statement on Form S-18 (No. 33-42487-NY) declared effective on October 15, 1991.

/2/ Incorporated by reference to identical exhibit number in the Company's Transition Report on Form 10-K for the six months ended June 30, 1992.

/3/ Incorporated by reference to identical exhibit number in the Company's Current Report on Form 8-K dated December 14, 1995 (filed with the Commission on December 15, 1995).

/4/ Incorporated by reference to identical exhibit number in the Company's Annual Report on Form 10-K/A for the fiscal year ended June 30, 1993 (filed with the Commission on April 25, 1994).

/5/ Incorporated by reference to identical exhibit number in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994.

/6/ Incorporated by reference to identical exhibit number in the Company's Proxy Statement dated December 15, 1994.

/7/ Incorporated by reference to identical exhibit number in the Company's Proxy Statement dated November 15, 1993.

/8/ Incorporated by reference to identical exhibit number in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1993.

/9/ Incorporated by reference to identical exhibit number in the Company's Amendment No. 2 to its Annual Report on Form 10-K/A for the fiscal year ended June 30, 1995.

/10/ Incorporated by reference to identical exhibit number in the Company's Current Report on Form 8-K dated March 18, 1996.

/11/ Incorporated by reference to the exhibits filed with the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.